    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 24, 1996
                                                      REGISTRATION NO. 33-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                                   BTG, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    VIRGINIA
                        (STATE OR OTHER JURISDICTION OF
                         INCORPORATION OR ORGANIZATION)

                                      7373
                          (PRIMARY STANDARD INDUSTRIAL
                          CLASSIFICATION CODE NUMBER)

                                   54-1194161
                                (I.R.S. EMPLOYER
                             IDENTIFICATION NUMBER)

                             1945 OLD GALLOWS ROAD
                             VIENNA, VIRGINIA 22182
                                 (703) 556-6518
                         (ADDRESS, INCLUDING ZIP CODE,
                        AND TELEPHONE NUMBER, INCLUDING
                           AREA CODE, OF REGISTRANT'S
                          PRINCIPAL EXECUTIVE OFFICES)
                               ------------------

                               EDWARD H. BERSOFF
                             CHAIRMAN OF THE BOARD,
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                   BTG, INC.
                             1945 OLD GALLOWS ROAD
                             VIENNA, VIRGINIA 22182
                                 (703) 556-6518
                      (NAME, ADDRESS, INCLUDING ZIP CODE,
                        AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)
                               ------------------
                                   Copies to:

                        DAVID B. H. MARTIN, JR., ESQUIRE
                             HOGAN & HARTSON L.L.P.
                          555 THIRTEENTH STREET, N.W.
                             WASHINGTON, D.C. 20004
                                 (202) 637-6858
                         WILLIAM J. GRANT, JR., ESQUIRE
                            WILLKIE FARR & GALLAGHER
                              153 EAST 53RD STREET
                            NEW YORK, NEW YORK 10022
                                 (212) 821-8000

                               ------------------
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /
                               ------------------
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. / /
                               ------------------
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. / /
                               ------------------
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                                      PROPOSED
                                                      PROPOSED        MAXIMUM
                                                      MAXIMUM        AGGREGATE
TITLE OF EACH CLASS OF              AMOUNT TO BE   OFFERING PRICE     OFFERING       AMOUNT OF
SECURITIES TO BE REGISTERED        REGISTERED(1)    PER SHARE(2)      PRICE(2)    REGISTRATION FEE
--------------------------------------------------------------------------------------------------
Common Stock, no par value:.......    2,012,500       $17.1875      $34,589,844       $10,482
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

(1) Includes 262,500 shares of Common Stock issuable upon exercise of the Underwriters' over-allotment options.
(2) Estimated in accordance with Rule 457 solely for the purpose of calculating the registration fee.
                               ------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                SUBJECT TO COMPLETION -- DATED OCTOBER 24, 1996
PROSPECTUS
--------------------------------------------------------------------------------

                                1,750,000 Shares

                                   (BTG LOGO)

                                  Common Stock
--------------------------------------------------------------------------------
Of the 1,750,000 shares of common stock, no par value per share (the "Common Stock"), offered hereby, 1,670,000 shares are being sold by BTG, Inc. ("BTG" or the "Company") and 80,000 shares are being sold by a selling shareholder of the Company (the "Selling Shareholder"). The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Shareholder. See "Principal and Selling Shareholders."

The Common Stock is included in The Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "BTGI." On October 22, 1996, the last reported sales price of the Common Stock on the Nasdaq National Market was $16.88 per share. See "Price Range of Common Stock."

SEE "RISK FACTORS" ON PAGES 7 TO 11 FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.
--------------------------------------------------------------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
        PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
           OFFENSE.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                             Underwriting                        Proceeds to
                             Price to       Discounts and      Proceeds to         Selling
                              Public        Commissions(1)      Company(2)       Shareholder

------------------------------------------------------------------------------------------------
Per Share...............                  $                  $                  $                  $
------------------------------------------------------------------------------------------------
Total(3)................                  $                  $                  $                  $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) The Company and the Selling Shareholder have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated to be $500,000.

(3) The Company and the Selling Shareholder have granted the several Underwriters 30-day over-allotment options to purchase, in the aggregate, up to 262,500 additional shares of Common Stock on the same terms and conditions as set forth above. If all such additional shares are purchased
    by the Underwriters, the total Price to Public will be $          , the
    total Underwriting Discounts and Commissions will be $          , the total
    Proceeds to Company will be $          and the total Proceeds to Selling
    Shareholder will be $          .
--------------------------------------------------------------------------------

The shares of Common Stock are offered by the several Underwriters subject to delivery by the Company and the Selling Shareholder and acceptance by the Underwriters, to prior sale and to withdrawal, cancellation or modification of the offer without notice. Delivery of the shares to the Underwriters is expected to be made at the office of Prudential Securities Incorporated, One New York
Plaza, New York, New York on or about                       , 1996.

PRUDENTIAL SECURITIES INCORPORATED
                             JANNEY MONTGOMERY SCOTT INC.
                                                    FERRIS, BAKER WATTS
                                                            Incorporated
November   , 1996

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) OR THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus, including information under "Risk Factors." Unless otherwise specified, all information contained in this Prospectus assumes that the Underwriters' over-allotment option and outstanding options and warrants to purchase in the aggregate 648,068 shares of Common Stock will not be exercised. Unless the context indicates otherwise, BTG, Inc. and its subsidiaries are collectively referred to as "BTG" or the "Company." References herein to the "Government" are to the Federal Government of the United States and its departments, agencies and offices, including the U.S. Mission to the North Atlantic Treaty Organization ("NATO") Consultation, Command and Control Agency.

                                  THE COMPANY

     BTG is an information technology company providing complete solutions to a broad range of complex systems and product needs of the Government, state and local governments and commercial clients. The Company provides systems development, integration, engineering and network design, implementation and security expertise services (its "Systems Business"). The Company also resells computer hardware, software and integrated systems (its "Product Reselling Business"). According to Federal Sources, Inc., an independent market research firm specializing in the federal market, the Government is expected to spend over $26 billion in fiscal 1997 on information technology services and products. In addition, the Electronic Industries Association, a major industry trade association, estimates that Government agencies that are not required to report their information technology expenditures, including the intelligence community, will spend an additional $20 billion in the Government's fiscal 1997 on such technology. Through acquisitions, internal growth and successful contract awards, the Company has increased its participation as a significant provider of information technology solutions to the Government. The Company intends to continue to expand and diversify its Government client base and to pursue other opportunities for commercial application of its expertise. For fiscal 1996 and the six months ended September 30, 1996, the Company's revenues were $213.6 million and $190.6 million, respectively, and its net income was $3.0 million and $2.8 million, respectively.

     The Company's Systems Business specializes in network planning, design, implementation, and support; client/server architecture for platform migration; design and development of Internet/intranet applications; and large volume document management and imaging applications for search and retrieval for a variety of Government and commercial clients. Using leading edge technologies, the Company designs, develops and integrates command, control, communications and intelligence systems that provide open, modular computer-based solutions for specific military applications, including information warfare. The Company uses either commercial, off-the-shelf ("COTS") software and hardware from multiple providers or custom-built systems to service its clients. BTG provides data fusion systems that accept, analyze and display electronic data from land-, sea-, air- and space-based sensors. The Company also designs proprietary products for environmental management, cost modeling and project planning, and furnishes a variety of services to accomplish the integration and continuing support of its systems. In fiscal 1996 and for the six months ended September 30, 1996, revenues from Systems Business activities were 31.4% and 26.0%, respectively, of the Company's total revenues.

     The Company's Product Reselling Business provides clients with advanced technology products in the areas of enterprise networking, the UNIX operating system environment, data storage, image processing and high-performance client/servers. The Company has established relationships with over 200 providers of information technology products, including Compaq Computer Corporation ("Compaq"), Dell Computer Corp. ("Dell"), Digital Equipment Corp. ("Digital"), Ingram Industries, Inc. ("Ingram") and Toshiba America Information Systems, Inc. ("Toshiba"). These relationships provide access, at favorable prices, to a wide variety of advanced technological products. The Company maintains a number of contract vehicles, including a variety of large, agency-specific contracts and four General Services Administration ("GSA") Schedule contracts to facilitate its sales to the Government. In fiscal 1996 and the six months ended

September 30, 1996, revenues from Product Reselling Business activities were 68.6% and 74.0%, respectively, of the Company's total revenues.

     The Company's key strategies are the following:

     - LEVERAGE COMPLEMENTARY BUSINESSES. The Company will continue to leverage the core competencies of its Systems Business, including its expertise in the areas of information warfare, intelligence systems, cost modeling and simulation and local and wide area network design, implementation and management, with the procurement capabilities of its Product Reselling Business to provide complete information technology solutions.

     - PURSUE STRATEGIC ACQUISITIONS. The Company will seek additional opportunities to acquire companies with complementary technical capabilities, new geographic locations, or clients in new markets. During the last four years, the Company has made four such acquisitions. The Company believes that continued consolidation within the information technology industry will provide further opportunities to expand through acquisitions.

     - USE TEAMING RELATIONSHIPS. The Company is building teaming relationships with other major participants in the information technology industry that will enhance its ability to participate in increasingly large and complex procurement programs. The Company seeks to generate increased revenue and profitability from these relationships.

     - DIVERSIFY SYSTEMS BUSINESS TOWARDS NON-DEFENSE CLIENTS. The Company will seek to extend its expertise in systems integration and networking beyond its traditional defense intelligence client base. The Company will use its capabilities in open systems development, networking, client-server architecture, and document imaging and management, together with its access to COTS hardware/software products, to expand its growing civilian government and commercial business bases.

     - LEVERAGE EXPERTISE WITH LEADING EDGE TECHNOLOGIES. The Company will leverage its expertise with leading edge technologies to provide creative solutions for complex systems integration and networking requirements. The Company will use its skills in large scale document imaging, information management and data retrieval, Internet/intranet applications and network security and encryption technology to expand the solutions it offers. In order to maximize its ability to offer complete solutions, the Company will also continue to develop strategic alliances with leading edge information technology suppliers and to assemble custom, high-performance microcomputers and servers under its own trade name.

     The Company believes that through these strategies it will meet its objective of providing responsive and high-quality products, services and solutions that meet the complete information technology needs of a growing and increasingly diversified client base.

                                  THE OFFERING

Common Stock offered by the Company.....................   1,670,000 shares
Common Stock offered by the Selling Shareholder.........   80,000 shares
Common Stock to be Outstanding after the Offering(1)....   7,843,782 shares
Use of Proceeds.........................................   Reduction of bank borrowings. See
                                                             "Use of Proceeds."
Nasdaq National Market symbol...........................   BTGI

---------------
(1) Does not include 648,068 shares subject to options or warrants outstanding as of September 30, 1996, at a weighted average exercise price of $7.80, of which options or warrants to purchase 427,943 shares are currently exercisable at a weighted average exercise price of $7.97. See Notes 8 and 9 of Notes to Consolidated Financial Statements.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                               FISCAL YEAR ENDED MARCH 31,                    SIX MONTHS ENDED SEPTEMBER 30,
                              -------------------------------------------------------------   ------------------------------
                                                                                     PRO                              PRO
                                                                                    FORMA                            FORMA
                               1992     1993(1)     1994     1995(1)    1996(2)    1996(3)      1995       1996     1996(4)
                              -------   --------   -------   --------   --------   --------   --------   --------   --------
  STATEMENT OF OPERATIONS
    DATA:
  Revenue:
    Contract revenue(5).....  $28,758   $ 32,071   $35,509   $ 46,130   $ 67,014   $ 74,985   $ 28,556   $ 49,504   $ 49,504
    Product sales(5)........       --     24,436    68,045    109,859    146,544    172,847     61,763    141,063    141,063
                              -------   --------   -------   --------   --------   --------   --------   --------   --------
      Total revenue.........   28,758     56,507   103,554    155,989    213,558    247,832     90,319    190,567    190,567
  Direct costs:
    Contract costs..........   14,563     15,838    17,287     23,046     35,577     41,836     14,375     30,073     30,073
    Cost of product sales...       --     20,978    60,276     95,585    128,070    152,467     53,143    123,332    123,332
                              -------   --------   -------   --------   --------   --------   --------   --------   --------
      Total direct costs....   14,563     36,816    77,563    118,631    163,647    194,303     67,518    153,405    153,405
  Gross profit..............   14,195     19,691    25,991     37,358     49,911     53,529     22,801     37,162     37,162
  Operating income..........    1,053      2,485     4,228      6,900      7,489      5,908      4,525      6,776      6,776
  Net income (loss).........     (478)     1,193     1,818      3,132      2,954      2,701      1,966      2,751      3,345
  Net income (loss)
    per share...............  $ (0.19)  $   0.25   $  0.38   $   0.60   $   0.47   $   0.34   $   0.32   $   0.43   $   0.42
  Weighted average common
    shares outstanding......    2,526      4,756     4,774      5,196      6,233      7,927      6,196      6,371      8,041
  BACKLOG DATA
    (AT PERIOD END):
  Total contract
    backlog(6)..............  $43,347   $107,669   $98,956   $227,700   $788,000   $788,000   $255,300   $857,000   $857,000
  Funded contract backlog...    9,192      9,515    18,715     34,100     36,000     36,000     43,500    104,700    104,700

                                                                                       SEPTEMBER 30, 1996
                                                                                   --------------------------
                                                                                    ACTUAL     AS ADJUSTED(7)
                                                                                   --------    --------------
BALANCE SHEET DATA:
Working capital.................................................................   $ 71,354       $ 71,354
Total assets....................................................................    167,635        167,635
Line of credit..................................................................     50,506         24,516
Other long term debt, including current maturities..............................     14,625         14,625
Shareholders' equity............................................................   $ 30,839       $ 56,829

---------------
(1) In June 1992, the Company acquired all the outstanding common stock of BDS, Inc. ("BDS"). In July and November 1994, the Company acquired all of the outstanding common stock of Advanced Computer Technology, Inc. ("ACTech") and Delta Research Corporation ("Delta"), respectively. The acquisitions were accounted for as purchases and, accordingly, the results of their operations have been included in the Company's consolidated financial statements from the dates of acquisition. See Note 11 of Notes to Consolidated Financial Statements.
(2) In October 1995, the Company acquired all of the outstanding common stock of Concept Automation, Inc. of America ("CAI"). This acquisition was accounted for as a purchase and, accordingly, the results of operations of CAI have been included in the Company's consolidated financial statements from the date of acquisition. See Note 11 of Notes to Consolidated Financial Statements.

(3) These results assume (i) the acquisition of CAI, (ii) the sale by the Company of 1,670,000 shares of Common Stock offered hereby at an assumed offering price of $16.88 per share, and (iii) the elimination of interest expense on Company borrowings to be repaid with the net proceeds of this offering, occurred at the beginning of the period. See Unaudited Pro Forma Condensed Consolidated Financial Statements.
(4) Assumes the sale by the Company of 1,670,000 shares of Common Stock offered hereby at an assumed offering price of $16.88 per share and the elimination of interest expense on Company borrowings to be repaid with the net proceeds of this offering occurred at the beginning of the period. See Unaudited Pro Forma Condensed Consolidated Financial Statements.
(5) The Company's revenues are derived from contract activities of the Systems Business and from product sales of the Product Reselling Business.
(6) Total contract backlog represents management's estimate of the aggregate contract revenues that will be earned by the Company over the life of its contracts, including option periods. See "Business -- Backlog."
(7) Adjusted to reflect the sale by the Company of 1,670,000 shares of Common Stock offered hereby at an assumed offering price of $16.88 per share and the application of the estimated net proceeds therefrom as described under "Use of Proceeds."

                                  RISK FACTORS

     This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include, among others, statements regarding trends, opportunities and growth projections in the information technology industry (see "Prospectus Summary -- The Company," "Business -- Industry Background" and "Business -- Strategy"), statements regarding the Company's ability to continue to acquire and maintain government contracts (see "Business -- Government Contracts"), statements regarding the availability and exclusivity of suppliers (see "Business -- Suppliers"), statements regarding contract backlogs (see "Business -- Backlog"), statements regarding the Company's ability to team with major Government contractors (see "Business -- Teaming Relationships"), statements regarding the availability of additional financing (see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources"), statements regarding future competition (see "Business -- Competition"), statements concerning the nature of applicable regulatory restrictions and limitations (see "Business -- Certain Regulatory Matters"), and statements regarding the ability of the Company to retain key employees (see "Business -- Employees" and "-- Sales and Marketing"). Actual results could differ materially from those projected in the forward-looking statements as a result of certain uncertainties set forth below and elsewhere in this Prospectus. An investment in the securities offered hereby involves a high degree of risk. Prospective investors should carefully consider the following factors, in addition to the other information contained in this Prospectus, in connection with investments in the shares of Common Stock offered hereby.

     DEPENDENCE ON THE GOVERNMENT MARKET. Approximately 86%, 91%, 90% and 90% of the Company's total revenues in fiscal 1994, 1995, 1996 and in the six months ended September 30, 1996, respectively, were derived from contracts or subcontracts with the Government. The Company believes that the success and development of its business will continue to be dependent upon its ability to participate in Government contract programs. Accordingly, the Company's financial performance may be directly affected by changes in Government contracting policies. Among the factors that could materially adversely affect the Company's Government contracting business are budgetary constraints, changes in fiscal policies or available funding, changes in government programs or requirements, including curtailment of the Government's use of technology services firms, the adoption of new laws or regulations, technological developments and general economic conditions. For example, the partial shutdown of certain Government departments and agencies in the quarter ended December 31, 1995, as a result of budget negotiations between Congress and the Administration, had an adverse effect on the Company's revenues and earnings for that quarter and fiscal 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Fiscal 1996 Compared with Fiscal 1995."

     Approximately 65%, 66%, 55% and 31% of the Company's total revenues in fiscal 1994, 1995 and 1996 and in the six months ended September 30, 1996, respectively, were derived from contracts with the Department of Defense ("DoD") and other national security and defense agencies (including NATO). Total Government defense expenditures have been decreasing and are expected to continue to decrease primarily as a result of the reordering of budget priorities due to the perception of a reduced military threat. These reductions could cause U.S. defense agencies to exercise their right to terminate existing contracts for convenience or not to exercise options to renew.

     The Company derives significant revenues from sales made pursuant to certain major procurement programs awarded in the ordinary course of business. These include its GSA Schedule and related contracts, such as the Company's electronic computer store contract with the National Institutes of Health ("NIH"). The Company's inability to renew or replace its GSA Schedule or other contracts could have a material adverse effect on the Company. Many Government contracts specify maximum amounts that Government clients can purchase under the contract ("total contract capacity"). Such total contract capacity is not indicative of revenues which will be realized under the contract.

     GOVERNMENT CONTRACTING RISKS. Government contracts, by their terms, generally can be terminated at any time by the Government, without cause, for the convenience of the Government. If a Government contract is so terminated, the Company would be entitled to receive compensation for the services provided or costs incurred at the time of termination and a negotiated amount of the profit on the contract to the date of termination. In addition, all Government contracts require compliance with various contract provisions and procurement regulations. The adoption of new or modified procurement regulations could materially adversely affect the Company or increase its costs of competing for or performing Government contracts. Any violation of these regulations could result in the termination of the contracts, imposition of fines, and/or debarment from award of additional Government contracts. The termination of any of the Company's significant contracts or the imposition of fines, damages, or suspension from bidding on additional contracts could have a material adverse effect on the Company. Most Government contracts are also subject to modification or termination in the event of changes in funding, and the Company's contractual costs and revenue are subject to adjustment as a result of audits by the Defense Contract Audit Agency ("DCAA") and other Government auditors. The DCAA routinely audits cost-reimbursement contracts to verify that costs have been properly charged to the Government. Further, all Government contract awards are subject to protest by competitors. See
"Business -- Government Contracts."

     Approximately 77% and 82% of the Company's revenues in fiscal 1996 and in the six months ended September 30, 1996, respectively, were derived from Government contracts awarded through formal competitive bids. Upon expiration, such contracts may be subjected to the competitive rebidding process. There can be no assurance that the Company will win on any particular bid or prevail in any ensuing legal protest. Furthermore, with respect to GSA Schedule and indefinite delivery, indefinite quantity ("IDIQ") contracts, there can be no assurance that price levels will not be reduced. BTG's failure to win a significant dollar volume of such contracts could materially adversely affect the Company.

     Total contract capacity is not indicative of revenues which will be realized under a contract, since Congress usually appropriates funds for a given program on a fiscal year basis, even though actual contract performance may take many years. As a result, contracts typically are only partially funded at the time of award, and additional monies are normally committed to the contract by the procuring agency as appropriations are made by Congress in subsequent fiscal years. In addition, certain contracts span a base year and a number of option years. There can be no assurance that the Government will extend a contract through its option years.

     The Company, in the ordinary course of its business, occasionally performs services under contracts for which funding authorization from the Government has either expired or not been obtained, although it does so with the expectation that such authorization will be obtained. If authorization for additional funding is not ultimately obtained, there is a risk that the Company would not be fully compensated for services it had performed in anticipation of contract authorization. The Company has not experienced material losses relating to this practice. See "Business -- Company Operations" and "-- Backlog" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Company's Product Reselling Business activities are generally conducted under GSA Schedule contracts and negotiated procurement contracts with IDIQ requirements, such as the New Technologies for Office and Portable Systems ("NTOPS") contract for the United States Navy. These are unfunded procurement vehicles, and the Government generally has no obligation to purchase other than a minimum amount of goods or services. There can be no assurances as to the actual level of sales that will result from such unfunded contracts. In addition, as a percentage of contract revenue in fiscal 1996 and in the six months ended September 30, 1996, approximately 38% and 33%, respectively, of the Company's contracts were fixed-price or time-and-materials contracts (i.e., at the time of initial award, the price to the end-user and/or hourly rates for time billed are set for the duration of the contract). In the event costs for future performance of these contracts rise unexpectedly, this could have an adverse effect on profits from such contracts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     REVENUE FLUCTUATIONS BASED ON GOVERNMENT SPENDING CYCLE. The Company's product sales tend to be seasonal, with the Company's second and third fiscal quarters generally accounting for the greatest proportion of revenues each year. Revenues can fluctuate significantly based on uneven purchasing patterns under Government GSA Schedule and IDIQ contracts as well as changes in policy or budgetary measures that adversely affect Government contracts in general. Such fluctuations could cause the market price for the

Common Stock to be volatile. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General" and "-- Quarterly Results."

     POSSIBLE STOCK PRICE VOLATILITY. The Common Stock has been trading only since the Company's initial public offering in December 1994. The market price of the Common Stock could be subject to significant fluctuations in response to variations of financial results or announcements of material events by the Company or its competitors. Developments in the Company's industry or changes in general conditions in the economy or in the financial markets could also materially affect the market price of the Common Stock.

     DEPENDENCE ON BANK CREDIT AND LIMITATIONS ON ADDITIONAL FINANCING. The Company is highly dependent for working capital on its revolving credit facility (the "Credit Facility"), interest under which is at a floating rate. Loss of the Credit Facility or significant interest rate increases could have a material adverse effect on the Company's business. In addition, the Company's acquisition strategy may require substantial additional financing. The Credit Facility contains certain covenants that restrict the ability of the Company to complete certain acquisitions or to obtain additional financing without prior approval of the bank lender. In addition, the purchase agreement for the Company's 12.875% Senior Subordinated Notes due 2001 (the "Subordinated Notes") contains similar restrictions which restrict the Company's ability to complete acquisitions or obtain additional financing without the consent of the holders of the Subordinated Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Credit Facility" and "-- Subordinated Notes."

     MANAGEMENT OF GROWTH AND ACQUISITIONS. The Company's revenues have increased in each fiscal year since its inception and in the first six months of fiscal 1997 compared to the first six months of fiscal 1996. Continued growth will require the Company to improve its operational, financial and management information systems and to train and manage its employees effectively. The Company's failure to manage growth effectively could have a material adverse effect on the Company's results of operations. In addition, the Company's future growth may depend upon its success in identifying suitable new businesses to be acquired. The integration of such acquired businesses into the Company's operations may require a disproportionate amount of management's attention and the Company's resources. There can be no assurances that suitable acquisitions will be available, that any new businesses will generate revenues or net income comparable to the Company's existing businesses or that such businesses will be integrated successfully. In addition, the Credit Facility and the Subordinated Notes contain certain covenants restricting, among other things, acquisitions, capital expenditures and the incurrence of additional indebtedness. Such covenants may limit the ability of the Company to complete certain acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Credit Facility" and
"-- Subordinated Notes."

     COMPETITION. The markets for the Company's services and products are highly competitive. The Company competes with many other firms engaged in each of the Company's functional business areas, ranging from small firms to large multinational firms, many of which have substantially greater financial, management and marketing resources than the Company. Other competitive factors include quality of services, technical qualifications, past contract performance, geographic presence, price and the availability of key professional personnel. In addition, with Government expenditures for defense contracts expected to continue to decline, the overall market is likely to become more competitive. The inability to procure new contracts and retain existing contracts would result in a reduction of Company revenue and could have a material adverse effect on the Company's results of operations. In addition, because the markets for the Company's products and services are competitive, the Company has experienced downward pressure on gross and operating profits as a percentage of revenues. The Company believes that it is likely that these competitive conditions and the commensurate pressure on margins will continue in the future.

     As a non-manufacturing reseller, the Company must continue to obtain products at competitive prices from leading suppliers in order to provide a centralized source of price-competitive products for its clients and to be awarded Government contracts. Although the Company believes its relationships with its key suppliers are good, a decision by one or more to sell directly to the Government (especially if at significantly lower prices than those of the Company), to sell their products to the Company's competitors on more favorable terms than to the Company, to allow additional resellers to represent their products on GSA Schedule or IDIQ contracts, to restrict or terminate the Company's rights to sell their products or to restrict their products from being carried on GSA Schedule or IDIQ contracts could materially adversely affect the Company's results of operations. See "Business -- Suppliers" and
"-- Competition."

     DEPENDENCE ON CO-CONTRACTORS. In recent years, the Government has made use of fewer, but larger-scale procurements to meet its information technology requirements. This has led to an increase of teaming agreements among providers of information technology services and products in order to make use of the greater resources of such co-contractors to fulfill the requirements of the larger procurements. The inability of the Company to enter into successful teaming agreements with other Government contractors could materially adversely affect the Company's ability to compete successfully for future Government procurements. In addition, approximately 20% of contract revenue in fiscal 1996 and 8% of contract revenue in the six months ended September 30, 1996 was derived from subcontracts with prime contractors on Government contracts. Under these subcontracts, the Company may be adversely affected if the prime contractor fails to perform satisfactorily or is unable or unwilling to meet its obligations to the Company.

     PROPRIETARY INFORMATION AND TECHNOLOGICAL CHANGE. The Company believes that its business is dependent on its technical and organizational knowledge, practices and procedures, and that the future success of the Company is based, in part, on its ability to keep up to date with new technological breakthroughs and incorporate such changes in its products and services. Also, the Company has a proprietary interest in certain of its work products, software programs, methodologies and know-how. Although the Company seeks to protect its proprietary information by confidentiality agreements, there can be no assurance that these measures will prevent the unauthorized disclosure or use of the Company's technical knowledge, practices or procedures or that others may not independently develop similar knowledge, practices or procedures. In addition, the Government acquires certain proprietary rights to software programs and other products that result from the Company's services under Government contracts or subcontracts. The Government may disclose such information to third parties, including competitors of the Company. In the case of subcontracts, the prime contractors also may have certain rights to such programs and products. Any of these factors could reduce the Company's ability to maximize the competitive value of its proprietary information.

     CONTROL BY EXECUTIVE OFFICERS AND DIRECTORS; ANTI-TAKEOVER PROVISIONS. As of September 30, 1996 and after giving effect to this offering, the Company's executive officers and directors will own beneficially approximately 24.4% of the outstanding Common Stock (approximately 23.7% if the Underwriters' over-allotment options are exercised in full). In addition, Dr. Edward H. Bersoff and his wife, Ms. Marilynn D. Bersoff, will own approximately 17.2% of the outstanding Common Stock (approximately 16.8% if the Underwriters' over-allotment options are exercised in full). Consequently, Dr. Bersoff alone and the executive officers and directors as a group will be able to exert significant influence over corporate matters requiring shareholder approval, including the election of directors. This influence, together with applicable statutory provisions under Virginia law and certain measures included in the Company's Amended and Restated Articles of Incorporation, including the ability of the Board of Directors to issue one or more series of preferred stock without shareholder approval, the election of directors in three classes on a staggered basis and the requirement of super-majority shareholder approval to remove directors, could deter or delay unsolicited changes in control of the Company. See "Principal and Selling Shareholders" and "Description of Capital
Stock -- Virginia Anti-Takeover Provisions" and "-- Certain Provisions of the Amended and Restated Articles of Incorporation." In addition the Credit Facility and the Subordinated Notes contain covenants restricting changes of control of the Company without the holders consent. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Credit Facility" and "-- Subordinated Notes."

     DEPENDENCE ON KEY MANAGEMENT PERSONNEL. The Company's success depends to a significant extent on its key management personnel. The only member of executive management who is subject to an employment agreement is Dr. Bersoff, the President and Chief Executive Officer of the Company. The Company has obtained "key-man" insurance with respect to Dr. Bersoff in the amount of $1.5 million. The loss of any of the Company's existing key executive personnel, including Dr. Bersoff, could have a material adverse effect on the Company's financial position and results of operations. See "Business -- Employees" and "Management."

     RECRUITMENT AND RETENTION OF KEY TECHNICAL PERSONNEL. The Company's success depends to a significant extent on its ability to recruit and retain key technical personnel. Competition for technical personnel in the information technology services industry is intense, and the Company must often comply with provisions in Government contracts which require employment of persons with specified levels of education, work experience and security clearances. The loss of the Company's existing key technical personnel or the inability to attract and retain key employees in the future or to relocate such personnel on certain contracts performed at remote locations could have a material adverse effect on the Company's results of operations. See "Business -- Employees" and "Management."

     REQUIREMENT TO MAINTAIN SECURITY CLEARANCES. As of September 30, 1996, 37% of the Company's employees have security clearances that permit the Company to obtain and perform classified work under certain Government contracts. In addition, many of the Company's Government contracts require the Company to maintain facility security clearances complying with DoD and other requirements. If the Company were to lose these clearances, the Company might not be able to retain such contracts, and, if present clearances were invalidated, it might not be able to obtain new contracts requiring security clearances.

     NO DIVIDENDS. The Company intends to retain future earnings, if any, for use in its business and does not anticipate declaring or paying any cash dividends on shares of its Common Stock in the foreseeable future. In addition, the Company is restricted under the terms of the Credit Facility and the Subordinated Notes from declaring or paying cash dividends on its Common Stock. See "Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Credit Facility" and "-- Subordinated Notes."

     SHARES ELIGIBLE FOR FUTURE SALE. Sales of substantial amounts of Common Stock in the public market after this offering may have an adverse effect on the market price of the Common Stock. The Company, its directors, its executive officers and the Selling Shareholder have agreed not to sell or otherwise dispose of any shares of Common Stock held by them, other than the shares being sold hereunder by the Selling Shareholder, for a period of 120 days after the date of this Prospectus without the consent of Prudential Securities Incorporated on behalf of the Underwriters, subject to certain limited exceptions. Upon expiration of this period, of the 7,843,782 shares outstanding, 4,741,895 shares will be freely tradeable. In addition, 1,335,081 shares will be held by "affiliates" as that term is defined in Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). An additional 1,766,806 shares of the Common Stock will be deemed to be "restricted securities" pursuant to Rule 144 under the Securities Act. Upon the expiration of the 120-day lock-up period, all of these "restricted securities" and shares held by "affiliates" will be immediately eligible for sale in the public market in reliance upon Rule 144, subject to volume and other restrictions contained therein. See "Shares Eligible for Future Sale."

                                USE OF PROCEEDS

     The net proceeds from the sale by the Company of 1,670,000 shares of Common Stock offered hereby are estimated to be approximately $26.0 million ($29.8 million if the Underwriters' over-allotment options are exercised in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, at an assumed offering price of $16.88 per share (the last reported sales price of the Common Stock on the Nasdaq National Market on October 22, 1996). The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Shareholder.

     The Company plans to use all of the net proceeds to reduce borrowings outstanding under the Credit Facility as of the consummation of this offering. The Credit Facility has been used to fund the acquisition of Concept Automation, Inc. of America ("CAI") (approximately $14.7 million) and for general working capital purposes. As of September 30, 1996, borrowings under the Credit Facility were $50.5 million. Following the application of the net proceeds of the offering, the Company will have an outstanding balance under the Credit Facility of approximately $24.5 million. The Credit Facility expires on August 31, 1998 and bears interest, at the option of the Company (with certain limitations), at either (i) the NationsBank, N.A. prime rate or (ii) LIBOR plus (A) 2.00% if, at the time of election, the Company has in place at least $15.0 million of fully funded subordinated debt, or (B) 2.25% if, at the time of election, such subordinated debt is not in place. The weighted average interest rate under the Credit Facility was approximately 7.49% during the six months ended September 30, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Credit Facility."

                          PRICE RANGE OF COMMON STOCK

     The Common Stock has been included in the Nasdaq National Market under the symbol "BTGI" since December 16, 1994 when the Company conducted its initial public offering. The following table sets forth, for the periods indicated, the high and low sale prices per share of Common Stock as reported by the Nasdaq National Market. The prices shown represent quotations among securities dealers, do not include retail markups, markdowns or commissions and may not represent actual transactions.

                                                                          HIGH     LOW
                                                                          ----     ----
        FISCAL 1995
        Third Quarter*................................................  $ 8 1/2  $ 8
        Fourth Quarter................................................    8 1/4    6 1/8
        FISCAL 1996
        First Quarter.................................................   10        7 3/4
        Second Quarter................................................   11 3/4    8 3/8
        Third Quarter.................................................   15        8 7/8
        Fourth Quarter................................................   11 7/8    8 3/4
        FISCAL 1997
        First Quarter.................................................   15 1/4    9 1/4
        Second Quarter................................................   15 3/4   11 1/2
        Third Quarter (through October 22, 1996)......................   18 3/4   14 1/4

        -----------------------
        * From December 16, 1994.

     On October 22, 1996, the last sales price of the Common Stock as reported by the Nasdaq National Market was $16.88 per share. The number of shareholders of record on September 30, 1996 was approximately 833.

                                DIVIDEND POLICY

     The Company intends to retain future earnings for use in its business and does not anticipate declaring or paying any cash dividends on shares of its Common Stock in the foreseeable future. The declaration or payment of dividends is subject to the discretion of the Board of Directors of the Company. The Company is prohibited by the terms of the Credit Facility and the Subordinated Notes from declaring or paying dividends on its Common Stock without the consent of the bank or the holders of the Subordinated Notes, respectively. See "Management's Discussion and Analysis of Financial Position and Results of Operations -- Liquidity and Capital Resources -- Credit Facility" and
"-- Subordinated Notes."

                                 CAPITALIZATION

     The following table sets forth, as of September 30, 1996, the actual and as adjusted capitalization of the Company after giving effect to the sale by the Company of the 1,670,000 shares of Common Stock offered hereby at an assumed offering price of $16.88 per share and the application of the estimated net proceeds therefrom as described under "Use of Proceeds." The information set forth below should be read in conjunction with the Company's Consolidated Financial Statements, and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                             SEPTEMBER 30, 1996
                                                                           ----------------------
                                                                           ACTUAL     AS ADJUSTED
                                                                           -------    -----------
                                                                               (IN THOUSANDS)
Line of credit(1).......................................................   $50,506      $24,516
Other long-term debt, including current maturities......................    14,625       14,625
                                                                           -------    -----------
       Total debt.......................................................   $65,131      $39,141
                                                                           -------    -----------
Shareholders' equity:
  Preferred stock, no par value, 1,000,000 shares authorized; no shares issued or outstanding
  Common Stock, 10,000,000 shares authorized; 6,173,782 and 7,843,782
     actual and as adjusted outstanding, respectively(2)................    18,224       44,214
  Retained earnings.....................................................    13,173       13,173
  Treasury stock, at cost, 50,057 shares................................      (527)        (527)
  Unrealized losses on investments, net of related tax effects..........       (31)         (31)
                                                                           -------    -----------
     Total shareholders' equity.........................................    30,839       56,829
                                                                           -------    -----------
       Total capitalization.............................................   $95,970      $95,970
                                                                           =======    =========

---------------
(1) For a description of the Credit Facility see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Credit Facility" and Note 7 of Notes to Consolidated Financial Statements.
(2) Does not include 648,068 shares subject to options or warrants outstanding as of September 30, 1996, at a weighted average exercise price of $7.80, of which options or warrants to purchase 427,943 shares are currently exercisable at a weighted average exercise price of $7.97. See Notes 8 and 9 of Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data presented below for, and as of the end of, each of the years in the five-year period ended March 31, 1996, are derived from the Consolidated Financial Statements, which financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The consolidated financial statements for each of the years in the three-year period ended March 31, 1996, and as of March 31, 1995 and 1996, and the report thereon, are included elsewhere in this Prospectus. The selected consolidated financial data presented below for the six months ended September 30, 1995 and 1996 and as of September 30, 1996, are derived from the unaudited Condensed Consolidated Financial Statements included elsewhere in this Prospectus, which consolidated financial statements include, in the opinion of the Company, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation thereof. The consolidated results of operations for prior periods, including the six months ended September 30, 1995 and 1996, are not necessarily indicative of the results expected for fiscal 1997 or future years. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements as of March 31, 1996, the related notes and the audit report, the Unaudited Pro Forma Condensed Consolidated Financial Statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                        FISCAL YEAR ENDED MARCH 31,                          SIX MONTHS ENDED SEPTEMBER 30,
                       --------------------------------------------------------------   -----------------------------------------
                                                                            PRO FORMA                                   PRO FORMA
                        1992     1993(1)     1994     1995(1)    1996(2)     1996(3)        1995            1996         1996(4)
                       -------   --------   -------   --------   --------   ---------   -------------   -------------   ---------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF
  OPERATIONS DATA:
Revenue:
  Contract revenue...  $28,758   $ 32,071   $35,509   $ 46,130   $ 67,014   $  74,985     $  28,556       $    49,504   $  49,504
  Product sales......       --     24,436    68,045    109,859    146,544     172,847        61,763           141,063     141,063
                       -------   --------   -------   --------   --------   ---------   -------------   -------------   ---------
    Total revenue....   28,758     56,507   103,554    155,989    213,558     247,832        90,319           190,567     190,567
Direct costs:
  Contract costs.....   14,563     15,838    17,287     23,046     35,577      41,836        14,375            30,073      30,073
  Cost of product
    sales............       --     20,978    60,276     95,585    128,070     152,467        53,143           123,332     123,332
                       -------   --------   -------   --------   --------   ---------   -------------   -------------   ---------
    Total direct
      costs..........   14,563     36,816    77,563    118,631    163,647     194,303        67,518           153,405     153,405
Indirect, general and
  administrative
  expenses...........   12,216     16,864    20,858     29,388     40,827      45,425        17,692            29,437      29,437
Amortization and
  other operating
  costs, net(5)......      926        342       905      1,070      1,595       2,196           584               949         949
                       -------   --------   -------   --------   --------   ---------   -------------   -------------   ---------
    Total operating
      expenses.......   27,705     54,022    99,326    149,089    206,069     241,924        85,794           183,791     183,791
Operating income.....    1,053      2,485     4,228      6,900      7,489       5,908         4,525             6,776       6,776
Interest expense.....     (489)      (555)     (817)    (1,362)    (3,045)     (1,590)       (1,151)           (2,909)     (1,936)
Equity in earnings of
  affiliate(6).......       --         --        --         --        792       1,113            --             1,060       1,060
                       -------   --------   -------   --------   --------   ---------   -------------   -------------   ---------
Income from
  continuing
  operations before
  income
  taxes..............      564      1,930     3,411      5,538      5,236       5,431         3,374             4,927       5,900
Provision for income
  taxes..............      446        737     1,593      2,406      2,282       2,730         1,408             2,176       2,555
                       -------   --------   -------   --------   --------   ---------   -------------   -------------   ---------
Income from
  continuing
  operations.........      118      1,193     1,818      3,132      2,954       2,701         1,966             2,751       3,345
Discontinued
  operations(7)......     (596)        --        --         --         --          --            --                --          --
                       -------   --------   -------   --------   --------   ---------   -------------   -------------   ---------
Net income (loss)....  $  (478)  $  1,193   $ 1,818   $  3,132   $  2,954   $   2,701     $   1,966       $     2,751   $   3,345
                       =======   ========   =======   ========   ========    ========     =========          ========    ========
Earnings (loss) per
  share (8):
  Income from
    continuing
    operations.......  $  0.05   $   0.25   $  0.38   $   0.60   $   0.47   $    0.34     $    0.32       $      0.43   $    0.42
  Discontinued
    operations(7)....    (0.24)        --        --         --         --          --            --                --          --
                       -------   --------   -------   --------   --------   ---------   -------------   -------------   ---------
  Net income (loss)
    per share........  $ (0.19)  $   0.25   $  0.38   $   0.60   $   0.47   $    0.34     $    0.32       $      0.43   $    0.42
                       =======   ========   =======   ========   ========    ========     =========          ========    ========
Weighted average
  common shares
  outstanding........    2,526      4,756     4,774      5,196      6,233       7,927         6,196             6,371       8,041

                                                                  MARCH 31,                        SEPTEMBER 30,
                                              --------------------------------------------------   -------------
                                               1992     1993(1)     1994       1995       1996         1996
                                              -------   --------   -------   --------   --------   -------------
                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and equivalents........................  $   336   $    454   $ 1,182   $  1,267   $     47     $      --
Working capital(9)..........................      538      2,393     4,441     13,125     47,949        71,354
Total assets................................   10,150     27,271    48,142     72,309    109,460       167,635
Line of credit..............................    3,538      5,843    11,993     23,419     30,453        50,506
Other long-term debt, including current
  maturities................................    1,021      1,113     1,039      1,124     14,571        14,625
Shareholders' equity........................  $ 1,454   $  9,518   $10,877   $ 23,039   $ 27,745     $  30,839

---------------

(1) In June 1992, the Company acquired all the outstanding common stock of BDS. In July and November 1994, the Company acquired all of the outstanding common stock of ACTech and Delta, respectively. The acquisitions were accounted for as purchases and, accordingly, the results of their operations have been included in the Company's consolidated financial statements from the dates of acquisition. See Note 11 of Notes to Consolidated Financial Statements.
(2) In October 1995, the Company acquired all of the outstanding common stock of CAI. This acquisition was accounted for as a purchase and, accordingly, the results of operations for CAI have been included in the Company's consolidated financial statements from the date of acquisition. See Note 11 of Notes to Consolidated Financial Statements.
(3) These results assume that (i) the acquisition of CAI, (ii) the sale by the Company of 1,670,000 shares of Common Stock offered hereby at an assumed offering price of $16.88 per share, and (iii) the elimination of interest expense on Company borrowings to be repaid with the net proceeds of this offering had occurred at the beginning of the period. See Unaudited Pro Forma Condensed Consolidated Financial Statements.
(4) Assumes the sale by the Company of 1,670,000 shares of Common Stock offered hereby at an assumed offering price of $16.88 per share and the elimination of interest expense on Company borrowings to be repaid with the net proceeds of this offering had occurred at the beginning of the period. See Unaudited Pro Forma Condensed Consolidated Financial Statements.
(5) In fiscal 1994, amortization and other operating costs included a write off of $397,000 for goodwill relating to a previously acquired subsidiary which has ceased operations. See Note 10 of Notes to Consolidated Financial Statements of BTG.
(6) Equity in earnings of affiliates in fiscal 1996 and the six months ended September 30, 1996 relates to the Company's 49% interest in an unincorporated joint venture which is accounted for using the equity method. See Note 10 of Notes to Consolidated Financial Statements.
(7) Discontinued operations in fiscal 1992 relates to the discontinued operations of an 80%-owned subsidiary engaged in the development of an imaging and document management product.
(8) Fully diluted earnings per share are substantially the same as primary earnings per share for the years presented. The Company has never declared or paid cash dividends on its capital stock and no cash dividends are presently contemplated.
(9) The significant increase in working capital from March 31, 1995 to March 31, 1996 is primarily attributable to the Company's new Credit Facility, which was entered into in November 1995 and to the Subordinated Notes, both of which represent noncurrent debt. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Credit Facility" and
    "-- Subordinated Notes." Borrowings under the Company's previous line of credit facility were of a short-term nature, and all such borrowings have been repaid.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     BTG is an information technology company providing complete solutions to a broad range of complex systems and product needs of the Government, state and local governments and commercial clients. The Company has grown significantly during the last four years in part through the acquisition of four companies:
BDS, Inc. ("BDS") (June 1992), Advanced Computer Technology, Inc. ("ACTech") (July 1994), Delta Research Corporation ("Delta") (November 1994), and CAI (October 1995).

     The Company's revenues are derived from contract activities of the Systems Business and from product sales of the Product Reselling Business. Contract revenue is typically less seasonal than product sales but fluctuates month-to-month based on contract delivery schedules. Contract revenue is characterized by lower direct costs than product sales, yet generally requires a higher relative level of infrastructure support. Year-to-year increases in contract revenue have generally resulted from increases in volume, driven by additional work requirements under Government contracts, rather than price increases, which are generally limited to escalation factors of 3% to 4% on direct labor costs. Product sales tend to be seasonal, with the Company's second and third fiscal quarters typically accounting for the greatest proportion of revenue each year. Product sales are characterized by higher direct costs than contract revenue; however, indirect expenses associated with product sales are generally lower in comparison. Year-to-year increases in product sales have generally been driven by higher volumes as opposed to price increases, because hardware and software product prices tend to decline over time as the technology matures and some segments of the Company's products business are subject to intense price competition.

     During fiscal 1996, the Company's operations were adversely affected by the Government's budget impasse, which resulted in partial shutdowns of the Government for several weeks during the Company's third and fourth fiscal quarters. These shutdowns had a negative impact on fiscal third quarter operations. In addition, the processing of payments under Government contracts and purchases was delayed by the shutdowns. This required the Company to carry higher receivable balances, which, in turn, resulted in higher interest costs. The extent of any impact on the Company's results of operations, financial position or liquidity resulting from possible future shutdowns cannot be determined at this time.

     In October 1995, the Company acquired all of the outstanding capital stock of CAI for approximately $14.7 million. CAI was primarily involved in the integration, sale and maintenance of electronic data processing equipment and related support services, principally to civilian agencies of the Government. The acquisition was accounted for using the purchase method of accounting, and accordingly, the results of operations of CAI have been included in the Company's consolidated statement of operations since the date of acquisition. The excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired, or approximately $11.5 million, has been recorded as goodwill and is being amortized on a straight-line basis over the expected period of benefit, 20 years. In connection with the acquisition, the Company also entered into both non-compete and employment agreements with several members of CAI's senior management. In connection with the acquisition, the Company agreed to pay the former shareholders of CAI a percentage of the Company's gross profits realized from the NTOPS contract.

RESULTS OF OPERATIONS

     The following table sets forth certain financial data as a percentage of revenue for the periods indicated as well as the percentage period-to-period increase (decrease) in such data:

                                                                                            % PERIOD-TO-PERIOD
                                              PERCENTAGE OF REVENUE                   INCREASE (DECREASE) OF DOLLARS
                                    -----------------------------------------    ----------------------------------------
                                                                 SIX MONTHS                              SIX MONTHS ENDED
                                       FISCAL YEAR ENDED           ENDED                                  SEPT. 30, 1996
                                           MARCH 31,           SEPTEMBER 30,       1995        1996        COMPARED TO
                                    -----------------------    --------------    COMPARED    COMPARED    SIX MONTHS ENDED
                                    1994     1995     1996     1995     1996     TO 1994     TO 1995      SEPT. 30, 1995
                                    -----    -----    -----    -----    -----    --------    --------    ----------------
Revenue:
  Contract revenue...............    34.3%    29.6%    31.4%    31.6%    26.0%      29.9%       45.3%           73.4%
  Product sales..................    65.7     70.4     68.6     68.4     74.0       61.5        33.4           128.4
                                    -----    -----    -----    -----    -----    --------    --------         ------
  Total revenue..................   100.0    100.0    100.0    100.0    100.0       50.6        36.9           111.0
Direct costs:
  Contract costs (as a % of
    contract revenue)............    48.7     50.0     53.1     50.3     60.7       33.3        54.4           109.2
  Cost of product sales (as a %
    of product sales)............    88.6     87.0     87.4     86.0     87.4       58.6        34.0           132.1
                                    -----    -----    -----    -----    -----    --------    --------         ------
  Total direct costs (as a % of
    total revenue)...............    74.9     76.1     76.6     74.8     80.5       53.0        37.9           127.2
Indirect, general and
  administrative expenses........    20.1     18.8     19.1     19.6     15.4       40.9        38.9            66.4
Amortization and other operating
  costs, net.....................     0.9      0.7      0.7      0.6      0.5       18.2        49.1            62.5
                                    -----    -----    -----    -----    -----    --------    --------         ------
Operating income.................     4.1      4.4      3.5      5.0      3.6       63.2         8.5            49.7
Interest expense.................    (0.8)    (0.9)    (1.4)    (1.3)    (1.5)      66.7       123.6           152.7
Equity in earnings of
  affiliate......................      --       --      0.4       --      0.6         --       100.0           100.0
                                    -----    -----    -----    -----    -----    --------    --------         ------
Income before income taxes.......     3.3      3.5      2.5      3.7      2.6       62.4        (5.5)           46.0
Provision for income taxes.......     1.5      1.5      1.1      1.5      1.2       51.0        (5.2)           54.5
                                    -----    -----    -----    -----    -----    --------    --------         ------
Net income                            1.8%     2.0%     1.4%     2.2%     1.4%      72.3%       (5.7)%          39.9%
                                    =====    =====    =====    =====    =====    =======     =======          ======

  SIX MONTHS ENDED SEPTEMBER 30, 1996 COMPARED WITH SIX MONTHS ENDED SEPTEMBER 30, 1995

     Revenues for the six months ended September 30, 1996 increased by $100.2 million, or 111.0%, from the six months ended September 30, 1995. Of this increase, $20.9 million was attributable to contract revenue, and $79.3 million was attributable to product sales. The increase in contract revenue in the six months ended September 30, 1996 was primarily due to $10.3 million of revenue recognized under contracts acquired in connection with the acquisition of CAI in October 1995; $7.9 million of revenue recognized under the Company's Integration for Command, Control, Communications, Computers and Intelligence ("IC4I") contract which was awarded to the Company in November 1995; and an aggregate $2.7 million in net increases under a variety of other contracts. The increase in product sales was primarily due to approximately $44.4 million of revenue generated under a variety of sales vehicles acquired in connection with the acquisition of CAI; $47.1 million of revenue resulting from sales under the Company's electronic computer store contract with the NIH; $11.8 million in increased sales under GSA Schedule contracts, either directly from the Company's GSA Schedule contracts or from sales to other prime contractors with GSA Schedule contracts; and $200,000 in net increased revenues under a variety of other sales vehicles. These increases were offset by a decrease of approximately $23.3 million in sales from purchase contracts under the Company's NATO Basic Ordering Agreement ("BOA") and a decrease of approximately $900,000 in orders fulfilled under the Systems Acquisition Support Services ("SASS") contract. In the six months ended September 30, 1996, approximately 89.6% of the Company's revenues were derived from contracts or subcontracts with and product sales to the U.S. Government and its agencies, as compared with 89.4% in the six months ended September 30, 1995.

     Direct costs, expressed as a percentage of total revenue, increased to 80.5% in the six months ended September 30, 1996 from 74.8% in the six months ended September 30, 1995, reflecting the increased proportion of total revenues derived from product sales, which typically have higher direct costs than do revenues generated from service contracts. Contract costs as a percentage of contract revenue increased to 60.7% in the six months ended September 30, 1996 from 50.3% in the six months ended September 30, 1995, primarily as a result of revenues generated from the IC4I contract and from contracts acquired in connection with the acquisition of CAI. Both the IC4I contract and the contracts acquired from the acquisition of CAI require higher levels of material purchases and/or subcontractor involvement than does BTG's historical contract base, which has a more labor intensive, higher gross margin profile. Contract costs include labor costs, subcontract costs, material costs and other costs directly related to contract revenue. Cost of product sales as a percentage of product sales increased to 87.4% in the six months ended September 30, 1996 from 86.0% in the six months ended September 30, 1995. This reflects the different mix of products sold during the six months ended September 30, 1996 as compared to the comparable period of the prior year.

     Indirect, general and administrative expenses include the costs of indirect labor, fringe benefits, overhead, sales and administration, bid and proposal, and research and development. Indirect, general and administrative expenses increased by $11.7 million, or 66.4%, for the six months ended September 30, 1996 as compared with the same period in the previous year. The increase was due primarily to indirect expenses incurred by CAI, which were not included in the six months ended September 30, 1995 since CAI was not acquired until October 1995, as well as from an increase in the overall volume of business as compared to the comparable period of the prior year. Expressed as a percentage of total revenues, indirect, general and administrative expenses decreased for the six months ended September 30, 1996 to 15.5% from 19.6% in the six months ended September 30, 1995. This decrease reflects both the significant growth in revenue generated from product sales, which typically requires less infrastructure support than does contract revenue, and the acquisition of CAI, which has historically required a relatively lower level of indirect costs to support its revenues.

     Amortization and other operating costs, which include amortization expense associated with goodwill and other intangible assets and other operating expenses which are non-reimbursable under Government contracts, increased by $365,000, or 62.5%, for the six months ended September 30, 1996 as compared with the same period in the previous year. This increase is primarily attributable to the amortization expense associated with the goodwill and other intangible assets created as a result of the acquisition of CAI in October 1995.

     Interest expense increased by $1.8 million, or 152.7%, for the six months ended September 30, 1996 as compared with the same period in the previous year. This increase was due in large part to the significant growth in revenue during the six months ended September 30, 1996 as compared with the comparable period of the prior year, as well as the higher volume of product orders projected for the quarterly period ending December 31, 1996, both of which have resulted in higher receivable, inventory and prepaid expense balances, thereby resulting in higher levels of required financing under the Company's line of credit. In addition, higher interest costs were incurred during the six months ended September 30, 1996 due to interest paid on borrowings related to the Company's acquisition of CAI in October 1995, and the higher interest rate associated with the Subordinated Notes.

     Equity in earnings of affiliate was $1.1 million during the six months ended September 30, 1996, and resulted from the Company's interest in an unincorporated joint venture. The joint venture entity, which is with an unrelated company, was created for the purpose of performing under a specific contract and was acquired by the Company in connection with its acquisition of CAI.

     The Company's effective tax rate increased from 41.7% for the six months ended September 30, 1995 to 44.2% for the six months ended September 30, 1996. This increase is primarily attributable to the additional goodwill and intangible asset amortization expense associated with the acquisition of CAI, which is not deductible for income tax purposes.

     Net income for the six months ended September 30, 1996 increased by $785,000, or 39.9%, from the six months ended September 30, 1995, due to the reasons discussed above.

  FISCAL 1996 COMPARED WITH FISCAL 1995

     Revenues for fiscal 1996 increased by $57.6 million, or 36.9%, from fiscal 1995. Of this increase, $20.9 million was attributable to contract revenue, which increased by 45.3%, and $36.7 million was attributable to product sales, which increased by 33.4%. The increase in contract revenue was primarily due to revenue of $7.7 million recognized by CAI, which was acquired in October 1995; an increase of $7.5 million in revenue recognized from a full year's operations of Delta, which was acquired in November 1994; and $4.9 million in sales of Internet-related services. The increase in product sales was primarily due to sales of $17.6 million recognized by CAI; $20.0 million in sales to prime contractors of the Government under a variety of contract vehicles; $9.7 million in increased sales from direct DoD orders; $4.8 million in orders fulfilled under the SASS contract for the defense intelligence community; and $900,000 in increased sales to the commercial market. These increases were offset by decreases of $10.7 million in sales from purchase contracts under the NATO BOA and $6.3 million in decreased sales under the Company's GSA Schedule contracts, the latter of which the Company believes was in large part attributable to the Government's budget impasse during fiscal 1996. In fiscal 1996, approximately 89.8% of the Company's revenue was derived from contracts or subcontracts with and product sales to the Government, as compared with 91.2% for fiscal 1995.

     Direct costs, expressed as a percentage of total revenue, increased to 76.6% in fiscal 1996 from 76.1% in fiscal 1995. Contract costs as a percentage of contract revenue increased to 53.1% in fiscal 1996 from 50.0% in fiscal 1995, primarily as a result of revenue generated from CAI's contracts, which typically required higher levels of material purchases than BTG's historical contract base, which has a more labor intensive, higher gross margin profile. Contract costs include labor costs, subcontract costs, material costs, and other costs directly related to contract revenue. Cost of product sales as a percentage of product revenue increased slightly to 87.4% in fiscal 1996 from 87.0% in fiscal 1995. This increase was primarily attributable to the inclusion of CAI's product sales, which generated lower gross margins for the year than the Company has typically experienced in its other product sales business.

     Indirect, general and administrative expenses include the cost of indirect labor, fringe benefits, overhead, sales and administration, bid and proposal, and research and development expenses. Indirect, general and administrative expenses increased by $11.4 million, or 38.9%, in fiscal 1996 as compared with fiscal 1995. Expressed as a percentage of total revenue, indirect general and administrative expenses increased slightly in fiscal 1996 to 19.1%, from 18.8% in fiscal 1995. This increase was due primarily to indirect expenses of $5.3 million at CAI and a net increase in indirect expenses of $3.6 million at Delta, which was acquired during the latter half of fiscal 1995. These increases were offset by decreased bid and proposal costs of $1.2 million in fiscal 1996 as compared with fiscal 1995. The remainder of the increase is primarily attributable to an increase in the overall volume of business and to higher indirect costs resulting from compensation paid to a number of employees who could not be charged as direct labor costs to federal contracts affected by the Government shutdowns.

     Amortization and other operating costs, which include the amortization of goodwill and other intangible assets as well as other operating expenses which are non-reimbursable under Government contracts, increased by $525,000, or 49.1%, in fiscal 1996 as compared with fiscal 1995. This increase was largely attributable to $394,000 of additional amortization expense associated with goodwill and other intangible assets arising from the business combinations made by the Company in fiscal 1996 and the latter half of fiscal 1995. The remaining increase is attributable to additional non-reimbursable operating costs incurred principally as a result of the overall increase in the Company's business and from unconsummated merger and acquisition transactions.

     Interest expense increased by $1.7 million, or 123.6%, in fiscal 1996 as compared with fiscal 1995. This increase was due in large part to interest paid on borrowings related to the Company's acquisition of ACTech, Delta, and CAI in fiscal 1995 and 1996. In addition, the growth in revenue in fiscal 1996 generated an increase in receivable balances, thereby resulting in a higher level of interest expense related to receivable financing. Further, the Government shutdowns during the third and fourth quarters of fiscal 1996 delayed the processing of payments under Government contracts and purchases. This required the Company to carry its outstanding receivable accounts for longer periods of time than would otherwise have been the case, which, in turn, resulted in higher interest costs to the Company. In November 1995, the Company entered into the Credit

Facility, a revolving line which is primarily used to fund ongoing operations of the Company. Interest paid under the Credit Facility is based on current market rates adjusted monthly. The average interest rate incurred under the Credit Facility during fiscal 1996 was 8.1%, as compared with 7.9% in fiscal 1995. The increase in the average interest rate paid reflects the higher rate payable under the formula set forth in the Credit Facility as compared with the Company's former credit facility, partially offset by a decline in prevailing market rates during fiscal 1996.

     The Company's effective tax rate for fiscal 1996 was 43.6% compared to 43.4% in fiscal year 1995. The increase is due to the additional goodwill and intangible asset amortization expense, which typically is not deductible for income tax purposes, offset in part by a reduction in the deferred tax asset valuation allowance.

     Net income for fiscal 1996 decreased by $178,000, or 5.7%, from fiscal 1995, due to the reasons discussed above.

  FISCAL 1995 COMPARED WITH FISCAL 1994

     Revenues for fiscal 1995 increased by $52.4 million, or 50.6%, from fiscal 1994. Of this increase, $10.6 million was attributable to contract revenue, and $41.8 million was attributable to product sales. The increase in contract revenue was primarily due to revenue of $4.7 million recorded by Delta, which was acquired in November 1994; $3.9 million in increased revenue recognized on the Joint Defense Intelligence Support Services ("JDISS") contract (all of which related to an emergency buy contract which is not expected to recur); and approximately $1.1 million and $900,000 in increased revenue recognized on the Constant Source Operator's Terminal ("CSOT") and Tactical Advanced Computer Program-3 ("TAC-3") contracts, respectively. The increase in product sales in fiscal 1995 was primarily due to an increase of $17.6 million in sales under BTG's GSA Schedule contracts, as well as $13.1 million in orders fulfilled on the SASS contract for the defense intelligence community, which was awarded in July 1994. In addition, product sales increased in fiscal 1995 due to $7.2 million in revenues related to orders under the NATO BOA; $2.8 million in product sales of ACTech, which was acquired in July 1994; and an increase of $3.4 million in product sales to the DoD and other civilian agencies. These increases in product sales were partially offset by a reduction of $2.3 million in product sales to non-Government clients. In fiscal 1995, approximately 91% of BTG's revenues were derived from contracts or subcontracts with and product sales to the Government, as compared with 86% for fiscal 1994.

     Direct costs, expressed as a percentage of total revenues, increased to 76.1% in fiscal 1995 from 74.9% in fiscal 1994, reflecting the increased proportion of total revenues accounted for by product sales, which generally involve relatively higher direct costs, as compared to contract revenue. Contract costs include labor, subcontract, materials and other costs directly related to contract revenues. Contract costs as a percentage of contract revenue increased from 48.7% in fiscal 1994 to 50.0% in fiscal 1995, primarily due to the increased costs of materials in fulfilling the JDISS emergency buy contract, which included significant equipment deliveries. Cost of product sales as a percentage of product sales decreased from 88.6% in fiscal 1994 to 87.0% in fiscal 1995, reflecting relatively higher gross margins earned on ACTech's sales of its high-performance personal computers and sales of COTS software products under the SASS contract.

     Indirect, general and administrative expenses include the cost of indirect labor, fringe benefits, overhead, sales and administration, bid and proposal, and research and development expenses. Indirect, general and administrative expenses increased by $8.5 million, or 40.9%, in fiscal 1995 as compared with fiscal 1994. The increase was due primarily to indirect expenses of $1.9 million at Delta, indirect expenses of $2.1 million at ACTech, $844,000 for indirect expenses related to the SASS program, and increased bid and proposal costs of $929,000. The remainder of the increase is due to an increase in the overall volume of business. Expressed as a percentage of total revenues, indirect, general and administrative expenses decreased for fiscal 1995 to 18.8% from 20.1% in fiscal 1994, due principally to the increase in revenues derived from product sales in fiscal 1995 which, compared with contract revenue, generate a relatively lower level of indirect, general and administrative expenses.

     Amortization and other operating costs, which include amortization of goodwill and other intangible assets and other expenses which are non-reimbursable under Government contracts, increased by $65,000, or 18.2%, in fiscal 1995 as compared with fiscal 1994. The amount for fiscal 1994 includes $397,000 of goodwill related to a previously acquired subsidiary. Excluding the goodwill written off in fiscal 1994, amortization and other operating costs in fiscal 1995 increased by $562,000, or 110.6%, compared to fiscal 1994. The net increase in fiscal 1995 was largely attributable to the additional amortization of goodwill and other intangible assets arising from the purchases of ACTech and Delta, financial consulting expenses of $165,000 associated with the Company's then-existing credit facility, and other internal and miscellaneous acquisition expenses of approximately $90,000.

     Interest expense increased by $545,000, or 66.7%, in fiscal 1995 as compared with fiscal 1994. This increase was due in part to interest paid on borrowings related to the acquisitions of ACTech and Delta and advances under the Company's then-existing credit facility to fund growth in all business areas. In addition, the growth in revenues in fiscal 1995 generated an increase in receivable balances, thereby resulting in a higher level of interest expense related to receivable financing. The former credit facility was used primarily for accounts receivable and inventory financing with borrowing capacity governed by a borrowing base formula primarily composed of eligible receivables and inventory as defined in the former credit facility. See Note 7 of Notes to Consolidated Financial Statements.

     BTG's effective tax rate for fiscal 1995 was 43.4% compared to 46.7% in fiscal year 1994. The decrease is due to the additional goodwill write-off of $397,000 in fiscal 1994 (see discussion above), which typically is not deductible for income tax purposes.

     Net income for fiscal 1995 increased by $1.3 million, or 72.3%, from fiscal 1994, due to the reasons discussed above.

  QUARTERLY RESULTS

     The quarterly operating results for BTG's Product Reselling Business vary depending upon such factors as the Government's purchasing schedules and the timing of new product releases by BTG's suppliers, with BTG's second and third fiscal quarters generally accounting for the greatest proportion of revenues each year. Quarterly operating results for BTG's Systems Business generally fluctuate to a lesser extent, but will vary depending upon such factors as the Government's work requirements and changes in funding.

     The following table represents unaudited operating results for BTG for the 10 quarters ended September 30, 1996. This information has been prepared by BTG on a basis consistent with its audited Consolidated Financial Statements and includes all adjustments (consisting only of normal recurring adjustments) that BTG considers necessary for a fair presentation in accordance with generally accepted accounting principles. Such quarterly results are not necessarily indicative of future results of operations.

                                                                          QUARTER ENDED
                                        ----------------------------------------------------------------------------------
                                        JUNE 30,    SEPT. 30,    DEC. 31,    MAR. 31,    JUNE 30,    SEPT. 30,    DEC. 31,
                                          1994        1994         1994        1995        1995        1995         1995
                                        --------    ---------    --------    --------    --------    ---------    --------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue:
 Contract revenue....................   $ 12,037     $  9,033    $ 11,261    $ 13,799    $ 14,473     $ 14,083    $ 16,496
 Product sales.......................     15,363       34,584      34,293      25,619      25,116       36,647      46,991
                                        --------    ---------    --------    --------    --------    ---------    --------
   Total revenue.....................     27,400       43,617      45,554      39,418      39,589       50,730      63,487
Direct costs:
 Contract costs......................      7,364        4,137       4,981       6,564       7,570        6,805      10,288
 Cost of product sales...............     12,779       30,136      30,086      22,584      21,063       32,080      41,507
                                        --------    ---------    --------    --------    --------    ---------    --------
   Total direct costs................     20,143       34,273      35,067      29,148      28,633       38,885      51,795
Indirect, general and administrative
 expenses............................      5,940        6,959       7,563       8,926       9,027        8,665       9,974
Amortization and other operating
 costs, net..........................        104          352         382         232         211          373         317
                                        --------    ---------    --------    --------    --------    ---------    --------
Operating income.....................      1,213        2,033       2,542       1,112       1,718        2,807       1,401
Interest expense.....................       (271)        (287)       (413)       (391)       (553)        (598)       (939)
Equity earnings of affiliate.........         --           --          --          --          --           --         135
                                        --------    ---------    --------    --------    --------    ---------    --------
Income before income taxes...........        942        1,746       2,129         721       1,165        2,209         597
Provision for income taxes...........        393          763       1,135         115         494          914         309
                                        --------    ---------    --------    --------    --------    ---------    --------
Net income...........................   $    549     $    983    $    994    $    606    $    671     $  1,295    $    288
                                        ========     ========    ========    ========    ========     ========    ========
Net income per share.................   $   0.11     $   0.20    $   0.20    $   0.10    $   0.11     $   0.21    $   0.05
Weighted average common shares
 outstanding.........................      4,814        4,814       5,046       6,128       6,191        6,208       6,259


                                       MAR. 31,    JUNE 30,    SEPT. 30,
                                         1996        1996        1996
                                       --------    --------    ---------

Revenue:
 Contract revenue....................  $ 21,962    $ 20,529     $ 28,975
 Product sales.......................    37,790      54,913       86,150
                                       --------    --------    ---------
   Total revenue.....................    59,752      75,442      115,125
Direct costs:
 Contract costs......................    10,914      10,948       19,125
 Cost of product sales...............    33,420      47,779       75,553
                                       --------    --------    ---------
   Total direct costs................    44,334      58,727       94,678
Indirect, general and administrative
 expenses............................    13,161      14,071       15,366
Amortization and other operating
 costs, net..........................       694         448          501
                                       --------    --------    ---------
Operating income.....................     1,563       2,196        4,580
Interest expense.....................      (955)     (1,266)      (1,643)
Equity earnings of affiliate.........       657         397          663
                                       --------    --------    ---------
Income before income taxes...........     1,265       1,327        3,600
Provision for income taxes...........       565         570        1,606
                                       --------    --------    ---------
Net income...........................  $    700    $    757     $  1,994
                                       ========    ========     ========
Net income per share.................  $   0.11    $   0.12     $   0.31
Weighted average common shares
 outstanding.........................     6,297       6,336        6,418

  INFLATION

     Approximately 56.8% and 31.6% of the Company's contract revenue for fiscal 1996 and for the six months ended September 30, 1996, respectively, were derived under certain IDIQ contracts or cost-reimbursement contracts, under which inflationary increases are borne by the client. Although the Company performs on several multi-year fixed-price, time-and-materials, and IDIQ contracts, under which it bears the risk of inflationary pressure on its costs, to date it has not been materially adversely affected by inflation. In addition, the Company's product sales generally have not been affected by inflation.

LIQUIDITY AND CAPITAL RESOURCES

     Net cash of approximately $19.0 million was used in operating activities during the six months ended September 30, 1996. This net use of cash largely resulted from a significant increase in accounts receivable, which was due to the revenue growth experienced by the Company during the six months ended September 30, 1996 as compared with the comparable period of the prior year. In addition, increases in both inventory and prepaid expenses contributed to the net use of cash in the six months ended September 30, 1996, offset by increases in accounts payable and accrued expenses. Operating activities during fiscal 1996 used cash of approximately $5.2 million, primarily reflecting increases in accounts receivable of $10.9 million and decreases in accounts payable of $5.8 million, offset by decreases in prepaid expenses of $5.0 million. Net cash of $13.3 million and $6.6 million was used by operating activities during fiscal 1995 and 1994, respectively. The cash used in operations during fiscal 1995 was largely the result of increases in accounts receivable and inventory resulting from higher business volumes and an increase in prepaid expenses resulting from advance purchases under the SASS contract. Operating activities during fiscal 1995 used cash of $13.3 million compared with $6.6 million in 1994, primarily reflecting increases in accounts receivable of $6.3 million and inventory of $2.6 million resulting from the increased volume of business and $6.8 million in prepaid expenses resulting from advance purchases under the SASS contract.

     Investing activities used cash of approximately $1.2 million during the six months ended September 30, 1996. This was largely the result of a $200,000 investment made in WheelGroup Corporation ("WheelGroup"), which is primarily involved in network security products and services, and a $300,000 convertible note purchased from WheelGroup. In addition, the Company invested cash of approximately $442,000 in the purchase of office and computer-related equipment for use in the performance of contracts and for increased efficiency in the Company's administration. The Company also invested cash of approximately $297,000 in the development of software products designed for use by the Company's newly-formed subsidiary, Community Networks, Inc. ("CNI"). CNI was formed by the Company for the purpose of providing local communities with high-speed Internet access, specialized intranets, and electronic commerce capability. Investing activities used cash of approximately $15.2 million during fiscal 1996, principally due to the acquisition of CAI. In comparison, $4.2 million and $342,000 was used by investing activities in fiscal 1995 and 1994, respectively. The cash used in investing activities during fiscal 1995 was principally due to the acquisitions of ACTech and Delta.

     During fiscal 1996, 1995, and 1994, the Company invested $1.6 million, $734,000, and $367,000, respectively, in capital expenditures, primarily relating to acquisitions of office and computer-related equipment for use in the performance of contracts and for increased efficiency in the Company's administration.

     During the six months ended September 30, 1996, the Company's financing activities provided cash of approximately $20.3 million, resulting primarily from $20.1 million in increased borrowings under the Company's revolving line of credit used to fund working capital needs. At September 30, 1996, the Company had approximately $9.5 million available for borrowing under its Credit Facility. On October 1, 1996, the Credit Facility was amended to increase the ceiling for available borrowings to $85.0 million through March 31, 1997 and $65.0 million thereafter. During fiscal 1996, $19.1 million was provided from financing activities primarily as the result of $15.0 million in proceeds received from the issuance of the Subordinated Notes and increased borrowings of $7.0 million under the Credit Facility. See "-- Subordinated Notes" and
"-- Credit Facility." These funds were used to finance the cash portion of the Company's acquisition of CAI and to fund the Company's significant business growth. These financing sources were offset by the repayment of $1.6 million of long-term debt, including amounts previously outstanding with the Company and amounts acquired in the purchase of CAI, and the payment of $1.6 million of costs incurred to obtain the Credit Facility and to issue the Subordinated Notes. In fiscal 1995, $18.6 million was provided from financing activities, reflecting $8.7 million in net proceeds from the Company's initial public offering and increased borrowings of $11.4 million under the Company's previous line of credit, which resulted from financing needed to fund the Company's growth. In fiscal 1994, approximately $6.6 million was provided for financing activities, principally from accounts receivable financing under the Company's previous line of credit.

     As of September 30, 1996, working capital was $71.4 million, compared to $47.9 million at March 31, 1996. This increase is primarily due to the significant increase in the volume of business during the six months ended September 30, 1996, which resulted in significantly higher accounts receivable balances. At March 31, 1996, working capital was $47.9 million, a $34.8 million increase over the working capital level at March 31, 1995. This increase is primarily attributable to the Company's Credit Facility and to the Subordinated Notes, both of which represent non-current debt. Borrowings under the Company's previous credit facility were of a short-term nature.

     BTG believes that funds available under its Credit Facility and the application of the net proceeds of this offering will be sufficient to meet the Company's working capital and capital expenditure requirements for the next 12 months.

     Credit Facility. The Credit Facility is a secured revolving credit facility consisting of four revolving promissory notes provided to the Company and its subsidiaries by NationsBank, N.A. ("NationsBank"), Fleet Capital Corporation, Sanwa Business Credit Corporation, and Signet Bank, N.A. (collectively the "Lenders") in the principal amount of up to $85.0 million. (See, however, " -- Subordinated Notes" regarding limitations on the Company's borrowings under the Credit Facility.) The principal amount outstanding under the Credit Facility may not exceed the lesser of (i) $85.0 million or (ii) a defined borrowing base, which is a variable amount calculated by aggregating a specified set of the Company's accounts receivable, unbilled costs, and inventory ($81.7 million as of October 14, 1996). The Company must pay a commitment fee if the quarterly average daily outstanding principal balance under the Credit Facility is less than 50.00% of the commitment amount ($85.0 million unless otherwise reduced). Interest on revolving loan advances made under the Credit Facility is, at the option of the Company, either (i) the NationsBank prime rate or (ii) LIBOR plus 2.00%. The Credit Facility is secured and includes certain financial and other covenants restricting, among other things, changes in capital structure, mergers, acquisitions, sales of assets, changes of operations, purchases and redemptions of stock, additional indebtedness, payment of dividends and other payments to shareholders, investments, capital expenditures, a net loss by the Company for any fiscal quarter and certain other matters without the approval of NationsBank. The Company was in compliance with all financial covenants and ratios required under the Credit Facility at September 30, 1996. On such date, the balance outstanding under the Credit Facility was approximately $50.5 million. The Credit Facility expires on August 31, 1998.

     Subordinated Notes. On February 16, 1996, the Company entered into a Note and Warrant Purchase Agreement (the "Nomura Agreement") with Nomura Holding America, Inc. ("Nomura") under which the Company issued $15.0 million of Subordinated Notes. The Subordinated Notes, which bear interest at 12.875% per annum, are due in February 2001. In connection with the issuance of the Subordinated Notes, the Company also issued common stock purchase warrants (the "Warrants") to the holder of the Subordinated Notes, entitling such holder to purchase up to 317,478 shares of Common Stock at $9.50 per share and to certain registration rights with respect to such shares. The Warrants are exercisable at any time through February 16, 2003. Both the number of shares obtainable from exercise of the Warrants and the exercise price per share are subject to adjustment based on certain anti-dilution provisions included in the Nomura Agreement. The Nomura Agreement also contains certain covenants, which, among other matters, restrict or limit the ability of the Company to pay dividends, incur indebtedness, make capital expenditures and acquire other companies. The Company is also required to maintain certain financial ratios regarding interest coverage, leverage, and net worth, among others. The Company was in compliance with all financial covenants and ratios required under the Nomura Agreement at September 30, 1996. On October 1, 1996, the Company obtained the consent of the Subordinated Notes holders to increase its borrowings under the Credit Facility to $85.0 million (the Nomura Agreement originally restricted the Company from borrowing amounts over $60.0 million from the Credit Facility) until March 31, 1997, and $65.0 million thereafter.

                                    BUSINESS

GENERAL

     BTG is an information technology company providing complete solutions to a broad range of complex systems and product needs of the Government, state and local governments and commercial clients. The Company provides systems development, integration, engineering and network design, implementation and security expertise services (its "Systems Business"). The Company also resells computer hardware, software and integrated systems (its "Product Reselling Business"). Through acquisitions, internal growth and successful contract awards, the Company has increased its participation as a significant provider of information technology solutions to the Government. The Company intends to continue to expand and diversify its Government client base and to pursue other opportunities for commercial application of its expertise. For fiscal 1996 and the six months ended September 30, 1996, the Company's revenues were $213.6 million and $190.6 million, respectively, and its net income was $3.0 million and $2.8 million, respectively. The Company's headquarters and executive offices are located at 1945 Old Gallows Road, Vienna, Virginia 22182, and its telephone number is (703) 556-6518.

INDUSTRY BACKGROUND

     Since the mid- to late 1980s, the Government, like many corporate organizations, has increasingly adopted computer networking technology to interconnect personal computers into resource-sharing work groups referred to as local area networks. In recent years, there has been an increasing demand in the information technology industry for open systems approaches designed to create interoperability among COTS computer software and hardware products manufactured by different suppliers. In addition, concerns over excessive development costs and the rapid pace of technological change have led both Government and commercial clients to demand flexible systems created by adapting readily-available COTS software and hardware, rather than systems that have been built to customized specifications.

     According to Federal Sources, Inc., an independent market research firm specializing in the federal market, the United States Government is the world's largest single buyer of information technology services and products. Federal Sources estimates that Government spending was $26.3 billion ($9.8 billion by DoD and $16.4 billion by civilian agencies) in the Government's fiscal 1996 (which ends September 30) and will be $26.5 billion ($9.7 billion by DoD and $16.8 billion by civilian agencies) in its fiscal 1997. In addition, according to the Electronic Industries Association, Government agencies that are not required to report their information technology expenditures, including the intelligence community, will spend an additional $20 billion in the Government's fiscal 1997 on such technology. In the Government's fiscal 1997, total Government spending is forecast to be approximately $46 billion.

     Since the late 1980s, the Government has made use of fewer, but larger-scale, procurements to meet its information technology requirements, requiring companies to have greater financial and technical resources in order to participate in competitive bids. This has necessitated increased use of teaming agreements among several firms in order to fulfill the requirements of the larger procurements, which have frequently been awarded as IDIQ, multiple party contracts. Increasingly, such IDIQ awards have been made to more than one team which has resulted in post-award competition for contract orders. See
"-- Government Contracts -- Negotiated Procurement Contracts."

     The 1990s marked the emergence of rapidly developing Internet/intranet technologies. Although information technologies, such as ARPANET, secure data transmissions, and data encryption have long been in use in the military intelligence arena, recent technological advancements in computer hardware and software technology have now made such applications economically viable for use by private companies. This has given rise to the need for specialized expertise in the areas of local and wide area network design and installation, network management and operation, and network security using complex, leading edge information technology hardware and software products.

STRATEGY

     The Company's objective is to provide responsive and high-quality products, services and solutions that meet the complete information technology needs of a growing and increasingly diversified client base. The Company's strategies to meet this objective are the following:

     Leverage Complementary Businesses. The Company will continue to leverage the core competencies of its Systems Business, including its expertise in the areas of information warfare, intelligence systems, cost modelling and simulation and local and wide area network design, implementation and management, with the procurement capabilities of its Product Reselling Business to provide complete information technology solutions. It draws on the resources of these complementary businesses to bid on larger and more complex procurements, either as prime contractor or as a sub-contractor, that will generate increased revenue. In November 1995, for example, the Company was selected as the prime contractor of a team comprised of BTG, EDS Corp. ("EDS") and Sterling Software Inc. ("Sterling") to provide the United States Air Force ("USAF") and other members of the defense intelligence community with a full range of integrated hardware and software products and services. Also, the Company is applying its expertise in systems integration and networking technology to develop revenue-generating opportunities in all areas of its business.

     Pursue Strategic Acquisitions. The Company will seek additional opportunities to acquire companies with complementary technical capabilities, new geographic locations, or clients in new markets. During the last four years, the Company has made four such acquisitions. The recent acquisition of CAI, for example, extended the Company's systems integration capabilities, particularly in the civilian agency sector of the Government market. In addition, the Company will seek to capitalize on cross-referral and cross-selling opportunities, as well as economies of scale and reductions of overhead, that are provided by acquisitions. The Company believes that continued consolidation within the information technology industry will provide further opportunities to expand through acquisitions.

     Use Teaming Relationships. The Company is building teaming relationships with other participants in the information technology industry that will enhance its ability to participate in increasingly large and complex procurement programs. The Company participates in such projects with major contractors, including BDM International, Inc. ("BDM"), Coopers & Lybrand L.L.P. ("Coopers & Lybrand"), EDS, International Business Machines Corp. ("IBM"), Sterling, UNISYS Corporation ("UNISYS") and Xerox Corp. ("Xerox"). The IC4I contract was awarded to a team comprised of BTG, EDS and Sterling. Two other teams were also selected. The ITOP contract was awarded to a team led by BTG with Coopers & Lybrand and eight other subcontractors, and eight other teams. The Company seeks to use its teaming relationships to generate increased revenue and profitability.

     Diversify Systems Business Towards Non-Defense Clients. The Company will seek to extend its expertise in systems integration and networking beyond its traditional defense intelligence client base. Since the early 1980's, the Company has provided systems design, integration, and engineering services and computer hardware and software products to a variety of defense and intelligence agencies. BTG has been involved in the development and continuing enhancement of a number of networked systems designed to gather, analyze and distribute sensitive intelligence information. This depth of expertise is directly applicable to the emerging Internet/intranet and electronic commerce needs of the civilian government and the commercial marketplace. The Company will use its capabilities in open systems development, networking and network security, client-server architecture, document imaging and information management, together with its access to COTS hardware/software products, to expand its growing civilian government and commercial business bases. In August 1996, for instance, the Company was selected by the NIH as a prime contractor for ImageWorld, a $100 million program for imaging systems, services and products. The Company's team members include IBM and Xerox. Six other large contractor teams and 13 small and minority businesses were also selected. Moreover, in October 1996, the Company's contract with the Tennessee Valley Authority ("TVA") to design and implement an accelerated delivery program to manage TVA's inventory was extended for up to three years with a potential contract capacity of more than $30 million.

     Leverage Expertise with Leading Edge Technologies. The Company will leverage its expertise with leading edge technologies to provide creative solutions for complex systems integration and networking requirements. The Company is skilled in large scale document imaging, information management and data retrieval and has developed a proprietary document search system (TeraSEARCH) which is used by the Company in combination with other COTS document management products (such as Excalibur's RetrievalWare(TM) integrated with Netscape's Internet server). In addition, the Company will continue to develop Internet/intranet applications using sophisticated network security and encryption technology in tandem with leading edge system vulnerability assessment and intrusion detection products like WheelGroup's NetRanger(TM). The Company intends to continue to develop strategic supplier alliances, such as those it has entered into with Netscape Communications Corp., Excalibur Technologies Corporation, Verity Inc. and WheelGroup, to ensure that the Company can provide the most complete, current and innovative information technology products and services to its clients. The Company will also continue to assemble custom, high-performance microcomputers and servers with a variety of microprocessors, memory configurations and other customized features.

COMPANY OPERATIONS

     The Company has organized its business into two principal areas: the Systems Business and the Product Reselling Business. The Systems Business accounted for 29.6%, 31.4% and 26.0% of total revenues in fiscal 1995 and 1996, and the six months ended September 30, 1996, respectively, while the Product Reselling Business accounted for 70.4%, 68.6% and 74.0% of total revenues during such periods.

  THE SYSTEMS BUSINESS

     At the beginning of fiscal 1997, the Company organized the Systems Business into two strategic units: the Systems Engineering Business Unit and the Integration and Network Systems Business Unit. The Systems Engineering Business Unit is generally engaged in system development, integration and engineering activities primarily for defense oriented applications. The Integration and Network Systems Business Unit is generally engaged in network development, document imaging and electronic data interchange activities primarily for non-defense oriented applications.

     Systems Engineering Business Unit. The Company designs, develops and integrates command, control, communications and intelligence systems that provide open, modular computer-based solutions for specific military applications, including information warfare. The Company provides competitive and rapidly accessible solutions to its clients using either COTS software and hardware from multiple providers or custom-built systems.

     The Company has expertise in data assimilation and correlation applications, that is, the technique of accepting, analyzing and displaying electronic data from land-, sea-, air-, and space-based sensors, so it can be rapidly evaluated. The Company's systems give a coherent picture of the available electronic information, as well as the means to share such information. The Company has developed both tactical systems, which allow users to act upon intelligence data immediately, and analytical systems, which permit use of data for evaluation and planning purposes. These types of systems have been used in a variety of military settings, including operations in the Middle East, Somalia, Bosnia and Korea, for tracking troop movements and other intelligence functions.

     The Company uses its expertise to build fully-integrated systems for military intelligence applications. These systems contain state-of-the-art software and hardware products and are often "ruggedized" for use in harsh climates or hazardous environments. The Company uses its integration expertise to help clients achieve interoperability and integration of multiple information systems and to permit the sharing of information across dissimilar systems, thereby increasing the speed and efficiency with which information retrieval and processing can occur. The Company furnishes a variety of services, such as requirements analysis, hardware and software selection, hardware and software on-site installation, systems packaging, troubleshooting, maintenance, repair, and user training, to accomplish the integration and continuing support of its systems. The Company is also involved in the DoD information warfare initiative designed to protect sensitive information resident in a variety of military intelligence networks and systems. In this regard, the Company is the exclusive provider to the Government of WheelGroup's NetRanger(TM) products which provide the client with network vulnerability and intrusion detection capabilities.

     The Company provides engineering and technical support to its clients across a wide array of technical disciplines, including systems design, planning operations and maintenance, configuration management, logistics, training and cost control. The Company's engineering functions generally focus on client needs for configuration management, re-engineering of existing systems, maintenance and technical support. The Company performs software engineering to develop and prototype various data processing and correlation algorithms, systems engineering to integrate complex network and mainframe systems, and management engineering to coordinate and control large system operations, implementation and upgrades.

     The following are significant Systems Engineering Business Unit contracts and programs:

     - The IC4I contract, which was awarded in November 1995 to a team comprised of BTG, EDS, and Sterling with BTG as the prime contractor and EDS and Sterling as sub-contractors, requires the BTG team to provide the USAF and other members of the defense intelligence community with a full range of integrated hardware and software products and services. Two other teams were also selected. The IC4I program will focus primarily on the manufacture and development of interoperable systems and subsystems to upgrade the defense intelligence system. The IC4I contract is a five-year program with total contract capacity of approximately $929 million. Although there can be no assurances, the Company believes that the potential value to BTG under this contract is in excess of $300 million. The IC4I program began generating revenues in fiscal 1997. During the six months ended September 30, 1996, $7.9 million of revenue was recognized by the Company under this contract.

     - The U.S. Department of Transportation's Information Technology Omnibus Procurement Program ("ITOP") program, which was awarded in May 1996 to a team comprised of BTG as the prime contractor, Coopers & Lybrand and eight other subcontractors, will focus on providing systems engineering services in the areas of electronic commerce and electronic data interchange, Internet access and intranet support, local and wide area networks, software engineering, office automation support, and business process reengineering. Eight other teams were also selected. The ITOP contract is a seven-year program with a total contract capacity of approximately $1.1 billion. Although there can be no assurances, the Company believes that the potential value to BTG under this contract is approximately $50 million.

     Integration and Network Systems Business Unit. The Integration and Network Systems Business Unit focuses on the adaptation of the Systems Business expertise to non-defense oriented applications and seeks to leverage the Systems Business expertise with the procurement capabilities of the Product Reselling Business.

     The Company uses its specialized expertise in the areas of local and wide area network design and installation, network management and operations, and network security to develop custom networks and Websites. For example, the Company (i) helped develop customized Websites for Strong Capital Management Inc., Spencer Gifts, Inc., the Fairfax County Economic Development Authority and the U.S. Conference of Mayors, (ii) formed a new subsidiary corporation, CNI, to work with established cable operators to provide local communities with a range of Internet/intranet services and (iii) has designed, installed, secured, and/or managed a variety of networks for its clients.

     The Company uses its expertise in document imaging and data retrieval and organization to provide innovative document storage and retrieval services. BTG used its proprietary TeraSEARCH imaging system in support of a major defense client. The system was installed and the first thousand pages indexed in one day. The system gave researchers and lawyers rapid search and retrieval access to information that would otherwise be buried in millions of pages of notes, contracts, and engineering reports. Initially sized for two million document pages, the system was upgraded to handle over seven million pages. Document capture and search features were enhanced to work with bate stamps (unique document identifiers used in the legal profession), and the system has been integrated with relational database technology to track specific document information like dates and witnesses.

     BTG combines its networking and computer integration skills to create Electronic Data Interchanges ("EDI"s) to help its clients implement inventory programs. For example, BTG designed and implemented an accelerated delivery program for the TVA using an EDI to ensure that the TVA could obtain key computer products within five days of ordering. The Company set up a similar system specifically tailored to satisfy Freddie Mac's unique purchasing preferences, including same-day delivery.

     The following are significant Integration and Network System Business Unit contracts and programs:

     - In August 1996, NIH awarded its ImageWorld program to a team comprised of BTG, IBM, Information Management Consultants, Inc., I-NET Inc., Sensor Systems, Inc. and Xerox. Six other large contractor teams and 13 small and minority businesses were also selected. The teams will compete for task orders for imaging technology, document conversion and electronic storage, and electronic document management. The goal is to convert traditional paper databases into electronic files that can be retrieved and shared among Government workers. The NIH program is a five-year program with a total contract capacity of $100 million. Although there can be no assurances, the Company believes that the potential value to BTG under this contract is approximately $10 million.

     - Since September 1994, the Company, and its wholly-owned subsidiary CAI, have provided to the Department of Education ("DoE") roughly 100 automation support professionals from all technical specialties and a variety of networking and integration services under a large facilities and engineering support contract. Recently, the Company installed and customized a complex WorldWide Web server that will enable the DoE to publish grant announcements and procurement information on the Internet. The DoE contract is a five-year program, including option periods, with a total contract capacity of $60 million. Although there can be no assurances, the Company believes the potential value to BTG under this contract is approximately $50 million. Revenues in fiscal 1996 and the six months ended September 30, 1996 were $4.3 million and $6.6 million, respectively. The DoE contract has accounted for approximately $17.2 million in total revenues through September 30, 1996.

  THE PRODUCT RESELLING BUSINESS

     Technology Systems Business Unit. As a product reseller of computer hardware, software and integrated systems, the Company, through its Technology Systems Business Unit, provides clients with advanced technology products in the areas of enterprise networking, the UNIX operating system environment, data storage, image processing and high-performance client/servers. The Company emphasizes open architecture and widely accepted industry standards in identifying specific products to be used in clients' systems. The Company sells directly to the Government and to systems integrators and prime contractors selling to the Government market.

     A significant percentage of the Company's revenues (41.3% in fiscal 1996 and 54.5% during the six months ended September 30, 1996) is derived from product sales to the Government under a variety of agency-specific IDIQ contracts. For example, the Company provides microcomputer systems, servers, networking components, software and services under its TDA-2 contract to the Department of the Treasury; microcomputer systems, UNIX systems, networking components, software and services under its contract with the NIH; COTS software, including Applixware Word, Spreadsheet, and Send Mail, Oracle 7 Office Relational Database Management System and Interleaf WorldView Press under its SASS contract with the Defense Intelligence Agency ("DIA"); and portable PCs, office automation software, computer peripherals, and technical support and warranty maintenance under its NTOPS contract with the Department of the Navy. More recently, the Company and one other government contractor was awarded the U.S. Army's PC-2 contract to supply the Army with high performance COTS hardware and software. The contract has a total contract capacity of $554 million over two years. Although there can be no assurances, the Company believes the potential value to BTG is approximately $200 million.

     Another significant percentage of the Company's revenues (19.4% in fiscal 1996 and 11.8% for the six months ended September 30, 1996) is derived from sales to the Government either directly under the Company's four GSA Schedule contracts or from sales to other prime contractors with GSA Schedule contracts. See "-- Government Contracts -- The GSA Schedules." GSA Schedule contracts permit the Company to offer over 50,000 products from more than 300 suppliers. Representative products include operating systems, work stations, file servers, backup and storage systems, printers, secure wide area networks, hardware peripherals, computer software, and document imaging software.

     In order to complement its ability to provide complete solutions to its clients, the Company's Product Reselling Business assembles and sells a line of high-performance RISC- and Intel-based computers under its own BTG trade name. BTG has an agreement with Digital under which Digital supplies it with Alpha microprocessors. The BTG systems offer Microsoft's Windows and Windows NT operating systems, with access to thousands of COTS software applications. The Company offers a full range of support services to clients purchasing BTG systems, including testing, installation, maintenance and user support. Approximately 4.2% of total revenues in fiscal 1996 and for the six months ended September 30, 1996, were obtained from sales of products carrying the BTG trade name.

     The Company has invested in infrastructure improvements over the past two years to support its product reselling activities, including automated order processing, inventory control and status checking systems that permit 48-hour turnaround on most orders. The Company provides its clients a range of support services, including employee training, maintenance, repair and user assistance. Products sold by the Company are protected by a variety of warranties, and the Company also offers extended service contracts for many products. Technical support services are often provided by personnel in the Company's systems development, integration and engineering business areas, although third-party service firms are also used in certain instances. In order to provide a centralized source of products for its clients, the Company maintains strong relationships with leading providers of hardware and software products. See
"-- Suppliers."

CLIENTS

     The Company derives a substantial portion of its revenues from contracts with various agencies of the Government, including all four armed forces, the DIA, the GSA, the National Security Agency ("NSA"), and many of the civilian Government agencies such as the Environmental Protection Agency, and the Departments of Treasury and Education. Under the NATO BOA, the Company has sold services and products to member countries and agencies of NATO. In addition, the Company has performed projects for, or supplied computer hardware, software and integrated systems to, a limited number of commercial clients, as well as several state and local governments. As of September 30, 1996, the Company was performing on over 90 active Government contracts, with a total contract capacity (including option periods) in excess of $1.0 billion. This amount was increased to over $1.3 billion as a result of the award of the U.S. Army's PC-2 contract to the Company in October 1996. See "-- Backlog."

     In fiscal 1995, 1996 and the six months ended September 30, 1996, the Company derived approximately 91.2%, 89.8% and 89.6%, respectively, of total revenues from Government contracts. The following table sets forth the Company's estimates of its total revenues in the last two fiscal years and for the six months ended September 30, 1996:

                                                             FISCAL YEAR ENDED
                                                                 MARCH 31,          SIX MONTHS ENDED
                                                            -------------------    ------------------
                                                            1995          1996     SEPTEMBER 30, 1996
                                                            -----         -----    ------------------
                                                                      (% OF TOTAL REVENUE)
DoD -- armed forces......................................    27.2%         31.3%           25.7%
DoD -- national security agencies........................    11.3           8.7             4.1
NATO.....................................................    27.6          15.2             1.0
                                                            -----         -----          ------
     Defense contracts...................................    66.1          55.2            30.8
                                                            -----         -----          ------
GSA (including BTG clients with GSA Schedule sales)......    17.8          19.4            11.8
Other federal civilian agencies..........................     7.3          15.2            47.0
Commercial clients, state and local governments, and
  other..................................................     8.8          10.2            10.4
                                                            -----         -----          ------
     Non-defense contracts...............................    33.9          44.8            69.2
                                                            -----         -----          ------
          Total..........................................   100.0%        100.0%          100.0%
                                                            =====         =====    ==============

TEAMING RELATIONSHIPS

     The Company maintains teaming relationships with major Government contractors, including BDM, Coopers & Lybrand, EDS, Sterling, UNISYS and Xerox, in order to bid on and participate in a greater number of increasingly large and complex procurement projects. Teaming relationships have enabled BTG to secure several large Government contracts such as the IC4I contract, which was awarded in November 1995 to a team comprised of BTG, as the prime contractor, EDS and Sterling. The IC4I contract requires the BTG team to provide the USAF and other members of the defense intelligence community with a full range of integrated hardware and software products and services.

SALES AND MARKETING

     Within its Systems Business, the Company's sales and marketing activities are conducted by senior management and its own professional staff of engineers, analysts and other personnel. Within its Product Reselling Business, the Company employs approximately 86 sales and marketing personnel, of whom 79 are primarily engaged in sales and seven are primarily engaged in marketing activities. The Company provides training to its sales force on various Government procurement processes and technical features of the products and services it offers. All sales personnel have been trained on, and have on-line access to, the Company's computerized system for maintaining price, product availability, bid, ordering and order-status information. Marketing personnel design and direct the Company's market research, telemarketing and direct mail campaigns, and oversee product management efforts. The Company also plans to implement Company-sponsored catalogues and seminars, advertise in specialty trade publications and participate in major trade shows.

BACKLOG

     Many of the Company's Government contracts, while extending for more than one year, are funded by the procuring agency on an annual basis. This results in a variance between "funded backlog" and "contract backlog." In addition, many of these contracts contain a total contract capacity reflecting the maximum amount that the Government can purchase under the contract. Contract backlog is a portion of total contract capacity and represents management's estimate of the aggregate contract revenues that will be earned by the Company over the life of the contract, including option periods. Funded backlog represents the extent to which Government contracts have been funded by procuring agencies. Funded backlog generally varies over the course of a year depending upon procurement and funding cycles. As a result, year-to-year comparisons are difficult and not necessarily indicative of any future trends in revenues.

     The Company's estimated contract backlog as of March 31, 1995 and 1996 and September 30, 1996 was $227.7 million, $788.0 million, and $857.0 million, respectively. Of these amounts, the Company estimates that $34.1 million, $36.0 million and $104.7 million, respectively, represented funded backlog. Moreover, the U.S. Army's PC-2 contract awarded in October 1996 increased the Company's contract backlog by $200 million to over $1.0 billion. The Company believes that the increase in estimated contract backlog as compared with funded backlog over these periods is a reflection of the Government's increased reliance upon IDIQ contracts. See "-- Government Contracts -- Negotiated Procurement Contracts." Due to the Government's ability to select multiple winners under its IDIQ contracts, as well as its right to limit orders to any particular awardee, there can be no assurances that unfunded contract backlog will result in actual orders.

SUPPLIERS

     The Company devotes significant resources to establishing and maintaining relationships with its suppliers. The Company offers its suppliers a number of opportunities to expand their sales to the Government market, including access to the Government market through numerous diverse contracts, relief from compliance costs of procurement regulations for selling directly to the Government market, lower costs for selling and marketing programs, and elimination of billing and collection costs related to the Government market, and participation in product services, including numerous Government-specific marketing programs and end-user technical support.

     The terms of the Company's agreements with its suppliers vary widely, but typically permit the Company to purchase products for resale to the Government. Most of the Company's supplier agreements do not require the Company to purchase any specified quantities of product. The Company typically requires suppliers acting under its Government contracts to provide the Company with supply and price protection for the duration of such contracts. Other than supplier agreements under Government contracts, the Company's supplier agreements are typically terminable by the supplier on short notice, at will or immediately upon default by the Company. These supplier agreements also typically permit the Company to return previous product purchases at no charge, for a specified restocking fee and/or in exchange for other products of the supplier. The Company also purchases some products from independent distributors.

     Suppliers provide the Company with incentives in the form of discounts, rebates, credits, inventory financing programs and cooperative advertising and market development funds. In accordance with the terms of its Government contracts, the Company provides periodic reporting of pertinent supplier contract terms and conditions to Government contracting officials. A reduction in or discontinuance of these incentives or significant delays in receiving reimbursements could materially adversely affect the Company.

     As a product reseller, the Company must continue to obtain products at competitive prices from leading suppliers in order to provide a centralized source of price-competitive products for its clients and to be awarded new Government contracts and Government orders under its existing IDIQ contracts. Although most of the Company's suppliers currently do not sell their products under their own GSA Schedule contracts, certain suppliers have, and others may apply for, their own GSA Schedule contracts and may sell their products at lower end-user prices than those the Company currently offers or could profitably offer. Although the Company believes its relationships with its key suppliers to be good, certain actions by suppliers could adversely affect the Company's operations, including sales directly to the Government, sales to the Company's competitors on more favorable terms than to the Company, use of additional resellers to represent their products on a GSA Schedule contract, restriction or termination of the Company's rights to sell their products, or restriction of their products from being carried on a GSA Schedule contract.

GOVERNMENT CONTRACTS

     Approximately 91.2%, 89.8% and 89.6% of the Company's total revenues in fiscal 1995, 1996 and for the six months ended September 30, 1996, respectively, were derived from business performed under the following two types of Government contracts (i) contracts obtained through a negotiated procurement process and
(ii) GSA Schedule contracts. The Company's activities within its Systems Business are generally performed under contracts obtained through negotiated procurements, while the Company's product reselling activities are generally performed under both negotiated procurement contracts (IDIQ type) and GSA Schedule contracts.

     Government contracts are generally subject to a number of risks including, for example, the termination of contracts by the Government for convenience or default, the availability of Government funding, the right of the Government not to exercise option years under contracts, to amend contracts and to subject contracts to a competitive rebidding process, the adjustment of costs and revenue by Government auditors, and the shutdown or partial shutdown of selected Government agencies. Prior to fiscal 1996, the Company had not been materially affected by the foregoing risks. In the latter half of fiscal 1996, however, the Company's operations were adversely affected by the Government's budget impasse which resulted in the partial shutdown of the Government for several weeks during the third and fourth quarters of the Company's fiscal year. This partial shutdown had a negative impact on the Company's third quarter operations. In addition, the processing of payments under Government contracts was delayed by the shutdowns. This resulted in the Company having to carry its outstanding receivable accounts for longer periods of time which, in turn, meant higher interest costs. The potential exists for similar Government shutdowns in future years. The extent of any impact on the Company's results of operations, financial position, or liquidity resulting from possible future shutdowns cannot be predicted at this time.

     Negotiated Procurement Contracts. Negotiated procurement contracts include cost-reimbursement contracts (both cost-plus-fixed-fee and cost-plus-award-fee), time and materials contracts, fixed-price contracts and IDIQ contracts. Revenues derived under negotiated procurement contracts during fiscal 1995 and 1996 and the six months ended September 30, 1996 were as follows by contract type:

                                                    FISCAL YEAR ENDED MARCH 31,             SIX MONTHS ENDED
                                             ------------------------------------------    -------------------
                                                    1995                   1996            SEPTEMBER 30, 1996
                                             -------------------    -------------------    -------------------
                                                                  (DOLLARS IN THOUSANDS)
                                             REVENUE     PERCENT    REVENUE     PERCENT    REVENUE     PERCENT
                                             --------    -------    --------    -------    --------    -------
Cost-reimbursement........................   $ 26,246      22.7 %   $ 32,249      20.8%    $ 13,666       9.2%
Time and materials........................      4,326       3.8        5,515       3.5        7,233       4.9
Fixed-price...............................      6,340       5.5       19,695      12.7        9,284       6.3
IDIQ*.....................................     78,512      68.0       97,657      63.0      118,078      79.6
                                             --------    -------    --------    -------    --------    -------
Total negotiated procurement contract
  revenue.................................   $115,424     100.0 %   $155,116     100.0%    $148,261     100.0%
                                             =========   =======    =========   =======    =========   =======

---------------
* Approximately $9.2 million, $9.6 million and $14.1 million of total Company revenues in fiscal 1995 and 1996 and the six months ended September 30, 1996, respectively, were generated under IDIQ contracts which were primarily service-oriented. Approximately $69.3 million, $88.1 million and $103.9 million of total Company revenues in fiscal 1995 and 1996 and the six months ended September 30, 1996, respectively, were generated under IDIQ contracts which were primarily product-oriented.

     Cost-plus-fixed-fee contracts provide for the reimbursement of incurred costs during contract performance, to the extent that such costs are allowable and allocable, and the payment of a fixed fee. The size of such fees as a proportion of the contract value is limited by law. Cost-plus-award-fee contracts typically provide for the reimbursement of costs with a base fee and an additional fee that is based upon a periodic evaluation of the contractor's performance against specified criteria. Under time and materials contracts, the contractor agrees to provide certain categories of labor that satisfy established education and experience qualifications at a fixed hourly rate. To the extent a contractor's costs differ from the fixed hourly rate, the contractor realizes all of the benefit or detriment resulting from decreases or increases in the cost of performing the work. Under fixed-price contracts, the contractor agrees to perform certain work for a fixed price and, accordingly, realizes all the benefit or detriment resulting from decreases or increases in the cost of performing the work.

     Under typical IDIQ contracts, the contractor agrees to provide specific products and related services at specified unit prices. These contracts, which are often awarded for large scale Government purchases of computer hardware, software and integrated systems, are typically awarded through a formal competitive bid process. The periods of performance for IDIQ contracts typically span a base year and a number of option years. Under IDIQ contracts, the Government is under no obligation to make purchases at levels approved under the contract. As part of the Government mandate to stream-line procurement contracting procedures, agencies are awarding IDIQ contracts to multiple parties. Each winner then has an opportunity to provide the types of products and services described in the contract. The agency then typically buys from the most competitive contractor without going through additional formal procurement procedures. IDIQ contracts are often subject to modification as products included in original contract specifications are replaced with new technology.

     Unsuccessful offerors on bids for negotiated procurement contracts often bring protests challenging agency action in connection with the procurement, either before the General Accounting Office (the "GAO"), the United States Court of Federal Claims, a United States District Court or another appropriate forum. The Company is currently aware of a bid protest of its U.S. Army's PC-2 contract. Although there can be no assurances, management believes that the award of the U.S. Army's PC-2 contract to the Company will be upheld.

     The GSA Schedules. Approximately 19.4% and 11.8% of the Company's total revenue in fiscal 1996 and the six months ended September 30, 1996, respectively, were derived from sales pursuant to GSA Schedule contracts held by the Company during those periods and from sales to other prime contractors of the Government with GSA Schedule contracts. The Company is one of the 10 largest GSA Schedule holders and holds four GSA Schedule contracts: one Schedule A contract for turnkey and large systems products; one Schedule B/C contract for microcomputers, software and peripheral equipment; one Schedule E contract for electronic commerce, electronic data interchange, automated procurement systems and BTG services; and one Schedule 58VA for miscellaneous supplies related to sales pursuant to the Company's other GSA Schedules. The Company's GSA Schedules have terms ranging from one to five years. The Company has not experienced any difficulty in obtaining renewal of its GSA Schedule contracts.

     At the time of initial award, prices to the end-users under the Company's GSA Schedules are set for the duration of the contract at a specified level or at specified levels varying over time. In addition, under certain circumstances, BTG is required under the terms of its GSA Schedules to pass on any savings, resulting from supplier discounts, or other price reductions, to the Government in the form of corresponding price reductions. Furthermore, the GSA Schedules do not have pre-set delivery schedules or minimum purchase levels. The uncertainties related to future contract performance costs, quantities to be shipped and dates of delivery make it difficult to predict the future revenues and profits, if any, that may result from such contracts.

     The Procurement Process. The Company's Government Contracts Department, which consisted of 11 employees at September 30, 1996, prepares bids on procurements and advises Company personnel on a wide variety of technical and practical issues relating to the procurement process. The Company believes its experience in the procurement process enables it to identify procurement opportunities and to manage resources cost-effectively in the pursuit of a variety of procurement bids. It is involved in evaluating bid opportunities, identifying key products or services needed to respond to bids, negotiating favorable agreements with suppliers and co-contractors, preparing written responses to the solicitation document, meeting all mandatory technical requirements and, in general, successfully processing the proposal effort from initial submission to post-award implementation. This department also monitors compliance with the relevant procurement regulations and keeps abreast of changes in such regulations.

COMPETITION

     In seeking to provide a broad range of services and products that address the complete information technology needs of its clients, the Company participates, to varying degrees, in multiple segments of the information technology market, including markets for systems engineering, development and integration and networking and document imaging services and for the sale of products and component parts. Each of the market segments in which the Company operates is competitive. Within each segment, the Company competes against different firms of varying sizes, with different specializations and skills. The number and size of competitors vary among operating groups and within the individual divisions of each group. Frequently, the number and identity of competitors vary even from program to program within a given business area. Many of the Company's competitors are significantly larger and have greater financial resources than the Company. Some of these competitors are divisions or subsidiaries of large, diversified companies that have access to the financial resources of their parent companies. In the Product Reselling Business, the Company competes with certain computer manufacturers, who sell directly to the Government market, as well as a number of systems integrators, resellers and distributors. In addition, the Company is always at risk to potential competition from its suppliers in its Product Reselling Business. See
"-- Suppliers."

     The Company believes that the principal competitive factors in the Systems Business are technical understanding, management capability, past contract performance, personnel qualifications and price. In the Product Reselling Business, the Company believes that while price is still the most important competitive factor, the Government has recently placed greater emphasis on a company's past performance. During its recent history, the Company has been successful in winning new and repeat contract awards in its Product Reselling Business and in the exercise of contract option years in its Systems Business, both of which the Company believes are attributable to the strength of its past contract performance and its competitive prices. Further, the Company's senior management team has an extensive number of years of industry specific technical and managerial experience. As a result, the Company believes that it competes favorably on each of the principal competitive factors within both its Systems and Product Reselling Businesses.

CERTAIN REGULATORY MATTERS

     The nature of the Company's business subjects the Company to various regulatory restrictions and limitations, including those set forth below.

     Security Clearances. Many of the Company's Government contracts require the Company to maintain facility security clearances complying with DoD requirements. The Company believes that it is in compliance with these requirements. As of September 30, 1996, approximately 37% of the Company's employees possessed secret or top secret security clearances, which are required for the performance of certain of the Company's contracts. The Company has never had a contract terminated for security reasons.

     Government Contract Audits and Investigations. Government contractors are commonly subject to various audits and investigations by Government agencies. Among the agencies that oversee or enforce contract performance are the DCAA, the Inspectors General of the various departments, the Defense Criminal Investigative Service, the GAO and the Department of Justice. These audits and investigations involve a review of a contractor's performance on its contracts, as well as its pricing practices, costs and compliance with applicable laws, regulations and standards. The DCAA generally audits cost-reimbursable contracts to verify that costs have been properly charged to the Government. Final audits by the DCAA have been completed for the Company's fiscal years through 1992. The Company has not experienced any material adverse effects as a result of these completed audits. The DCAA is currently in the process of completing its audits for the Company's fiscal years 1993 and 1994. Management does not expect the completion of these audits, or of future audits on open years 1995 and 1996, to have a material adverse effect on the Company's consolidated financial position.

     One of the Company's contracts was audited during fiscal year 1996 by the Inspector General of the Government agency. The Company was recently notified that the Government was seeking to recover approximately $156,000 as a result of the audit. The Company does not believe this audit will have a material adverse effect on the Company.

EMPLOYEES

     As of September 30, 1996, the Company employed 1,021 employees, 725 of whom were technical/managerial staff, 210 of whom were administrative staff and 86 of whom were engaged in sales and marketing. As of such date, 378, or 37%, of the Company's employees possessed secret or top secret security clearances, which are required for the performance of certain of the Company's contracts. The Company believes that it is competitive in hiring and retaining qualified personnel. The Company's ability to remain competitive will be based in large measure upon its ability to recruit and train qualified personnel. None of the Company's employees is represented by a labor union. The Company considers its relations with its employees to be good and has not experienced any significant labor problems.

PROPERTIES

     The Company leases all of the offices and facilities used in connection with its operations, which as of September 30, 1996 comprise approximately 280,000 square feet at various sites located in 11 states. The following table sets forth information relating to the significant offices and facilities leased by the Company.

       LOCATION          SQUARE FOOTAGE                  EXPIRATION OF LEASE(S)
----------------------   --------------     -------------------------------------------------
Vienna, Virginia......       74,400(1)      March and July 1997
Vienna, Virginia......       29,600(2)      Month-to-month and March 1997
San Antonio, Texas....       11,900         March 2000
McLean, Virginia......       50,000         May 2002
Rosslyn, Virginia.....       11,500         January 1997
Niceville, Florida....       17,750(3)      April and July 1997, November 1998 and March 2003
Sterling, Virginia....       17,700         March 1997

---------------
(1) This site, BTG's corporate headquarters, is held under two leases. The Company has recently entered into a new lease in Fairfax, Virginia, beginning in April 1997, to replace its Northern Virginia properties. The new facility has approximately 209,000 square feet and will be used as the Company's corporate headquarters.

(2) Held under four leases, three of which expire in March 1997.

(3) Held under four leases.

LEGAL PROCEEDINGS

     As of September 30, 1996, there were no material pending legal proceedings to which BTG was a party or to which any of its property was subject, nor, to BTG's knowledge, is any material legal proceeding threatened.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below is certain information with respect to the directors and executive officers of BTG.

            NAME               AGE                           POSITION
----------------------------   ---    -------------------------------------------------------
Dr. Edward H. Bersoff (1)...   54     Chairman of the Board, President and Chief Executive
                                      Officer
Clifton Y. Bumgardner.......   46     Senior Vice President, Chief Technical Officer
John M. Hughes..............   44     Senior Vice President, Chief Financial Officer
John Littley, III...........   49     Senior Vice President, Corporate Development
Marilynn D. Bersoff.........   48     Senior Vice President, Administration and Secretary
C. Thomas Nixon.............   42     Senior Vice President, General Manager
                                        Technology Systems Business Unit
Randall C. Fuerst...........   40     Senior Vice President, General Manager
                                        Systems Engineering Business Unit
Leland R. Phipps............   41     Senior Vice President, General Manager
                                        Integration and Network Systems Business Unit
Dr. Ruth M. Davis (1)(2)....   67     Director
James V. Kimsey (3).........   57     Director
Dr. Alan G. Merten (2)......   53     Director
Raymond T. Tate (3).........   71     Director
Ronald L. Turner (2)........   48     Director
Donald M. Wallach (1)(3)....   62     Director

---------------
(1) Member of the Executive Committee.

(2) Member of the Audit and Finance Committee.

(3) Member of the Organization and Compensation Committee.

     Dr. Edward H. Bersoff has served as BTG's President, Chief Executive Officer and Chairman of the Board of Directors since he founded the Company in 1982. From 1975 until 1982, he was employed by CTEC, Inc. ("CTEC"), a provider of systems integration services, serving first as Vice President, then Executive Vice President, and later as President. Previously, he was employed by Logicon, Inc., a provider of advanced technology systems and services to national security, civil and industrial clients, and the National Aeronautics and Space Administration, in Cambridge, Massachusetts. Dr. Bersoff serves as Chairman of the Professional Services Council and as a director of Phillips Business Information, Inc. He is the husband of Marilynn D. Bersoff.

     Clifton Y. Bumgardner has served as a Vice President of BTG since its founding in 1982 and is currently Senior Vice President and Chief Technical Officer. His primary responsibility is research and development and technical assistance on large proposal efforts. He has over 22 years of experience in systems development, integration and engineering. Previously, he was manager of software development and later Vice President of CTEC.

     John M. Hughes has served as Vice President and Chief Financial Officer of BTG since 1992 and is currently Senior Vice President and Chief Financial Officer. From 1974 to 1992 he held various positions at ManTech International Corporation ("ManTech"), a professional and technical services company, where he served most recently as Senior Vice President and Corporate Treasurer. His primary responsibilities at ManTech included business development, strategic planning and implementation. His role at BTG is to provide financial management and direct strategic support for BTG's growth through internal strategy, financing alternatives and acquisitions. Mr. Hughes has 23 years of experience in the financial operations and management of technology growth companies.

     John Littley, III has served as Vice President, Corporate Development, in charge of developing new business opportunities, since April 1994 and is currently Senior Vice President, Corporate Development. In this capacity, he performs corporate oversight of several significant Government contract wins and contracts, including SASS and IC4I. He served as Director of Corporate Development for BTG from September 1993 to April 1994. Between 1991 and 1993 he was Vice President of Corporate Development for SEA, Inc., a computer engineering firm. Mr. Littley originally joined BTG in 1982, and served in a variety of other positions, including Director of Advanced Programs, Director of Engineering Services and Director of Systems Development until 1991.

     Marilynn D. Bersoff has served as Vice President and Secretary of BTG since 1993 and is currently Senior Vice President and Secretary. She also served as Secretary of BTG from 1982 to 1987 and as Secretary and Treasurer from 1987 to 1993. She was employed by CTEC from 1978 to 1982 and by a data transmission company prior to CTEC. She has over 20 years of experience in administration, management and technical support. She has also been involved in the production and quality control of products and services. She is the wife of Dr. Bersoff.

     C. Thomas Nixon has served as Vice President and General Manager of the Company's Technology Systems Business Unit or its predecessor since March 1995 and is currently Senior Vice President and General Manager of the Technology Systems Business Unit. Prior to joining BTG, he spent 18 years with AT&T Corporation ("AT&T"). Most recently, he was Assistant Vice President, Marketing and New Business Capture with AT&T Global Information Solutions. Mr. Nixon has over 19 years of managerial, marketing, operational support and technical experience in the information systems and communications field.

     Randall C. Fuerst has served as Vice President of BTG since 1991 and is currently Senior Vice President and General Manager of the Systems Engineering Business Unit. Mr. Fuerst has been with BTG since 1982 and has served in a variety of positions with the Company including Program Manager, Tactical Programs Division Director, and Group Manager of Engineering and Development. He has over 16 years of experience in complex systems development, integration, and world-wide systems support. Previously, Mr. Fuerst worked at CTEC where he was manager of fielded systems support.

     Leland R. Phipps is currently Senior Vice President and General Manager of the Company's Integration and Network Systems Business Unit. Prior to joining BTG in October 1995, Mr. Phipps was an owner and corporate officer of CAI, where he had been employed since 1982. While at CAI, Mr. Phipps served in a variety of management positions including President and Chief Operating Officer from 1989 to 1995. In addition, he currently is a director for two privately-held companies. He has over 14 years of general management, finance, marketing, operational and technical development experience in the information technology industry.

     Dr. Ruth M. Davis is Chair of The Aerospace Corporation, a Government chartered not-for-profit corporation, and has served since 1981 as President and Chief Executive Officer of the Pymatuning Group, Inc., a consulting firm which specializes in industrial modernization strategies and technology development. Dr. Davis also currently serves on the boards of Air Products and Chemicals, Inc., Ashton Technology Unit, Consolidated Edison Company of New York, Inc., Ceridian Corporation, Giddings & Lewis, Inc., Premark International, Inc., Sprint Corporation, Varian Associates, Inc. and Tupperware U.S., Inc. She served as Assistant Secretary of Energy for Resource Applications from 1979 to 1981 and as a Deputy Undersecretary of Defense for Research and Advanced Technology from 1977 to 1979.

     James V. Kimsey has served at various times as Chairman of the Board, Chief Executive Officer and President of America Online, Inc. ("AOL") since founding the company in 1985 and is currently Chairman Emeritus. AOL is the leading provider of interactive on-line services to consumers. In addition, Mr. Kimsey is currently a member of the Board of Directors of Capital One Financial Corporation, Batterson Venture Partners, University Support Services, Inc., The Jamestown Foundation, Refugees International and the National Stroke Association.

     Dr. Alan G. Merten became the President of George Mason University on July 1, 1996. From 1989 until accepting this position, he served as Dean of the Johnson Graduate School of Management at Cornell University. Dr. Merten also currently serves on the boards of Comshare, Inc., The INDUS Group, Inc. and as a trustee of Common Sense Trust, and as a director/trustee of Van Kampen American Capital Bond Fund,

Inc., Van Kampen American Capital Convertible Securities, Inc., and Van Kampen American Capital Income Trust.

     Raymond T. Tate has served since 1994 as Chairman of the Board, President and Chief Executive of Ashton Technology Group, Inc., a technology company primarily involved in financial transaction and neural network research and development activities. In 1979 he founded, and has since served as President of Raymond Tate Associates, Inc., a technology consulting firm. He is a former Deputy Assistant Secretary of the Navy and a former Deputy Director of the NSA.

     Ronald L. Turner has served, since 1993, as the President and Chief Executive Officer of Computing Devices International, the defense electronics business division of Ceridian Corporation, an information technology company. From 1987 to 1993 he served as President and Chief Executive Officer of GEC-Marconi Electronic Systems Corporation. Mr. Turner also currently serves on the boards of Aerospace Industries Association of America, Inc., Advanced Technology Services, Inc., FLIR Systems, Inc., and Electronics Industries Association Government Division.

     Donald M. Wallach has served since 1965 as the President of Wallach Associates, Inc., a professional recruiting and employment counseling firm which recruits primarily executive and technical professionals in the fields of defense, electronics, space and computer science.

COMPENSATION OF DIRECTORS

     Non-employee directors of BTG receive quarterly payments of $3,000 and a fee of $2,000 (plus expenses) for each board meeting attended, and $1,000 (plus expenses) per committee meeting attended. Attendance via telephone is compensated at one-half of the normal rate. Directors also receive options under the Directors Stock Option Plan (the "Directors Plan"). The Directors Plan provides for the granting of a maximum of 100,000 non-qualified stock options to non-employee members of the Board of Directors. The option price per share is equal to the fair market value of a company share on the date of grant. The term of each option is 10 years, and an option first becomes exercisable six months after the date of grant. Under the terms of the Directors Plan, each non-employee member of the Board of Directors will be granted 1,000 options on each anniversary date of the director's service commencement date. During fiscal 1996, 10,000 options, with a per share exercise price of $11.25, were granted under the Directors Plan. In addition, on October 15, 1996, the Board adopted the BTG Non-Employee Director Stock Purchase Plan pursuant to which non-employee directors may elect to have their fees invested in BTG common stock at 100% of the fair market value ("FMV"). FMV is based upon the lower of the closing price for the stock at the beginning or end of an election period. The election period is the 12-month period beginning October 1 of each year. Up to 100,000 shares can be issued under the plan. The plan is subject to shareholder approval.

COMMITTEES OF THE BOARD OF DIRECTORS

     Executive Committee. The members of the Executive Committee of the Company's Board of Directors are Drs. Bersoff and Davis and Mr. Wallach. The Executive Committee has been delegated all of the powers of the Board of Directors to the extent permitted under the Virginia Stock Corporation Act.

     Audit and Finance Committee. The members of the Audit and Finance Committee of the Company's Board of Directors are Mr. Turner and Drs. Davis and Merten, all of whom are non-employee directors. The Audit and Finance Committee, among other things, makes recommendations concerning the engagement of independent auditors, reviews the results and scope of the annual audit and other services provided by the Company's independent auditors, and reviews the adequacy of the Company's internal accounting controls.

     Organization and Compensation Committee. The members of the Organization and Compensation Committee of the Company's Board of Directors are Messrs. Kimsey, Tate, and Wallach, all of whom are non-employee directors. Messrs. Tate and Wallach have served as members of the Organization and Compensation Committee since the beginning of fiscal 1994, and Mr. Kimsey has served as a member of such committee since August 1995. The Compensation Committee has the authority and performs all the duties related to the compensation of management of the Company, including determining policies and practices, changes in compensation and benefits for management, determination of employee benefits and all other matters relating to employee compensation, including administering the Company's 1995 Employee Stock Option Plan.

EXECUTIVE COMPENSATION

     The following table sets forth certain summary information concerning the compensation paid to the Company's Chief Executive Officer and each of the other "four most highly compensated executive officers" (the "Named Executive Officers") whose total annual salary and bonus exceeded $100,000 during the year ended March 31, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM
                                                                                  COMPENSATION
                                                                                  ------------
                                          FOR THE         ANNUAL COMPENSATION      SECURITIES
                                        FISCAL YEAR      ---------------------     UNDERLYING        ALL OTHER
    NAME AND PRINCIPAL POSITION       ENDED MARCH 31,    SALARY($)    BONUS($)     OPTIONS(#)     COMPENSATION(1)
-----------------------------------   ---------------    ---------    --------    ------------    ----------------
Edward H. Bersoff..................         1996         $ 289,745    $150,000            0           $  9,557
  Chairman of the Board, President          1995           253,821     115,000       11,000             24,423
  and Chief Executive Officer               1994           243,736     110,000       13,000             25,835

John M. Hughes.....................         1996           219,723      40,000            0             10,055
  Senior Vice President, Chief              1995           202,585      37,500        7,500             16,828
  Financial Officer                         1994           197,630      30,000        5,000              9,406

Marilynn D. Bersoff................         1996           124,702      40,000            0              8,600
  Senior Vice President,
    Administration                          1995           110,735      25,000        2,500             14,011
  and Secretary                             1994           109,894      27,500        4,000             14,328

C. Thomas Nixon....................         1996           180,590      20,000            0              8,758
  Senior Vice President, General
  Manager Technology Systems
  Business Unit

---------------
(1) Amounts in this column include Company contributions under the Company's 401(k) profit sharing plan, Company-paid life insurance premiums, additional executive allowances and reimbursement of uninsured medical expenses (capped at $5,000 per year).

STOCK OPTIONS

     Option Grants. The Company has granted options to the Named Executive Officers under three separate Option Plans, only one of which, the 1995 Employee Stock Option Plan, has options that can be granted currently. At March 31, 1996, options to purchase 678,500 shares of Common Stock were available for issuance under the Employee Option Plan. No options for Common Stock were granted to any of the Named Executive Officers during the year ended March 31, 1996. The Company does not have any stock appreciation rights.

     Option Exercises and Year-End Value. The following table sets forth information regarding the exercise of options during the year ended March 31, 1996, as well as the fiscal year-end value of all unexercised options held, by the Named Executive Officers.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                                       NUMBER OF
                                                                 SECURITIES UNDERLYING            VALUE OF UNEXERCISED
                                                                 UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS AT
                                     SHARES                          MARCH 31, 1996                MARCH 31, 1996(1)
                                   ACQUIRED IN     VALUE      ----------------------------    ----------------------------
              NAME                  EXERCISE      REALIZED    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE    EXERCISABLE
--------------------------------   -----------    --------    -------------    -----------    -------------    -----------
Edward H. Bersoff...............      12,500      $76,688         23,835          22,665         $93,685        $ 144,523
Marilynn D. Bersoff.............       4,500       34,920         11,835           4,665          62,940           29,073
John M. Hughes..................           0            0         10,834           1,666          37,358           10,704
C. Thomas Nixon.................           0            0              0               0               0                0

---------------
(1) Based on a fair market value of $9.875 per share as of March 31, 1996.

EMPLOYMENT AGREEMENTS

     Pursuant to an agreement dated as of October 28, 1994, Dr. Bersoff serves as the Chairman of the Board, President and Chief Executive Officer of BTG. Dr. Bersoff is paid minimum annual cash compensation of $260,000 and is employed for a term ending on March 31, 2000. This term is automatically extended for successive two-year periods unless written notice to terminate is given at least six months prior to the expiration of the term or any such two-year extension of the term. Dr. Bersoff's minimum annual cash compensation for such two-year extensions will increase by 10% for each such extension. Dr. Bersoff's employment may be terminated by the Board of Directors of BTG for willful and gross misconduct and in the case of death or illness or disability which prevents Dr. Bersoff from substantially fulfilling his duties for a period in excess of six consecutive months. If Dr. Bersoff's employment is terminated because of death or illness or disability, he or his estate, as the case may be, will be paid the cash compensation due Dr. Bersoff for a period of three months following the date of termination. The agreement includes a covenant by Dr. Bersoff not to be involved, directly or indirectly, in a business enterprise that competes with BTG during the term of his employment and for two years thereafter. In addition, under the terms of his employment agreement, Dr. Bersoff will be nominated to serve as a director of BTG during the term of his employment.

                              CERTAIN TRANSACTIONS

     Between October 1991 and May 1993, Raymond Tate Associates, Inc. Retirement Account of which Raymond T. Tate, a director of BTG, has a majority ownership interest, loaned BTG an aggregate of $75,000 in exchange for notes bearing interest at rates ranging from 10% to 12 1/2% per annum. In May 1993, Raymond and Helen Tate loaned BTG $125,000 in exchange for a note bearing interest at 11% per annum. The notes were paid in full, including all accrued interest, on July 15, 1994.

     Between March 1991 and May 1993, Wallach Associates, Inc. Employee Profit Sharing Plan Trust, of which Donald M. Wallach, a director of BTG, is the sole beneficiary, loaned BTG an aggregate of $200,000 in exchange for notes bearing interest at rates ranging from 11% to 13% per annum. These amounts were repaid in full, including all accrued interest, on July 15, 1994. In addition, in November 1995, Wallach Associates, Inc., the common stock of which is wholly-owned by Mr. Wallach, was paid $11,402 for professional recruiting services by the Company.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of September 30, 1996, and as adjusted to reflect the sale of 1,670,000 shares offered hereby by the Company and the 80,000 shares offered hereby by the Selling Shareholder, by (i) each director of the Company and each of the Named Executive Officers who beneficially own shares of BTG's Common Stock as of such date, (ii) the Selling Shareholder, (iii) all persons known by BTG to be beneficial owners of more than 5% of its outstanding Common Stock and (iv) all directors and executive officers of the Company as a group.

                                                  SHARES BENEFICIALLY                   SHARES BENEFICIALLY
                                                   OWNED PRIOR TO THE                     OWNED AFTER THE
                                                      OFFERING(1)         SHARES TO         OFFERING(1)
                                                  --------------------    BE SOLD IN    --------------------
                     NAME                          NUMBER      PERCENT     OFFERING      NUMBER      PERCENT
-----------------------------------------------   ---------    -------    ----------    ---------    -------
Edward H. Bersoff(2)...........................   1,344,535     21.6%       80,000      1,264,535     16.0%
Donald M. Wallach(3)...........................     266,805       4.3        --           266,805       3.4
Marilynn D. Bersoff(4).........................      93,712       1.5        --            93,212       1.2
James V. Kimsey(5).............................      11,000       *          --            11,000       *
Ruth M. Davis(6)...............................       5,750       *          --             5,750       *
John M. Hughes(7)..............................       4,121       *          --             4,121       *
Raymond T. Tate(8).............................       2,000       *          --             2,000       *
Ronald L. Turner(9)............................       3,500       *          --             1,000       *
C. Thomas Nixon................................       1,246       *          --             1,246       *
Alan G. Merten(10).............................      --           *          --            --           *
All directors and executive officers as a group
  (14 persons).................................   2,006,591      32.3       80,000      1,926,591      24.4

---------------
  *  Represents less than 1% of the outstanding shares of Common Stock.

 (1) The information as to beneficial ownership is based on statements furnished to the Company by the beneficial owners. Under the rules of the Securities and Exchange Commission, "beneficial ownership" means the sole or shared power to vote or direct the voting of a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose, or direct the disposition, of a security). A person is deemed as of any date to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date. More than one person may be deemed to be a beneficial owner of the same securities. Each of the shareholders listed on the table has agreed not to sell or otherwise dispose of the shares to be beneficially owned by them after the offering for a period of 120 days after the date of this Prospectus. See "Shares Eligible for Future Sale."

 (2) The address of Dr. Bersoff is: c/o BTG, Inc., 1945 Old Gallows Road, Vienna, Virginia 22182. Includes 16,833 shares of Common Stock underlying options granted by the Company which are exercisable within 60 days of September 30, 1996. Does not include (i) 30,667 additional shares issuable upon the exercise of options granted by the Company which are not exercisable within 60 days of September 30, 1996; (ii) 87,379 shares of Common Stock and 15,500 shares of Common Stock underlying options (6,333 of which are exercisable within 60 days of September 30, 1996) owned by Marilynn D. Bersoff, Dr. Bersoff's wife; and (iii) 5,750 shares of Common Stock owned by Dr. Bersoff's parents.

 (3) Includes (i) 2,500 shares of Common Stock underlying options granted by the Company which are exercisable within 60 days of September 30, 1996; (ii) 114,130 shares held in joint tenancy with Shoshana Wallach, Mr. Wallach's wife; and (iii) 47,050 shares held by the Wallach Associates, Inc. Employee Profit Sharing Plan Trust, of which Mr. Wallach is the sole beneficiary. Does not include 1,000 additional shares issuable upon the exercise of options granted by the Company which are not exercisable within 60 days of September 30, 1996.

 (4) Includes 6,333 shares of Common Stock underlying options granted by the Company which are exercisable within 60 days of September 30, 1996. Does not include (i) 9,167 additional shares issuable upon the exercise of options granted by the Company which are not exercisable within 60 days of

     September 30, 1996; and (ii) 1,327,702 shares of Common Stock and 47,500 shares of Common Stock underlying options (16,833 of which are exercisable within 60 days of September 30, 1996) owned by Dr. Bersoff, Ms. Bersoff's husband.

 (5) Includes 1,000 shares of Common Stock underlying options granted by the Company which are exercisable within 60 days of September 30, 1996. Does not include 1,000 additional shares issuable upon the exercise of options granted by the Company which are not exercisable within 60 days of September 30, 1996.

 (6) Includes 2,000 shares of Common Stock underlying options granted by the Company which are exercisable within 60 days of September 30, 1996. Does not include 1,000 additional shares issuable upon the exercise of options granted by the Company which are not exercisable within 60 days of September 30, 1996.

 (7) Includes 1,666 shares of Common Stock issuable upon the exercise of options granted by the Company which are exercisable within 60 days of September 30, 1996. Does not include 14,834 additional shares issuable upon the exercise of options granted by the Company which are not exercisable within 60 days of September 30, 1996.

 (8) Includes 2,000 shares of Common Stock issuable upon the exercise of options granted by the Company which are exercisable within 60 days of September 30, 1996. Does not include 1,000 additional shares issuable upon the exercise of options granted by the Company which are not exercisable within 60 days of September 30, 1996.

 (9) Includes 1,000 shares of Common Stock issuable upon the exercise of options granted by the Company which are exercisable within 60 days of September 30, 1996. Does not include 1,000 additional shares issuable upon the exercise of options granted by the Company which are not exercisable within 60 days of September 30, 1996.

(10) Does not include 1,000 additional shares issuable upon the exercise of options granted by the Company which are not exercisable within 60 days of September 30, 1996.

                          DESCRIPTION OF CAPITAL STOCK

     The following description is based, in part, on BTG's Amended and Restated Articles of Incorporation (the "Amended Articles"). The authorized capital stock of BTG consists of 10,000,000 shares of BTG Common Stock, of which 6,173,782 were outstanding as of September 30, 1996, and 1,000,000 shares of Preferred Stock, none of which are outstanding.

COMMON STOCK

     Each share of Common Stock is entitled to one vote. Shareholders do not have cumulative voting rights in the election of directors. In the event of a liquidation, dissolution, or winding up of BTG, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of legally available funds. BTG does not currently intend to pay cash dividends on its Common Stock. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions available to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock to be issued upon completion of the offering will be fully paid and non-assessable.

PREFERRED STOCK

     The Board of Directors may, without action by the shareholders of BTG, issue Preferred Stock from time to time in one or more series for such consideration and, within certain limits, with such relative rights, privileges and preferences as the Board of Directors may determine. Accordingly, the Board of Directors has the power to fix the dividend rate and to establish the provisions, if any, relating to voting rights, redemption rate, sinking fund, liquidation preferences and conversion rights for any series of Preferred Stock issued in the future. Issuance of the Preferred Stock, while providing BTG flexibility in connection with possible acquisitions and other corporate purposes, may be used, in certain circumstances, to create voting impediments on extraordinary corporate transactions or to frustrate persons seeking to effect a merger or otherwise to gain control of BTG. BTG has no present plans to issue any shares of Preferred Stock.

STOCK WARRANTS

     The Company issued and sold to Nomura warrants to purchase an aggregate of 317,478 shares of Common Stock pursuant to an agreement entered into between the Company and Nomura on February 16, 1996. Under the Warrants, Nomura has the right to purchase the covered shares for an exercise price of $9.50 per share at any time before February 16, 2003.

LIMITATION OF LIABILITY

     BTG's Amended Articles limit the liability of its directors and officers to the maximum extent permitted by Virginia law. Thus, the directors and officers of BTG shall not be personally liable to BTG or its shareholders for any breach of any duty based upon an act or omission, except for an act or omission (i) resulting from such person's willful misconduct or (ii) in knowing violation of criminal law.

VIRGINIA ANTI-TAKEOVER PROVISIONS

     The Virginia Affiliated Transactions statute imposes restrictions on certain transactions between a public Virginia Corporation and a 10% beneficial shareholder of the corporation (the "Interested Shareholder"). Under this statute, significant transactions (such as a merger, a transfer to the Interested Shareholder of corporate assets worth more than 5% of net worth, or a reclassification of securities having the effect of increasing by 5% or more the corporation's outstanding voting shares held by any Interested Shareholder) between the corporation and an Interested Shareholder must receive the approval of both a majority of disinterested directors and the holders of two-thirds of the corporation's voting shares (not including the

Interested Shareholder's shares). After an Interested Shareholder has held the stock for three years, the transaction may proceed upon the approval of either the disinterested directors or the holders of two-thirds of the voting shares. The corporation may avoid application of the statute if a majority of the disinterested directors approves the initial 10% stock acquisition by the Interested Shareholder. In addition, this statute does not apply to an Interested Shareholder who has been such continuously since the date the corporation first became a public corporation.

CERTAIN PROVISIONS OF BTG'S AMENDED AND RESTATED ARTICLES OF INCORPORATION

     BTG's Amended Articles provide for the Board of Directors to be divided into three classes serving staggered terms. As a result, only one class of directors will be elected at each annual meeting of the shareholders, and the time required to elect a new majority to the Board of Directors will be extended. The Amended Articles grant to the Board the authority to set from time to time the size of the Board within a range between seven and 15 directors. The shareholders can change the number of directors, either within or without the range, only by a super-majority vote at a meeting called for such purpose. The Amended Articles provide that only the Board of Directors may fill vacancies on the Board. The Amended Articles further provide that the shareholders may remove directors only for "cause" as defined in the Amended Articles, and only by approval of a super-majority vote of the shareholders at a meeting called for such purpose. Under the Amended Articles, a special meeting of shareholders may only be called by (i) the Chairman of the Board, (ii) the President, (iii) the Board of Directors, or (iv) holders of more than 50% of the shares (or of 20% of the shares if no annual shareholders' meeting has been held within 15 months of the last annual shareholders' meeting). The Amended Articles grant to the Board of Directors the authority to consider an array of factors, including non-economic factors, in deciding whether to approve an acquisition of BTG. In addition, the Amended Articles permit the shareholders to amend the bylaws only by a super-majority vote at a meeting called for such purpose. BTG's bylaws contain certain restrictions on the rights of shareholders to put forth shareholder proposals and nominate directors. The foregoing provisions of BTG's Amended Articles and bylaws could have the effect of discouraging a third party from attempting to obtain control of BTG, even though such attempt might be beneficial to BTG and its shareholders, and could have a depressive effect on the market price of the BTG Common Stock. BTG believes that such provisions will help to assure the continuity and stability of BTG's Board of Directors and BTG's business strategies and policies.

REGISTRATION RIGHTS

     The holders of the Warrants are entitled to certain rights with respect to the registration under the Securities Act for resale to the public, of an aggregate of 317,478 shares of (the "Registrable Securities"), pursuant to the terms of the Nomura Agreement. The Nomura Agreement provides that, with certain limited exceptions, if the Company proposes to register under the Securities Act for its own account or for the account of the Selling Shareholder, such warrant holders are entitled to include their Registrable Stock in any such registration, subject to certain conditions and limitations. Subject to certain limitations, the Company is required to bear the expenses of all such registrations.

TRANSFER AGENT

     BTG's transfer agent is First Union National Bank of North Carolina.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the offering, the Company will have 7,843,782 shares of Common Stock outstanding (8,186,282 shares if the Underwriters' over-allotment options are exercised in full) 4,728,124 (including up to 24,933 shares issued pursuant to the Company's Employee Stock Purchase Plan which are subject to a six-month holding requirement) of which will be freely tradeable without substantial restriction or the requirement of future registration under the Securities Act except for shares held or purchased by "affiliates" of the Company as that term is defined in Rule 144, and 1,766,806 shares will be "restricted securities" under Rule 144. The outstanding restricted securities which are not sold in this offering are either currently eligible for sale under Rule 144, or will be eligible for sale under Rule 144 commencing 120 days from the date of this Prospectus to the extent such restricted securities are held by signatories to the lock-up agreements described below, subject in each case to applicable volume and manner-of-sale limitations. Of the 6,173,782 shares of Common Stock outstanding as of September 30, 1996, 2,966,902 shares are freely tradeable, 1,766,806 shares (of which no shares are being offered hereby) are restricted securities under Rule 144, and 1,415,081 additional shares (of which 80,000 shares are being offered hereby) are held by directors and executive officers who may be deemed affiliates of the Company pursuant to Rule 144, and which shares may be sold subject to the provisions of Rule 144 and the contractual restrictions described below.

     The Company, the Selling Shareholder and the executive officers and directors of the Company have agreed that they will not, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) of any shares of Common Stock or other capital stock of the Company or any securities convertible into, or exercisable or exchangeable for, any shares of Common Stock or other capital stock of the Company for a period of 120 days from the date of this Prospectus, without the prior written consent of Prudential Securities Incorporated, on behalf of the Underwriters. There is an exception under this agreement for the Company to grant additional options under the Company's Directors Stock Option Plan and 1995 Employee Stock Option Plan and to issue stock under the Annual Leave Stock Plan, Employee Stock Purchase Plan and Non-Employee Director Stock Purchase Plan. Upon expiration of these lock-up agreements, all 1,887,259 shares held by such executive officers, directors and the Selling Shareholder which are not sold in this offering will become eligible for sale in the public market, subject to the applicable volume and manner-of-sale limitations of Rule 144, and 148,834 shares of Common Stock issuable upon exercise of currently outstanding options will become eligible for sale as such options become vested. In addition, 24,993 shares become freely tradeable, pursuant to the terms of the Employee Stock Purchase Plan between December 31, 1996 and April 1, 1997. Under Rule 144, the volume limitations permit the sale of a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock (approximately 78,438 shares immediately after the offering) or the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding the sale, subject to the filing of a Form 144 with respect to such sale and certain other limitations and restrictions. The Company has filed registration statements under the Securities Act to register shares of Common Stock reserved for issuance under its option and stock purchase plans, thus permitting the resale of shares of Common Stock issued under these plans by nonaffiliates in the public market without restriction under the Securities Act. A total of 1,544,384 shares (including shares subject to outstanding options) are reserved for issuance under the Company's Directors Stock Option Plan, 1995 Employee Stock Option Plan, Annual Leave Stock Plan, Employee Stock Purchase Plan, Non-Employee Director Stock Purchase Plan, the Company's original Incentive Stock Option Plan and the 1990 Incentive Stock Option Plan.

     The Common Stock has been included in the Nasdaq National Market since December 16, 1994. Nevertheless, sales of substantial amounts of Common Stock in the public market could adversely affect the prevailing market price and could impair the Company's future ability to raise capital through an offering of its equity securities. See "Risk Factors -- Shares Eligible for Future Sale."

                                  UNDERWRITING

     The underwriters named below (the "Underwriters"), for whom Prudential Securities Incorporated, Janney Montgomery Scott Inc. and Ferris, Baker Watts, Incorporated are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company and the Selling Shareholder the number of shares of Common Stock set forth below opposite their respective names:

                                                                                 NUMBER
                                   UNDERWRITER                                  OF SHARES
    -------------------------------------------------------------------------   ---------
    Prudential Securities Incorporated.......................................
    Janney Montgomery Scott Inc. ............................................
    Ferris, Baker Watts, Incorporated........................................
                                                                                ---------
         Total...............................................................   1,750,000
                                                                                 ========

     The Company and the Selling Shareholder are obligated to sell, and the Underwriters are obligated to purchase, all of the shares of Common Stock offered hereby if any are purchased.

     The Underwriters, through their Representatives, have advised the Company and the Selling Shareholder that they propose to offer the shares of Common Stock initially at the public offering price set forth on the cover page of this Prospectus; that the Underwriters may allow to selected dealers a concession of
$     per share; and that such dealers may reallow a concession of $     share
to certain other dealers. After the initial public offering, the offering price and the concession may be changed by the Representatives.

     The Company and the Selling Shareholder have granted to the Underwriters over-allotment options, exercisable for 30 days from the date of this Prospectus, to purchase, in the aggregate, up to 262,500 additional shares of Common Stock at the initial public offering price, less underwriting discounts and commissions, as set forth on the cover page of this Prospectus. The Underwriters may exercise such options solely for the purpose of covering over-allotments incurred in the sale of the shares of Common Stock offered hereby. To the extent such options to purchase are exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such Underwriter's name in the preceding table bears to 1,750,000.

     The Company and the Selling Shareholder have agreed to indemnify the several Underwriters or contribute to losses arising out of certain liabilities, including liabilities under the Securities Act.

     The Company, its executive officers and directors, and the Selling Shareholder have agreed that they will not, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other disposition) of any shares of Common Stock or other capital stock of the Company, or any securities convertible into, or exercisable or exchangeable for, any shares of Common Stock or other capital stock of the Company, for a period of 120 days from the date of this Prospectus, without the prior written consent of Prudential Securities Incorporated, on behalf of the Underwriters, except that such agreement does not prevent the Company from granting additional options under any of its Stock Plans. See "Management -- Stock Plans."

     In connection with this offering, certain Underwriters and selling group members (if any) or the respective affiliates who are qualified registered market makers on the Nasdaq National Market, may engage in passive market making transactions in the Common Stock of the Company on the Nasdaq National Market in accordance with Rule 10b-6A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), during the two business day period before commencement of offers or sales of the Common Stock. Passive market making transactions must comply with applicable volume and price limits and be identified as such. In general, a passive market maker may display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby is being passed upon for the Company by Hogan & Hartson L.L.P., Washington, D.C. Certain legal matters relating to the offering will be passed upon for the Underwriters by Willkie Farr & Gallagher, New York, New York.

                                    EXPERTS

     The consolidated financial statements and schedule of BTG as of March 31, 1995 and 1996, and for each of the years in the three-year period ended March 31, 1996 have been included herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of CAI as of December 31, 1993 and 1994, and for the years then ended have been included in the Registration Statement in reliance upon the reports of Thompson, Greenspon & Co., independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     A Registration Statement on Form S-1 (together with any amendments thereto, the "Registration Statement"), of which this Prospectus forms a part, under the Securities Act, has been filed by the Company with the Securities and Exchange Commission with respect to the shares of Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement on file with the Commission. For further information pertaining to the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as a part thereof. The Registration Statement and any amendments thereto, including exhibits filed or incorporated by reference as a part thereof, are available for inspection and copying at the Commission's offices as described in the following paragraph.

     The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, is required to files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of the reports, proxy statements and other information can be obtained from the Public Reference Section of the Commission, Washington D.C. 20549, upon payment of prescribed rates or in certain cases by accessing the Commission's World Wide Web site at http://www.sec.gov. The Common Stock of the Company is traded on the Nasdaq National Market under the symbol "BTGI," and such reports, proxy statements and other information concerning the Company also can be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
BTG, INC. AND SUBSIDIARIES -- CONSOLIDATED FINANCIAL STATEMENTS
  Independent Auditors' Report.......................................................    F-2
  Consolidated Statements of Operations for the fiscal years ended March 31, 1994,
     1995 and 1996 and the six months ended September 30, 1995 and 1996
     (unaudited).....................................................................    F-3
  Consolidated Balance Sheets as of March 31, 1995 and 1996 and September 30, 1996
     (unaudited).....................................................................    F-4
  Consolidated Statements of Shareholders' Equity for the fiscal years ended March
     31, 1994, 1995 and 1996 and the six months ended September 30, 1996
     (unaudited).....................................................................    F-5
  Consolidated Statements of Cash Flows for the fiscal years ended March 31, 1994,
     1995 and 1996 and the six months ended September 30, 1995 and 1996
     (unaudited).....................................................................    F-6
  Notes to Consolidated Financial Statements.........................................    F-7
CONCEPT AUTOMATION, INC. OF AMERICA -- CONSOLIDATED FINANCIAL STATEMENTS
  Independent Auditors' Report.......................................................   F-22
  Consolidated Balance Sheets as of December 31, 1993 and 1994.......................   F-23
  Consolidated Statements of Operations and Retained Earnings for the years ended
     December 31, 1993 and 1994......................................................   F-24
  Consolidated Statements of Cash Flows for the years ended December 31, 1993 and
     1994............................................................................   F-25
  Notes to Consolidated Financial Statements.........................................   F-26
BTG, INC. AND SUBSIDIARIES -- UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
  STATEMENTS
  Basis of Presentation..............................................................   F-31
  Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30,
     1996............................................................................   F-32
  Unaudited Pro Forma Condensed Consolidated Statement of Operations for the six
     months ended September 30, 1996.................................................   F-33
  Unaudited Pro Forma Condensed Consolidated Statement of Operations for the fiscal year
     ended March 31, 1996............................................................   F-34
  Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements...........   F-35

                          INDEPENDENT AUDITORS' REPORT

To The Board of Directors and Shareholders
BTG, Inc.:

     We have audited the consolidated financial statements of BTG, Inc. and subsidiaries as listed in the accompanying index. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BTG, Inc., and subsidiaries as of March 31, 1995 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 1996, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

McLean, Virginia
May 10, 1996

                           BTG, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
   FISCAL YEARS ENDED MARCH 31, 1994, 1995 AND 1996 AND THE SIX MONTHS ENDED
                          SEPTEMBER 30, 1995 AND 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                        SIX MONTHS ENDED
                                                     FISCAL YEAR ENDED MARCH 31,          SEPTEMBER 30,
                                                   --------------------------------    -------------------
                                                     1994        1995        1996       1995        1996
                                                   --------    --------    --------    -------    --------
                                                                                           (UNAUDITED)
Revenue:
     Contract revenue...........................   $ 35,509    $ 46,130    $ 67,014    $28,556    $ 49,504
     Product sales..............................     68,045     109,859     146,544     61,763     141,063
                                                   --------    --------    --------    -------    --------
                                                    103,554     155,989     213,558     90,319     190,567
Direct costs:
     Contract costs.............................     17,287      23,046      35,577     14,375      30,073
     Cost of product sales......................     60,276      95,585     128,070     53,143     123,332
                                                   --------    --------    --------    -------    --------
                                                     77,563     118,631     163,647     67,518     153,405
Indirect, general and administrative expenses...     20,858      29,388      40,827     17,692      29,437
Amortization and other operating costs, net.....        905       1,070       1,595        584         949
                                                   --------    --------    --------    -------    --------
                                                     99,326     149,089     206,069     85,794     183,791
                                                   --------    --------    --------    -------    --------
Operating income................................      4,228       6,900       7,489      4,525       6,776
Interest expense................................       (817)     (1,362)     (3,045)    (1,151)     (2,909)
Equity in earnings of affiliate.................         --          --         792         --       1,060
                                                   --------    --------    --------    -------    --------
Income before income taxes......................      3,411       5,538       5,236      3,374       4,927
Provision for income taxes......................      1,593       2,406       2,282      1,408       2,176
                                                   --------    --------    --------    -------    --------
Net income......................................   $  1,818    $  3,132    $  2,954    $ 1,966    $  2,751
                                                   ========    ========    ========    =======    ========
Earnings per common and common equivalent
  share.........................................   $   0.38    $   0.60    $   0.47    $  0.32    $   0.43
                                                   ========    ========    ========    =======    ========
Weighted average shares of common stock and
  common stock equivalents......................      4,774       5,196       6,233      6,196       6,371

          See accompanying Notes to Consolidated Financial Statements.

                           BTG, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                 MARCH 31, 1995 AND 1996 AND SEPTEMBER 30, 1996
                       (IN THOUSANDS, EXCEPT SHARE DATA)




                                                                                             MARCH 31,         SEPTEMBER 30,
                                                                                        -------------------    -------------
                                                                                         1995        1996          1996
                                                                                        -------    --------    -------------
                                                                                                                (UNAUDITED)
                                                           ASSETS
Current assets:
    Cash and equivalents:
        Restricted...................................................................   $    31    $     47      $      --
        Unrestricted.................................................................     1,236          --             --
    Investments, at fair value.......................................................        --         250            306
    Receivables, net.................................................................    44,677      69,146        109,324
    Inventory, net...................................................................     6,327       9,421         22,636
    Prepaid expenses.................................................................     9,158       5,163          9,789
    Other............................................................................       532         466            778
                                                                                        -------    --------      ---------
            Total current assets.....................................................    61,961      84,493        142,833
                                                                                        -------    --------      ---------
Property and equipment:
    Furniture and equipment..........................................................     4,829       8,299          8,741
    Leasehold improvements...........................................................       851       1,151          1,167
                                                                                        -------    --------      ---------
                                                                                          5,680       9,450          9,908
    Accumulated depreciation and amortization........................................    (3,694)     (5,871)        (6,534)
                                                                                        -------    --------      ---------
                                                                                          1,986       3,579          3,374
                                                                                        -------    --------      ---------
Other assets:
    Goodwill, net of accumulated amortization of $558, $1,062, and $1,499 at March
     31, 1995
      and 1996 and September 30, 1996, respectively..................................     6,141      17,140         16,703
    Other intangible assets, net.....................................................     1,867       3,119          2,893
    Other............................................................................       354       1,129          1,832
                                                                                        -------    --------      ---------
                                                                                        $72,309    $109,460      $ 167,635
                                                                                        =======    ========      =========
                                            LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
    Line of credit...................................................................   $23,419    $     --      $      --
    Current maturities of long-term debt.............................................       857         230            220
    Accounts payable.................................................................    16,786      24,120         58,583
    Accrued expenses.................................................................     4,818       7,516          9,739
    Deferred income..................................................................     1,548       1,534          2,055
    Income taxes:
        Currently payable............................................................        --       1,310            757
        Deferred.....................................................................     1,115          26             --
    Other............................................................................       293       1,808            125
                                                                                        -------    --------      ---------
            Total current liabilities................................................    48,836      36,544         71,479
                                                                                        -------    --------      ---------
Line of credit.......................................................................        --      30,453         50,506
Long-term debt, excluding current maturities.........................................       267      14,341         14,405
Deferred income taxes................................................................        94         248            214
Other................................................................................        73         129            192
                                                                                        -------    --------      ---------
            Total liabilities........................................................    49,270      81,715        136,796
                                                                                        -------    --------      ---------
Commitments and contingencies
Shareholders' equity:
    Preferred stock, no par value, 1,000,000 shares authorized; no shares issued or
     outstanding.....................................................................        --          --             --
    Common stock, no par value, 10,000,000 shares authorized; 5,948,861, 6,128,102, and 6,173,782 shares outstanding at March 31, 1995 and 1996 and September 30,
     1996, respectively..............................................................    15,571      17,915         18,224
    Retained earnings................................................................     7,468      10,422         13,173
    Treasury stock, at cost, 50,057 shares...........................................        --        (527)          (527)
    Unrealized losses on investments, net of related tax effects.....................        --         (65)           (31)
                                                                                        -------    --------      ---------
            Total shareholders' equity...............................................    23,039      27,745         30,839
                                                                                        -------    --------      ---------
                                                                                        $72,309    $109,460      $ 167,635
                                                                                        =======    ========      =========

          See accompanying Notes to Consolidated Financial Statements.

                           BTG, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
FISCAL YEARS ENDED MARCH 31, 1994, 1995 AND 1996 AND SIX MONTHS ENDED SEPTEMBER
                                    30, 1996
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                      UNREALIZED
                                                   COMMON     RETAINED    TREASURY     LOSSES ON     SHAREHOLDERS'
                                                    STOCK     EARNINGS     STOCK      INVESTMENTS       EQUITY
                                                   -------    --------    --------    -----------    -------------
Balance, March 31, 1993.........................   $ 7,000    $  2,518     $   --        $  --          $ 9,518
     Net income.................................        --       1,818         --           --            1,818
     Sale of 132,899 common shares to
       employees................................       451          --         --           --              451
     Retirement of 288,820 common shares
       acquired related to the divestiture of a
       subsidiary...............................      (997)         --         --           --             (997)
     Issuance of 29,000 common shares upon
       conversion of debentures.................        87          --         --           --               87
                                                   -------    --------     ------        -----          -------
Balance, March 31, 1994.........................     6,541       4,336         --           --           10,877
     Net income.................................        --       3,132         --           --            3,132
     Sale of 1,280,000 common shares related to
       initial public offering..................     8,685          --         --           --            8,685
     Sale of 87,574 common shares to
       employees................................       345          --         --           --              345
                                                   -------    --------     ------        -----          -------
Balance, March 31, 1995.........................    15,571       7,468         --           --           23,039
     Net income.................................        --       2,954         --           --            2,954
     Sale of 179,241 common shares under
       employee stock option and stock purchase
       plans....................................       881          --         --           --              881
     Issuance of 50,057 common shares upon
       business combination.....................       463          --         --           --              463
     Purchase of 50,057 common shares...........        --          --       (527)          --             (527)
     Issuance of common stock purchase
       warrants.................................     1,000          --         --           --            1,000
     Unrealized investment losses, net of
       related tax effects......................        --          --         --          (65)             (65)
                                                   -------    --------     ------        -----          -------
Balance, March 31, 1996.........................    17,915      10,422       (527)         (65)          27,745
     Net income (unaudited).....................        --       2,751         --           --            2,751
     Sale of 45,686 common shares under employee
       stock option and stock purchase plans
       (unaudited)..............................       309          --         --           --              309
     Unrealized investment gains, net of related
       tax effects (unaudited)..................        --          --         --           34               34
                                                   -------    --------     ------        -----          -------
Balance, September 30, 1996 (unaudited).........   $18,224    $ 13,173     $ (527)       $ (31)         $30,839
                                                   =======     =======     ======        =====          =======

          See accompanying Notes to Consolidated Financial Statements.

                           BTG, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
   FISCAL YEARS ENDED MARCH 31, 1994, 1995 AND 1996 AND THE SIX MONTHS ENDED
                          SEPTEMBER 30, 1995 AND 1996
                                 (IN THOUSANDS)

                                                                                                 SIX MONTHS ENDED
                                                             FISCAL YEAR ENDED MARCH 31,          SEPTEMBER 30,
                                                           --------------------------------    --------------------
                                                             1994        1995        1996        1995        1996
                                                           --------    --------    --------    --------    --------
                                                                                                   (UNAUDITED)
Cash flows from operating activities:
    Net income..........................................   $  1,818    $  3,132    $  2,954    $  1,966    $  2,751
    Adjustments to reconcile net income to net cash used
      in operating activities:
         Depreciation and amortization..................      1,120         988       2,161         743       1,752
         Deferred income taxes..........................        531          (4)       (513)         68         (60)
         Reserves for accounts receivable and
           inventory....................................         26         192         399         123       1,223
         Loss on sales of property and equipment........          6          17          20           8          11
         Changes in assets and liabilities, net of the
           effects from purchases of subsidiaries:
             (Increase) decrease in restricted cash.....     (1,100)      1,069         (16)         --          47
             (Increase) decrease in receivables.........    (21,641)     (6,323)    (10,925)    (14,792)    (40,946)
             (Increase) decrease in inventory...........        571      (2,604)       (831)     (3,399)    (13,670)
             (Increase) decrease in prepaids and
               other....................................     (1,026)     (6,994)      4,953       2,107      (4,938)
             (Increase) decrease in other assets........          3         (27)       (723)        (99)       (203)
             Increase (decrease) in accounts payable....      7,468         986      (5,792)      6,054      34,463
             Increase (decrease) in accrued expenses....      1,024         542       1,837         132       2,223
             Increase (decrease) in other liabilities...      3,452      (3,267)        (41)       (247)     (1,122)
             Increase (decrease) in current income taxes
               payable..................................      1,105      (1,023)      1,310         907        (553)
                                                           --------    --------    --------    --------    --------
                  Net cash used in operating
                    activities..........................     (6,643)    (13,316)     (5,207)     (6,429)    (19,022)
                                                           --------    --------    --------    --------    --------
Cash flows from investing activities:
    Purchases of subsidiaries, net of cash acquired.....         --      (3,416)    (13,238)         --          --
    Purchases of investments............................         --          --        (362)         --        (200)
    Purchase of note receivable.........................         --          --          --          --        (300)
    Purchases of property and equipment.................       (367)       (734)     (1,570)       (317)       (442)
    Capitalized product development costs...............         --          --          --          --        (297)
    Proceeds from sales of property and equipment.......         25          --          18          --          --
                                                           --------    --------    --------    --------    --------
                  Net cash used in investing
                    activities..........................       (342)     (4,150)    (15,152)       (317)     (1,239)
                                                           --------    --------    --------    --------    --------
Cash flows from financing activities:
    Net advances under lines of credit..................      6,150      11,426       7,034       7,903      20,053
    Principal payments on long-term debt................       (190)       (986)     (1,573)       (679)        (73)
    Proceeds from the issuance of subordinated notes....        225          --      15,000          --          --
    Repayments of subordinated notes....................        (23)       (850)         --          --          --
    Payment of debt issue costs.........................         --          --      (1,587)         --         (28)
    Proceeds from the issuance of common stock..........        451       9,030         776         352         309
    Purchase of treasury stock..........................         --          --        (527)         --          --
                                                           --------    --------    --------    --------    --------
                  Net cash provided by financing
                    activities..........................      6,613      18,620      19,123       7,576      20,261
                                                           --------    --------    --------    --------    --------
Effect of exchange rate changes on cash.................         --          --          --          88          --
                                                           --------    --------    --------    --------    --------
Increase (decrease) in unrestricted cash and
  equivalents...........................................       (372)      1,154      (1,236)        918          --
Unrestricted cash and equivalents, beginning of
  period................................................        454          82       1,236       1,236          --
                                                           --------    --------    --------    --------    --------
Unrestricted cash and equivalents, end of period........   $     82    $  1,236    $     --    $  2,154    $     --
                                                           =========   =========   =========   =========   =========

          See accompanying Notes to Consolidated Financial Statements.

                           BTG, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 MARCH 31, 1995 AND 1996 AND SEPTEMBER 30, 1996

1. NATURE OF OPERATIONS

     BTG, Inc. ("BTG" or the "Company") is an information technology company providing complete solutions to the specific system and product needs of its clients. The Company's business combines systems development, integration and engineering with reselling of computer hardware, software and systems.

     Approximately 86%, 91%, 90%, and 90% in fiscal 1994, 1995, and 1996, and during the six months ended September 30, 1996, respectively, of the Company's revenue resulted from contracts or subcontracts with, and product sales to, the U.S. Government and its agencies and departments (the "Government"). The Company operates principally in the United States.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of all subsidiaries of the Company, each of which is wholly-owned. All significant intercompany balances and transactions have been eliminated in consolidation. Investments in affiliates owned more than 20%, but not in excess of 50%, are recorded on the equity method.

  Interim Reporting

     The accompanying financial information as of September 30, 1996, and for the six months ended September 30, 1995 and 1996, including such information included in the Notes to Consolidated Financial Statements and disclosures regarding matters occurring after May 10, 1996, is unaudited. In the opinion of management, all adjustments, consisting only of normal recurring adjustments considered necessary for a fair presentation have been included. Operating results for any interim period are not necessarily indicative of the results for any other interim period or for an entire year.

  Revenue Recognition

     The Company provides systems development, integration and engineering services, primarily to the Government, on a contractual basis. Revenue on cost-plus-fee contracts is recognized to the extent of costs incurred plus a proportionate amount of fees earned. Revenue on time-and-materials contracts is recognized to the extent of billable rates times hours delivered plus other direct costs. Revenue on fixed-price contracts is recognized on the percentage-of-completion method based on costs incurred in relation to total estimated costs. Anticipated contract losses are recognized as soon as they become known and estimable.

     Revenue that is contractually billable prior to performance or delivery is deferred until the work has been completed.

     The Company also provides off-the-shelf hardware and software to the Government under the General Services Administration ("GSA") Schedules and to commercial companies as a third-party distributor. Related revenue is recognized when products are shipped or when clients have accepted the products or services, depending on contractual terms. Estimated future costs of providing client support for products sold by the Company are recorded at the point of revenue recognition.

  Cash and Equivalents

     All highly liquid debt instruments with original maturities of three months or less are classified as cash equivalents (cash equivalents consist of amounts held in money market accounts). The Company had restricted cash of approximately $31,000, $47,000, and none at March 31, 1995 and 1996 and September 30, 1996, respectively, relating to client agreements, which is required to be held in escrow until related payments

                           BTG, INC. AND SUBSIDIARIES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

to vendors have been settled and which is not included in cash and equivalents for purposes of the Consolidated Statements of Cash Flows.

  Investments

     The Company's short-term investments, which consist solely of equity securities, have been classified as "available for sale" in accordance with the provisions of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities ("Statement 115"). Accordingly, such investments are carried at fair value in the accompanying consolidated financial statements. Fair value has been determined based on quoted market prices. Net unrealized gains and losses from these investments are carried as a separate component of shareholders' equity, net of the related tax effects.

  Inventory

     Inventory, net of an allowance for obsolescence, consists principally of purchased products held for resale and is valued at the lower of cost, determined on the average cost basis, or market value.

  Property and Equipment

     Property and equipment are recorded at cost and are depreciated over their estimated useful lives, three to seven years, using accelerated and straight-line methods. Leasehold improvements are amortized over the terms of the related leases using the straight-line method.

  Goodwill and Intangible Assets

     Goodwill, the excess of cost over the fair value of net tangible and identifiable intangible assets of acquired companies, is amortized over the expected periods of benefit, 15 to 30 years, on a straight-line basis. Intangible assets are amortized on a straight-line basis over the expected periods of benefit, 2 to 13 years.

     The Company assesses the recoverability of its goodwill and intangible assets by determining whether the balances can be recovered through estimated, undiscounted future operating cash flows of the acquired operations. The amount of impairment, if any, is measured based on projected discounted future operating cash flows.

  Income Taxes

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     The Company uses the estimated annual effective rate method for interim income tax purposes.

  Research and Development Expenses

     The Company expenses research and development costs as they are incurred. Research and development expenses for the fiscal years ended March 31, 1994, 1995 and 1996 and the six months ended September 30, 1996 were approximately $128,700, $100,100, $55,000, and $26,000, respectively.

                           BTG, INC. AND SUBSIDIARIES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  Capitalized Product Development Costs

     Costs associated with software development are capitalized once a product's technological feasibility is established. Capitalized product development costs are amortized on a product-by-product basis based on the ratio of recorded revenues to total estimated revenues, with a minimum amortization using a straight-line method over a product's estimated economic life. During the six months ended September 30, 1996, approximately $297,000 of product development costs were capitalized (see Note 4). There were no capitalized product development costs in fiscal 1994, 1995, and 1996.

  Fair Value of Financial Instruments

     The carrying value of the Company's cash and equivalents, receivables, and revolving line of credit instruments approximates fair value since all such instruments are either short-term in nature or bear interest rates which are indexed to current market interest rates. Fair value for the Company's notes payable is determined based on current rates offered for debt of similar remaining maturities. At March 31, 1996 and September 30, 1996, the carrying value of the notes payable approximated fair value.

  Earnings Per Share

     Earnings per share is computed by dividing net income for the year by the weighted average number of shares of common stock and common stock equivalents outstanding during the year. Common stock equivalents include all issued and outstanding options and warrants.

  Reclassification

     Certain amounts in the prior years' financial statements have been reclassified to conform to the fiscal year 1996 presentation.

  Use of Estimates

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingencies as of the dates of the financial statements, and the reported amounts of revenue and expenses during the reporting periods. Actual results inevitably will differ from those estimates.

3. RECEIVABLES

     The components of receivables are as follows (in thousands):

                                                                 MARCH 31,         SEPTEMBER 30,
                                                             ------------------    -------------
                                                              1995       1996          1996
                                                             -------    -------    -------------
    Amounts billed........................................   $39,552    $61,927      $  95,418
    Amounts currently billable............................     2,839      3,024          5,414
    Retainages billable upon contract completion..........       986      1,381          1,251
    Other unbilled amounts................................     1,127      2,180          7,148
    Other receivables.....................................       495        855          1,082
    Allowance for doubtful accounts receivable............      (322)      (221)          (989)
                                                             -------    -------    -------------
                                                             $44,677    $69,146      $ 109,324
                                                             =======    =======     ==========

     The Company anticipates collecting substantially all receivables, except retainages, within one year.

                           BTG, INC. AND SUBSIDIARIES

4. OTHER INTANGIBLE ASSETS

     Other intangible assets consist of the following (in thousands):

                                                                  MARCH 31,        SEPTEMBER 30,
                                                               ----------------    -------------
                                                                1995      1996         1996
                                                               ------    ------    -------------
    Contract backlog........................................   $  848    $  848       $   848
    Debt issue costs........................................       --     1,587         1,615
    Non-compete covenants...................................      500       700           700
    Favorable leasing arrangements..........................      455       455           455
    Product development costs...............................       --        --           297
    Other...................................................      300       300           300
                                                               ------    ------       -------
                                                                2,103     3,890         4,215
    Accumulated amortization................................     (236)     (771)       (1,322)
                                                               ------    ------       -------
                                                               $1,867    $3,119       $ 2,893
                                                               ======    ======       =======

     During the six months ended September 30, 1996, the Company capitalized approximately $297,000 of costs associated with the internal development of certain software products designed for use by the Company's newly formed subsidiary, Community Networks, Inc. ("CNI"). CNI, which is a separate legal entity wholly-owned by BTG, was formed for the purpose of providing local communities with high-speed Internet access, specialized intranets, and electronic commerce capability.

5. ACCRUED EXPENSES

     Accrued expenses consist of the following (in thousands):

                                                                  MARCH 31,        SEPTEMBER 30,
                                                               ----------------    -------------
                                                                1995      1996         1996
                                                               ------    ------    -------------
    Accrued salaries and related taxes......................   $2,600    $3,852       $ 4,937
    Accrued leave...........................................    1,707     2,320         2,466
    Other...................................................      511     1,344         2,336
                                                               ------    ------       -------
                                                               $4,818    $7,516       $ 9,739
                                                               ======    ======       =======

                           BTG, INC. AND SUBSIDIARIES

6. INCOME TAXES

     The provisions for income taxes include the following (in thousands):

                                                        FISCAL YEARS ENDED        SIX MONTHS ENDED
                                                            MARCH 31,              SEPTEMBER 30,
                                                    --------------------------    ----------------
                                                     1994      1995      1996           1996
                                                    ------    ------    ------    ----------------
    Current provision:
         Federal.................................   $  955    $1,978    $2,334         $1,912
         State...................................      212       390       461            370
                                                    ------    ------    ------         ------
                                                     1,167     2,368     2,795          2,282
                                                    ------    ------    ------         ------
    Deferred provision (benefit):
         Federal.................................      354        36      (428)           (89)
         State...................................       72         2       (85)           (17)
                                                    ------    ------    ------         ------
                                                       426        38      (513)          (106)
                                                    ------    ------    ------         ------
                                                    $1,593    $2,406    $2,282         $2,176
                                                    ======    ======    ======         ======

     Total income tax expense (benefit) was allocated as follows (in thousands):

                                                        FISCAL YEARS ENDED        SIX MONTHS ENDED
                                                            MARCH 31,              SEPTEMBER 30,
                                                    --------------------------    ----------------
                                                     1994      1995      1996           1996
                                                    ------    ------    ------    ----------------
    Income before income taxes...................   $1,593    $2,406    $2,282         $2,176
    Shareholders' equity, for the tax effects on
      unrealized investment gains (losses).......       --        --       (47)            22
                                                    ------    ------    ------         ------
                                                    $1,593    $2,406    $2,235         $2,198
                                                    ======    ======    ======         ======

     Income tax expense differs from the amount of income taxes determined by applying the U.S. Federal income tax statutory rates to income before income taxes as follows:

                                                         FISCAL YEARS ENDED      SIX MONTHS ENDED
                                                             MARCH 31,            SEPTEMBER 30,
                                                       ----------------------    ----------------
                                                       1994     1995     1996          1996
                                                       ----     ----     ----    ----------------
    Statutory Federal income tax rate...............   34.0%    35.0%    35.0%         35.0%
    State income tax, net of Federal income tax
      benefit.......................................    5.3      5.3      4.9           4.8
    Phase-in tax rate differential..................    --      (1.0)    (1.0)         (0.8)
    Non-deductible amortization expense.............    6.6      3.3      5.1           4.1
    Change in the valuation allowance...............    --       --      (1.7)           --
    Other permanent differences.....................    0.8      0.8      1.3           1.1
                                                       ----     ----     ----          ----
         Effective tax rate.........................   46.7%    43.4%    43.6%         44.2%
                                                       ====     ====     ====          ====

                           BTG, INC. AND SUBSIDIARIES

6. INCOME TAXES (CONTINUED)

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at March 31, 1995 and 1996 are presented below (in thousands):

                                                                              MARCH 31,
                                                                           ----------------
                                                                            1995      1996
                                                                           ------    ------
    Deferred tax assets:
         Employee benefits, accrued for financial reporting purposes....   $  503    $  734
         Financial reporting reserves...................................      295       447
         Deferred revenue...............................................      591       336
         Capital loss carryforwards.....................................      197       197
         Other..........................................................      206       364
                                                                           ------    ------
    Total deferred tax assets...........................................    1,792     2,078
    Valuation allowance.................................................     (197)     (105)
                                                                           ------    ------
              Net deferred tax assets...................................    1,595     1,973
                                                                           ------    ------
    Deferred tax liabilities:
         Revenue not contractually billable.............................    1,855     1,366
         Net profits accrued on sales...................................      949       427
         Other..........................................................       --       454
                                                                           ------    ------
    Total deferred tax liabilities......................................    2,804     2,247
                                                                           ------    ------
              Net deferred tax liability................................   $1,209    $  274
                                                                           ======    ======

     The valuation allowance for deferred tax assets as of April 1, 1994 was $200,000. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during the periods in which the temporary differences become deductible. Management considers taxes paid during the previous three years, scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies which can be implemented by the Company in making this assessment. Based upon these factors, the Company has established a valuation allowance against that portion of the deferred tax assets for which management believes that ultimate realization cannot presently be assessed as "more likely than not."

7. LINES OF CREDIT

     In June 1994, the Company entered into a line of credit agreement which provided for borrowings up to $35 million. In November 1995, the Company entered into a new revolving line of credit facility ("Credit Facility") which provides for borrowings up to $60 million based on specified percentages of eligible accounts receivable and inventory. All outstanding borrowings under the existing line of credit were refinanced under this Credit Facility. The Credit Facility is secured by substantially all assets of the Company as well as the pledge of a security interest in the Company's stock in one of its subsidiaries. Interest on advances made under the Credit Facility is equal to, at the option of the Company, either the lender's prime rate or LIBOR plus 2%. Under both line of credit agreements, the Company has been required to comply with various financial covenants and is restricted from, among other things, paying dividends, changing its capital structure, or making acquisitions without the approval of the lenders. At March 31, 1995 and September 30, 1996, the Company was in compliance with all financial covenants under the existing agreement. The Company obtained a waiver from the lending financial institution at March 31, 1996, for non-compliance with a certain covenant under the Credit Facility. The new revolving line of credit facility expires in August 1998. At March 31, 1996 and September 30, 1996, the entire balance outstanding under the agreement has been

                           BTG, INC. AND SUBSIDIARIES

7. LINES OF CREDIT (CONTINUED)
classified as a noncurrent liability in the accompanying consolidated balance sheets as the Company anticipates that its borrowing base over the next fiscal year will provide for a minimum availability equal to or in excess of amounts currently outstanding. On October 1, 1996, the Credit Facility was amended to increase the ceiling for available borrowings to $85 million through March 31, 1997 and $65 million thereafter.

     In addition to a revolving loan, the Credit Facility includes a facility under which the Company can, subject to the approval of the lender and the payment of certain fees, obtain letters of credit of up to a maximum of $1 million. At March 31, 1996 and September 30, 1996, there were no letters of credit outstanding under this facility. Costs incurred to obtain and amend the Credit Facility have been capitalized and are being amortized over the term of the agreement. An analysis of the Company's line of credit activity is as follows (in thousands):

                                                                 MARCH 31,         SEPTEMBER 30,
                                                             ------------------    -------------
                                                              1995       1996          1996
                                                             -------    -------    -------------
    Maximum line of credit available during the period....   $35,000    $48,667       $60,000
    Balance outstanding at the end of the period..........   $23,419    $30,453       $50,506
    Interest rate at the end of the period:
         At the lender's prime rate.......................     9.00%      8.25%         8.25%
         At LIBOR plus 2% (1% at March 31, 1995)..........     7.25%      7.35%         7.40%
    Monthly average amount outstanding during the
      period..............................................   $15,249    $31,512       $42,491
    Monthly weighted average interest rate during the
      period..............................................     7.90%      8.05%         7.49%

8. LONG-TERM DEBT

     The Company's long-term debt consists of the following (in thousands):

                                                                  MARCH 31,        SEPTEMBER 30,
                                                              -----------------    -------------
                                                               1995      1996          1996
                                                              ------    -------    -------------
    Senior subordinated notes payable, due in February
      2001, interest due quarterly at 12.875% per annum....   $   --    $15,000       $15,000
    Unamortized discount on senior subordinated notes
      payable..............................................       --       (975)         (875)
    Note payable to the former shareholders of Delta
      Research Corporation associated with covenants not to
      compete, payable in annual installments of
      $100,000.............................................      300        200           200
    Notes payable to the former shareholders of ACTech,
      Inc. associated with covenants not to compete,
      $33,333 payable at July 1, 1995 and at January 2,
      1996, and $16,667 payable at January 2, 1997.........       83         17            17
    Notes payable to the former shareholders of ACTech,
      Inc., principal and interest, at prime, repaid in
      June 1995............................................      500         --            --
    Other..................................................      241        329           283
                                                              ------    -------    -------------
                                                               1,124     14,571        14,625
    Less: current maturities...............................      857        230           220
                                                              ------    -------    -------------
                                                              $  267    $14,341       $14,405
                                                              ======    =======    ==========

     On February 16, 1996, the Company entered into a Note and Warrant Purchase Agreement (the "Agreement") with Nomura Holding America, Inc. under which the Company issued $15 million of Senior Subordinated Notes (the "Notes"). The Notes, which bear interest at 12.875% per annum, are due in

                           BTG, INC. AND SUBSIDIARIES

8. LONG-TERM DEBT (CONTINUED)

February 2001. In connection with the issuance of the Notes, the Company also issued common stock purchase warrants (the "Warrants") to the holder of the Notes entitling such holder to purchase up to 317,478 shares of the Company's common stock at $9.50 per share, and to certain registration rights with respect to such shares. The Warrants are exercisable at any time through February 16, 2003. Both the number of shares obtainable from exercise of the Warrants and the exercise price per share are subject to adjustment based on certain anti-dilution provisions included in the Agreement. The fair value of the Warrants on the date of issuance, which was determined using various pricing models, was estimated as $1 million. Accordingly, this amount has been recorded as a discount on the Notes and is being amortized into interest expense over the term of the Notes. The Agreement also contains certain covenants which, among other matters, restrict or limit the ability of the Company to pay dividends, incur indebtedness, and make capital expenditures. The Company must also maintain certain financial ratios regarding interest coverage, leverage and net worth, among others. At March 31, 1996, the Company obtained a waiver from the holder of the Notes for non-compliance with the covenant limiting the amount of capital expenditures made by the Company during the fiscal year. The Company was in compliance with all covenants under the Agreement as of September 30, 1996. Costs incurred to issue the Notes have been capitalized and are being amortized over the term of the Notes.

     Aggregate scheduled maturities on all long-term indebtedness as of March 31, 1996 and September 30, 1996 are as follows (in thousands):

                      FISCAL YEARS ENDING
                           MARCH 31,                      MARCH 31, 1996    SEPTEMBER 30, 1996
                     ---------------------                --------------    ------------------
             1997......................................      $    230            $    169
             1998......................................           211                 213
             1999......................................           105                 112
             2000......................................            --                   6
             2001......................................        15,000              15,000
                                                             --------            --------
                                                             $ 15,546            $ 15,500
                                                             ========            ========

9. SHAREHOLDERS' EQUITY AND STOCK OPTIONS

  Preferred Stock

     In November 1994, the Board of Directors amended the Company's Articles of Incorporation to authorize up to 1,000,000 shares of preferred stock, with no par value. No preferred shares have been issued as of September 30, 1996.

  Common Stock

     The Company has one class of voting common stock with 10 million shares authorized for issuance. In December 1994, the Company sold 1.28 million shares of common stock, pursuant to an initial public offering, at $8.00 per share, for total proceeds of $8.7 million, net of issuance costs of $1.5 million.

  Directors Stock Option Plan

     During fiscal 1996, the Company adopted, subject to the approval of the Company's shareholders, the Directors Stock Option Plan (the "Directors Option Plan"). The Directors Option Plan provides for the granting of a maximum of 100,000 nonqualified stock options to non-employee members of the Board of Directors. The option price per share is equal to the fair market value of a company share on the date of grant. The term of each option is 10 years, and an option first becomes exercisable six months after the date of grant.

                           BTG, INC. AND SUBSIDIARIES

9. SHAREHOLDERS' EQUITY AND STOCK OPTIONS (CONTINUED)

Under the terms of the Directors Option Plan, each non-employee member of the Board of Directors will be granted 1,000 options on each anniversary date of the Director's service commencement date. During fiscal 1996, 10,000 options, with a per share exercise price of $11.25, were granted under the Directors Option Plan. During the six months ended September 30, 1996, 6,000 options, with per share exercise prices ranging from $13.38 to $13.75, were granted under the Directors Option Plan. The Company's shareholders approved the Directors Option Plan in August 1996.

  Employee Stock Option Plans

     In 1986 and again in 1990, the Company adopted qualified Employee Stock Option Plans (the "Plans"). Under the terms of the Plans, 375,000 and 400,000 shares, respectively, of common stock were reserved for issuance under the Plans. The option price per share is determined by the Board of Directors, but shall be no less than the fair value on the date of the grant. Each option is exercisable no sooner than two years and no later than five years after the grant of the option. No new options are currently issuable under the Plans.

     In fiscal 1995, the Company adopted a new option plan (the "New Plan"). Under the terms of the New Plan, 250,000 shares of common stock were reserved for issuance to employees. The New Plan provides for grants of both qualified and non-qualified options. At March 31, 1996, 178,500 options were reserved for future grants to employees. In August 1996, the Company's shareholders approved an amendment to the New Plan which increased the total number of shares of common stock reserved for issuance to 750,000. During the six months ended September 30, 1996, options to acquire 87,500 shares of common stock were granted under the New Plan. At September 30, 1996, 591,000 options were reserved for future grants to employees.

     Additional information with respect to all options under the Company's employee stock option plans is as follows:

                                                                    NUMBER      OPTION PRICE
                                                                   OF SHARES      PER SHARE
                                                                   ---------    -------------
    Shares under option, March 31, 1993.........................     520,554    $2.22 - $3.90
         Options granted........................................      93,000     3.45 -  3.75
         Options exercised......................................      (6,305)    2.74 -  3.90
         Options forfeited......................................    (211,354)    2.22 -  3.90
                                                                   ---------    -------------
    Shares under option, March 31, 1994.........................     395,895     2.22 -  4.40
         Options granted........................................      76,000     7.75 -  8.53
         Options exercised......................................     (85,193)    2.22 -  4.40
         Options forfeited......................................     (20,662)    2.22 -  4.00
                                                                   ---------    -------------
    Shares under option, March 31, 1995.........................     366,040     2.22 -  8.53
         Options exercised......................................     (96,824)    2.22 -  3.74
         Options forfeited......................................     (10,815)    2.22 -  7.75
                                                                   ---------    -------------
    Shares under option, March 31, 1996.........................     258,401     2.22 -  8.53
         Options granted........................................      87,500     9.38 - 10.31
         Options exercised......................................     (20,793)    2.22 -  3.45
         Options forfeited......................................     (10,518)    2.22 -  3.45
                                                                   ---------    -------------
    Shares under option, September 30, 1996.....................     314,590     2.22 - 10.31
                                                                   ---------    -------------
    Options exercisable,
         March 31, 1996.........................................     124,782     2.22 -  3.80
         September 30, 1996.....................................     149,100    $2.22 - $3.80
                                                                   ---------    -------------

                           BTG, INC. AND SUBSIDIARIES

9. SHAREHOLDERS' EQUITY AND STOCK OPTIONS (CONTINUED)

  Stock Purchase Plans

     In fiscal 1993, the Company adopted an Employee Stock Purchase Plan (the "Purchase Plan"). Under the terms of the Purchase Plan, 250,000 shares were reserved for issuance. The offering price per share was to be determined by the Board of Directors. During fiscal 1994 and 1995, 62,718 and 87,574 shares were issued under the Purchase Plan, respectively. The Purchase Plan was terminated during fiscal 1995.

     In August 1995, the Company's shareholders adopted (i) the Annual Leave Stock Plan (the "Annual Leave Plan") and (ii) the Employee Stock Purchase Plan (the "ESPP"). Under the Annual Leave Plan, eligible employees are permitted to exchange certain unused amounts of accrued annual leave for shares of common stock at the fair market value of the stock on the date of exchange. During fiscal 1996, 10,840 shares of common stock, valued at approximately $105,000, were issued under the Annual Leave Plan. Under the ESPP, eligible employees of the Company who elect to participate are permitted to purchase common stock of the Company, through payroll deductions, at a 15 percent discount from the fair market value of such stock. The total number of shares of common stock that may be issued under the ESPP is 150,000, limited to 12,500 per fiscal quarter. A total of 24,979 shares were issued under the ESPP during fiscal year 1996. In August 1996, the Company's shareholders approved an amendment to the ESPP which
(i) increased the total number of shares of common stock issuable under the ESPP to 400,000; (ii) eliminated the quarterly purchase limitation; and (iii) added a provision to allow for annual lump sum contributions. A total of 24,993 shares were issued under the ESPP during the six months ended September 30, 1996.

     On October 15, 1996, the Company adopted, subject to the approval of the Company's shareholders, the Non-Employee Director Stock Purchase Plan (the "Directors Purchase Plan"). Under the terms of the Directors Purchase Plan, non-employee members of the Board of Directors may elect to have their fees invested in BTG common stock at a price equal to the lower of 100% of the fair market value of a company share on the beginning or ending date of the election period. The election period is the 12-month period beginning on October 1 of each year. The maximum amount of shares that may be issued under the Directors Purchase Plan is 100,000.

  Profit Sharing Plans

     The Company established a qualified 401(k) profit sharing plan in 1987 under which eligible employees may elect to defer a portion of their salary. At the discretion of the Board of Directors, the Company may contribute to the plan. The current contribution, as approved by the Board, is one percent of salaries for all eligible employees and a matching contribution of an additional amount up to three percent of eligible employees' deferrals. Employees participating in the plan vest in the employer contribution at 20% per year, after first completing six months of service.

     A subsidiary of the Company maintains a separate 401(k) profit sharing plan which covers substantially all employees of the subsidiary meeting minimum service requirements. Contributions to the plan are made through voluntary employee salary reductions and are matched by the subsidiary up to a maximum of three and one-half percent. In addition to the subsidiary matching contribution, in which the employee is immediately vested, the plan provides for an additional discretionary contribution by the subsidiary. Employees participating in the plan vest in the employer discretionary contributions over a seven year period.

     Company contributions to the profit sharing plans were $539,900, $732,000, $1.1 million and $986,000 in fiscal 1994, 1995 and 1996, and the six months ended September 30, 1996, respectively.

                           BTG, INC. AND SUBSIDIARIES

9. SHAREHOLDERS' EQUITY AND STOCK OPTIONS (CONTINUED)
  Impact of Statement of Financial Accounting Standards No. 123

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("Statement 123"). Statement 123 provides companies with the option to choose between a fair value based method of accounting for its stock-based compensation arrangements or retaining an intrinsic value-based method as is required under current accounting standards. Under Statement 123, companies that elect to retain the traditional intrinsic value-based methods of accounting for their stock-based compensation arrangements will be required to provide expanded disclosures in the footnotes accompanying their basic financial statements. The provisions of Statement 123 are effective for the Company's fiscal 1997 financial statements. As permitted by Statement 123, the Company will adopt the new standard in fiscal 1997 and will choose to continue the current intrinsic value-based method of accounting for stock-based compensation. Accordingly, the Company will disclose in the notes to the 1997 consolidated financial statements, the pro forma net income and earnings per share calculated using the fair value-based method of accounting.

10.  INVESTMENTS IN AFFILIATES

     In September 1993, the Company entered into an agreement to sell BDS Systems, Inc., a subsidiary which was involved in medical imaging, to the subsidiary's former president in exchange for stock owned in the Company. The estimated fair value of the shares acquired approximated the fair value of the net assets sold and the associated goodwill carried on the Company's records, and no gain or loss was recognized.

     In fiscal 1994, the Company wrote off $397,000 of its remaining unamortized goodwill related to a previously acquired subsidiary.

     On May 2, 1996, the Company entered into an agreement with WheelGroup Corporation ("WheelGroup") under which it (i) purchased 214,042 shares of the outstanding common stock of WheelGroup for $200,000; (ii) purchased a convertible note receivable from WheelGroup for $300,000; and (iii) committed to the purchase of certain distribution rights and consulting services from WheelGroup for approximately $1 million, payable in various installments over fiscal 1997 and 1998. The convertible note, which bears interest at an annual rate of 2% above the prime rate established by the Company's principal lender, is convertible at any time at the Company's option. The convertible note is due in quarterly installments beginning on April 1, 1999 and ending on January 2, 2001. During the six months ended September 30, 1996, the Company paid approximately $350,000 for consulting services to this company. The Company's equity investment under this arrangement was accounted for using the cost method during the six months ended September 30, 1996.

     A subsidiary of the Company has a 49% interest in an unincorporated joint venture (the "Joint Venture"). The Joint Venture was formed with an unrelated company in February 1994 for the purpose of performing under a contract to provide certain computer equipment, software and peripherals to the government. The equity method is used to account for the Company's interest in the Joint Venture. At March 31, 1996 and September 30, 1996, the Company's investment in the Joint Venture was approximately $623,000 and $561,000, respectively, and is included in other noncurrent assets in the accompanying consolidated balance sheets.

                           BTG, INC. AND SUBSIDIARIES

10.  INVESTMENTS IN AFFILIATES (CONTINUED)

     Unaudited condensed financial information of the Joint Venture as of and for the period from October 20, 1995 (the date of acquisition of the subsidiary) through March 31, 1996 is as follows (in thousands):

    Current assets.............................................................   $ 3,912
    Total assets...............................................................     3,936
    Current liabilities........................................................     2,785
    Total liabilities..........................................................     2,785
    Partners' equity...........................................................     1,151
    Revenue....................................................................    13,673
    Income to the Joint Venture partners.......................................   $ 1,616

11. BUSINESS COMBINATIONS

     In July 1994, the Company acquired for $1.9 million cash all of the outstanding stock of Advanced Computer Technology, Inc., ("ACTech"), a value-added reseller and manufacturer of computer systems. The acquisition has been accounted for as a purchase and, accordingly, the results of operations of ACTech have been included in the Company's consolidated financial statements from the date of acquisition, July 1, 1994. The excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired of approximately $1.1 million has been recorded as goodwill and is being amortized on a straight-line basis over 15 years. In connection with the closing of the transaction, the Company entered into certain non-compete agreements which require payments to former ACTech officers over a three-year period. At March 31, 1995 and 1996, and September 30, 1996, $83,000, $17,000,
and $17,000, respectively, were outstanding under these agreements. This acquisition did not have a material effect on pro forma operations.

     In November 1994, the Company acquired for $2.8 million cash all of the outstanding stock of Delta Research Corporation ("Delta"), which provides software development and systems integration services focusing on project planning and cost controls and environmental engineering, primarily for the government. The acquisition has been accounted for as a purchase and, accordingly, the results of operations of Delta have been included in the Company's consolidated financial statements from the date of acquisition, November 15, 1994. The excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired of approximately $146,000 has been recorded as goodwill and is being amortized on a straight-line basis over 15 years. In connection with the closing of the transaction, the Company entered into certain non-compete agreements which require payments of $100,000 per year for four years.

     In October 1995, the Company acquired, for $13.0 million in cash, 50,057 shares of common stock valued at approximately $463,000, and $1.25 million due in April 1996, all of the outstanding shares of Concept Automation, Inc. of America ("CAI"), which is primarily involved in the sale and maintenance of electronic data processing equipment and related support services. The acquisition has been accounted for as a purchase and, accordingly, the results of operations of CAI have been included in the Company's consolidated financial statements from the date of acquisition, October 20, 1995. The excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired of approximately $11.5 million has been recorded as goodwill and is being amortized on a straight-line basis over 20 years. In connection with the closing of the transaction, the Company entered into various employment and non-compete agreements with certain of CAI's officers. In addition, the agreement provides that certain contingent payments are to be made to the former shareholders of CAI in the event that future income is generated under a specific contract for which CAI had a proposal outstanding on the date of acquisition. At March 31, 1996, no amounts have been included in the purchase price relating to these contingent payments. On April 18, 1996, the Company was notified that this contract was awarded to CAI. During the six months ended September 30, 1996, no amounts have been paid to the former shareholders of CAI as a result of this arrangement.

                           BTG, INC. AND SUBSIDIARIES

11. BUSINESS COMBINATIONS (CONTINUED)
     The following unaudited pro forma financial information presents the combined results of operations of the Company and the Delta and CAI acquisitions as if the acquisitions had occurred as of the beginning of the fiscal years ended March 31, 1995 and 1996. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the Company and such acquired companies constituted a single entity during such periods.

                                                                       FISCAL YEARS ENDED
                                                                            MARCH 31,
                                                                      ---------------------
                                                                        1995         1996
                                                                      --------     --------
                                                                           (UNAUDITED)
                                                                         (IN THOUSANDS,
                                                                        EXCEPT PER SHARE
                                                                              DATA)
    Revenues.......................................................   $246,362     $247,832
    Net income.....................................................      3,794        1,474
    Earnings per common share......................................   $   0.72     $   0.23

12. COMMITMENTS AND CONTINGENCIES

  Audit Review

     Substantially all payments to the Company under cost-reimbursable government contracts are provisional payments which are subject to adjustment upon audit by the Defense Contract Audit Agency or other regulatory agency. At March 31, 1996, audits through fiscal 1989 had been completed and final rates established. During the six months ended September 30, 1996, audits were completed for fiscal 1990, 1991, and 1992. Audits for 1993 and subsequent years are not expected to result in a material adverse effect on the Company's consolidated financial position.

     In addition, product sales under GSA Schedule contracts may also be subject to audit by the GSA. One of the Company's GSA Schedule contracts was audited during fiscal 1996 and the Company was recently notified that the customer was seeking to recover approximately $156,000 as a result of the audit. The Company disagrees with certain of the claims made under the audit and intends to vigorously defend its position through the appeals process. Management of the Company believes that sufficient reserves are available to offset any potential adjustments.

  Leases

     The Company leases office space and equipment under certain operating lease agreements expiring at various dates through March 2003. Most leases include provisions for periodic rent escalations based on changes in various economic indices. Rent expense in fiscal 1994, 1995 and 1996 was $2.3 million, $2.8 million, and $4.8 million, respectively. During the six months ended September 30, 1996, rent expense was $2.6 million. The facility lease for the Company's primary headquarters location is scheduled to terminate in March 1997.

                           BTG, INC. AND SUBSIDIARIES

12. COMMITMENTS AND CONTINGENCIES (CONTINUED)

     Future minimum lease payments on non-cancelable operating leases were as follows on March 31, 1996 (in thousands):

                                FISCAL YEARS ENDING
                                     MARCH 31,                                AMOUNT
                               ---------------------                          -------
             1997..........................................................   $ 4,567
             1998..........................................................     1,964
             1999..........................................................     1,432
             2000..........................................................     1,087
             2001..........................................................       860
             Thereafter....................................................     1,115
                                                                              -------
                                                                              $11,025
                                                                              =======

       In August 1996, the Company entered into a new operating lease for its principal office space. The agreement, which commences on April 1, 1997, is for a period of 152 months. Future minimum lease payments under this lease are as follows (in thousands):

                                FISCAL YEARS ENDING
                                     MARCH 31,                                AMOUNT
                               ---------------------                          -------
             1998..........................................................   $ 3,243
             1999..........................................................     3,312
             2000..........................................................     3,383
             2001..........................................................     3,456
             2002..........................................................     3,532
             Thereafter....................................................    31,256
                                                                              -------
                                                                              $48,182
                                                                              =======

13. SUPPLEMENTAL CASH FLOW DISCLOSURES

     Supplemental cash flow disclosures are as follows:

                                                        FISCAL YEARS ENDED       SIX MONTHS ENDED
                                                            MARCH 31,             SEPTEMBER 30,
                                                     ------------------------    ----------------
                                                     1994     1995      1996           1996
                                                     ----    ------    ------    ----------------
    Cash paid during the year for (in thousands):
         Interest.................................   $817    $1,200    $2,934         $1,976
         Income taxes.............................   $101    $3,424    $1,468         $2,807

     During fiscal 1996, the Company issued 10,840 shares to employees in exchange for $105,000 of previously accrued annual leave balances under the Company's newly adopted Annual Leave Stock Plan.

                           BTG, INC. AND SUBSIDIARIES

13. SUPPLEMENTAL CASH FLOW DISCLOSURES (CONTINUED)
     In connection with the Company's business combinations in fiscal 1995 and 1996, liabilities were assumed as follows (in thousands):

                                                                         1995        1996
                                                                        -------    --------
    Fair value of tangible and intangible assets acquired............   $ 8,801    $ 30,120
    Cash paid and notes payable issued...............................    (5,178)    (14,488)
    Common stock issued..............................................        --        (463)
                                                                        -------    --------
    Liabilities assumed..............................................   $ 3,623    $ 15,169
                                                                        =======    ========

     During fiscal 1994, the Company disposed of all of its shares of capital stock in BDS Systems, a wholly-owned subsidiary, in exchange for 288,820 shares of the Company's common stock, valued at approximately $997,000, which was held by certain employees of BDS Systems.

     During fiscal 1994, the Company issued 29,000 shares of common stock, valued at $87,000, upon redemption of convertible debentures.

14. QUARTERLY FINANCIAL DATA (UNAUDITED)

     Unaudited summarized financial data by quarter for fiscal 1995 and 1996 and for the first two quarters of fiscal 1997 are as follows (in thousands, except per share data):

                                                                        QUARTER ENDED
                                                          ------------------------------------------
                                                          JUNE 30    SEPT. 30    DEC. 31    MARCH 31
                                                          -------    --------    -------    --------
FISCAL 1995:
Revenue................................................   $27,400    $ 43,617    $45,554    $39,418
Operating income.......................................     1,213       2,033      2,542      1,112
Net income.............................................       549         983        994        606
Earnings per common share..............................   $  0.11    $   0.20    $  0.20    $  0.10

                                                                        QUARTER ENDED
                                                          ------------------------------------------
                                                          JUNE 30    SEPT. 30    DEC. 31    MARCH 31
                                                          -------    --------    -------    --------
FISCAL 1996:
Revenue................................................   $39,589    $ 50,730    $63,487    $59,752
Operating income.......................................     1,718       2,807      1,401      1,563
Net income.............................................       671       1,295        288        700
Earnings per common share..............................   $  0.11    $   0.21    $  0.05    $  0.11

                                                             QUARTER ENDED
                                                          -------------------
                                                          JUNE 30    SEPT. 30
                                                          -------    --------
FISCAL 1997:
Revenue................................................   $75,442    $115,125
Operating income.......................................     2,196       4,580
Net income.............................................       757       1,994
Earnings per common share..............................   $  0.12    $   0.31

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
Concept Automation, Inc. of America
Sterling, Virginia

     We have audited the accompanying consolidated balance sheets of Concept Automation, Inc. of America and its wholly-owned subsidiary as of December 31, 1993 and 1994, and the related consolidated statements of operations and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Concept Automation, Inc. of America and its wholly-owned subsidiary as of December 31, 1993 and 1994, and the consolidated results of operations and cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          THOMPSON, GREENSPON & CO.

Fairfax, Virginia
March 16, 1995

                      CONCEPT AUTOMATION, INC. OF AMERICA
                        AND ITS WHOLLY-OWNED SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1993 AND 1994

                                                                         1993           1994
                                                                      -----------    -----------
                                             ASSETS
Current Assets
     Cash and cash equivalents.....................................   $   240,105    $    13,493
     Accounts and notes receivable
          Contract revenue receivables (Notes 2 and 4).............    10,976,914     11,928,376
          Notes receivable -- officers/shareholders (Note 3).......        79,030         90,426
          Other....................................................       345,596        814,234
     Inventory (Notes 4 and 5).....................................     4,763,027     14,352,101
     Deferred income tax benefit (Notes 1 and 5)...................       112,000        178,000
     Prepaid items and other.......................................        71,646         71,385
                                                                      -----------    -----------
               Total Current Assets................................    16,588,318     27,448,015
                                                                      -----------    -----------
Property and Equipment (Note 4)
     Computer and related equipment................................     2,236,050      1,006,856
     Vehicles......................................................       165,548         61,789
     Maintenance equipment.........................................     1,022,903         41,014
     Office furniture and equipment................................       521,239        325,123
     Leasehold improvements........................................       144,156        137,633
                                                                      -----------    -----------
               Total Cost..........................................     4,089,896      1,572,415
     Accumulated depreciation and amortization.....................    (3,252,972)    (1,054,167)
                                                                      -----------    -----------
               Net Property and Equipment..........................       836,924        518,248
                                                                      -----------    -----------
Other Assets Investment -- stock (Note 1)..........................        89,772             --
     Software and related licenses, net of accumulated amortization
      of $211,460 and $77,826 in 1993 and 1994, respectively.......        99,254         46,636
     Deposits......................................................        71,781         84,952
                                                                      -----------    -----------
               Total Other Assets..................................       260,807        131,588
                                                                      -----------    -----------
Total Assets.......................................................   $17,686,049    $28,097,851
                                                                      ===========    ===========
                              LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
     Commercial line of credit (Note 4)............................   $ 4,100,175    $   597,138
     Trade accounts payable (Note 4)...............................     9,895,641     22,175,672
     Accrued salaries, wages, and other............................       698,696      1,105,548
     Accrued profit sharing plan contributions (Note 6)............       198,240        246,000
     Current income taxes payable (Note 1).........................       125,544        287,874
                                                                      -----------    -----------
               Total Current Liabilities...........................    15,018,296     24,412,232
                                                                      -----------    -----------
Contributed Capital
     Common Stock, $1 par value, 200,000 shares authorized; 112,000
      shares issued and outstanding................................       112,000        112,000
     Retained Earnings.............................................     2,555,753      3,573,619
                                                                      -----------    -----------
               Total Shareholders' Equity..........................     2,667,753      3,685,619
                                                                      -----------    -----------
Total Liabilities and Shareholders' Equity.........................   $17,686,049    $28,097,851
                                                                      ===========    ===========

  The Notes to Consolidated Financial Statements are an integral part of these statements.

                      CONCEPT AUTOMATION, INC. OF AMERICA
                        AND ITS WHOLLY-OWNED SUBSIDIARY

          CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
                     YEARS ENDED DECEMBER 31, 1993 AND 1994

                                                                         1993           1994
                                                                      -----------    -----------
Contract Revenue (Note 2)..........................................   $68,492,692    $75,410,490
                                                                      -----------    -----------
Direct Costs of Contracts
     Direct labor..................................................     1,343,668      1,685,919
     Materials.....................................................    54,939,126     58,125,557
     Subcontractors................................................     1,812,069      2,529,420
     Freight.......................................................       169,130         45,055
     Travel........................................................        97,055        182,038
     Other direct costs............................................       356,206        392,816
                                                                      -----------    -----------
          Total Direct Costs.......................................    58,717,254     62,960,805
                                                                      -----------    -----------
          Gross Profit on Contracts................................     9,775,438     12,449,685
                                                                      -----------    -----------
Indirect Costs
     Overhead......................................................     3,672,700      5,131,893
     General and administrative expenses...........................     3,101,944      3,097,278
     Employee fringe benefits......................................     1,757,030      2,001,061
                                                                      -----------    -----------
          Total Indirect Costs.....................................     8,531,674     10,230,232
                                                                      -----------    -----------
          Operating Income.........................................     1,243,764      2,219,453
Other (Expense) Income.............................................        13,637       (131,699)
Financing expense, net of interest income of $48,736 and $27,095
  in 1993 and 1994, respectively...................................      (353,859)      (320,888)
                                                                      -----------    -----------
          Income before Income Taxes...............................       903,542      1,766,866
                                                                      -----------    -----------
Income Tax Expense (Benefit) (Notes 1 and 5)
     Current.......................................................       472,000        815,000
     Deferred......................................................      (112,000)       (66,000)
                                                                      -----------    -----------
          Total Income Tax Expense.................................       360,000        749,000
                                                                      -----------    -----------
          Net Income...............................................       543,542      1,017,866
Retained Earnings, beginning of year...............................     2,846,734      2,555,753
Distributions to Shareholders......................................      (834,523)            --
                                                                      -----------    -----------
Retained Earnings, end of year.....................................   $ 2,555,753    $ 3,573,619
                                                                      ===========    ===========

  The Notes to Consolidated Financial Statements are an integral part of these statements.

                      CONCEPT AUTOMATION, INC. OF AMERICA
                        AND ITS WHOLLY-OWNED SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1993 AND 1994

                                                                        1993            1994
                                                                    ------------    ------------
Cash Flows from Operating Activities
     Net income..................................................   $    543,542    $  1,017,866
     Noncash items included in net income
          Depreciation and amortization..........................        350,272         260,352
          Loss (gain) on sale of property and equipment..........         (4,287)         44,037
          (Increase) Decrease in
               Contract revenue receivables......................      2,596,344        (951,462)
               Other receivables.................................       (311,281)       (468,638)
               Inventory.........................................      2,110,210      (9,333,595)
               Deferred income tax benefit.......................       (112,000)        (66,000)
               Prepaid items and other...........................         39,694             261
               Deposits..........................................        (13,867)        (13,171)
          Increase (Decrease) in
               Trade accounts payable............................     (1,798,737)     12,280,031
               Accrued expenses..................................        183,373         454,612
               Current income taxes payable......................        125,544         162,330
                                                                    ------------    ------------
                    Net Cash Provided by Operating Activities....      3,708,807       3,386,623
                                                                    ------------    ------------
Cash Flows from Investing Activities
     Proceeds from sale of property and equipment................         12,065           2,625
     Purchase of equipment and software..........................       (467,467)       (191,199)
     Proceeds from sale of investment............................         10,228              --
     Loss on investment..........................................             --          89,772
     Collections of notes receivable -- officers/shareholders....        515,970              --
     Loans made to officers/shareholders.........................             --         (11,396)
                                                                    ------------    ------------
                    Net Cash (Used) Provided by Investing
                      Activities.................................         70,796        (110,198)
                                                                    ------------    ------------
Cash Flows from Financing Activities
     Line of credit borrowings...................................     38,643,000      33,878,000
     Line of credit repayments...................................    (41,856,433)    (37,381,037)
     Distributions to shareholders...............................       (834,523)             --
                                                                    ------------    ------------
                    Net Cash Used by Financing Activities........     (4,047,956)     (3,503,037)
                                                                    ------------    ------------
Net Decrease in Cash and Cash Equivalents........................       (268,353)       (226,612)
Cash and Cash Equivalents, beginning of year.....................        508,458         240,105
                                                                    ------------    ------------
Cash and Cash Equivalents, end of year...........................   $    240,105    $     13,493
                                                                     ===========     ===========
Schedule of Noncash Investing and Financing Activities
  Increase in inventory due to transfers from property and
  equipment......................................................   $         --    $    255,479
                                                                     ===========     ===========

  The Notes to Consolidated Financial Statements are an integral part of these statements.

                      CONCEPT AUTOMATION, INC. OF AMERICA
                        AND ITS WHOLLY-OWNED SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1993 AND 1994

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting and reporting policies of Concept Automation, Inc. of America and its consolidated subsidiary corporation conform with generally accepted accounting principles and reflect practices appropriate to the government contracting industry. These policies are summarized below.

     Certain amounts for 1993 have been reclassified to make them comparable with the current period.

  Principles of Consolidation

     The consolidated financial statements include the accounts of Concept Automation of America, Inc. and its wholly-owned subsidiary Concept Automation Services, Inc. All material intercompany accounts and transactions have been eliminated.

  Cash and Cash Equivalents

     Cash equivalents include cash in banks and daily repurchase agreements. The Corporations typically maintain balances on deposit in banks in excess of insured amounts.

     Interest paid amounted to $393,911 and $381,223 in 1993 and 1994. Income taxes paid in 1993 and 1994 amounted to $345,880 and $614,938, respectively.

  Revenue Recognition

     Revenue from the sale of electronic data processing equipment is recorded at the time of transfer of title. Revenue from services such as installation, training, maintenance, and other services are recognized as the services are rendered. Revenue from the lease of systems and equipment is recognized over the term of the lease. Revenue from time-and-materials contracts is recognized by the unit-of-completion method as billable units are completed. Revenue from fixed-price contracts is recognized by the unit-of-completion method as billable units are completed. Costs and expenses are recorded as incurred.

     At the time a loss on a contract becomes known, the entire amount of the estimated ultimate loss is accrued.

  Accounts Receivable

     Most revenue and contract revenue receivables are related to contracts and subcontracts with the Federal government.

     All accounts receivable are expected by management to be fully collectible; therefore, no allowance for doubtful receivables is maintained.

  Inventory

     The inventory of electronic data processing equipment and related items is valued at the lower of average cost or market.

  Property and Equipment

     Property and equipment are stated at cost and depreciated or amortized over their estimated useful lives.

                      CONCEPT AUTOMATION, INC. OF AMERICA
                        AND ITS WHOLLY-OWNED SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Depreciation and amortization are computed under the straight-line method for leasehold improvements and accelerated methods for other items. Depreciation and amortization expense was $295,744 and $237,047 in 1993 and 1994, respectively.

  Investment

     The Corporations purchased 12,500 shares, at $8.00 per share, of DMS Systems, Inc., a closely held company, on December 11, 1986. The shares purchased represented 7 percent of the outstanding shares of DMS Systems, Inc. During 1993, DMS Systems was purchased by Openvision in exchange for options to purchase Openvision shares as well as an undetermined amount of money based on collection of DMS accounts receivable and royalties on DMS products. The Corporations received $10,228 through December 31, 1993. The carrying value of the investment has been reduced to zero at December 31, 1994.

  Software and Related Licenses

     Software and related licenses are recorded at cost and are being amortized over five years using the straight-line method. Amortization expense was $54,528 and $23,305 in 1993 and 1994, respectively.

  Compensated Absences

     The Corporations have accrued the obligation relating to employees' compensation for future absences attributable to services already rendered.

  401(k) Profit Sharing Plan

     The Corporations maintain a 401(k) profit sharing plan covering all employees meeting minimum service requirements. Contributions to the plan are through voluntary employee salary reductions. The Corporations are required to match employee contributions by establishing the matching percentage of compensation annually up to a maximum of 3.5% of covered compensation.

  Income Taxes

     Effective January 1, 1993, the Corporations adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. FASB Statement No. 109 utilizes an asset and liability approach to accounting for income taxes. The objective is to recognize the amount of income taxes payable or refundable in the current year based on the Corporations' income tax returns and the deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Corporation's financial statements or tax returns. The asset and liability method accounts for deferred income taxes by applying enacted statutory rates to temporary differences, the difference between financial statement amounts and tax bases of assets and liabilities. The resulting deferred tax liabilities or assets are classified as current or noncurrent based on the classification of the related asset or liability. Deferred income tax liabilities or assets are adjusted to reflect changes in tax laws or rates in the year of enactment.

     Temporary differences result from accrued expenses and different methods of valuing inventory for the financial statements and tax returns.

     A consolidated Federal income tax return is filed for Concept Automation, Inc. and its subsidiary corporation. Consolidated income tax returns are also filed in Virginia and Oklahoma. Other state tax returns required for the Corporations are unconsolidated.

                      CONCEPT AUTOMATION, INC. OF AMERICA
                        AND ITS WHOLLY-OWNED SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. CONTRACT REVENUE RECEIVABLES

     An aging of accounts receivable at December 31, is as follows:

                                                                     1993           1994
                                                                  -----------    -----------
    Less than 30 days..........................................   $ 5,710,243    $ 7,455,831
    30-60 days.................................................     3,496,315      3,203,184
    61-90 days.................................................     1,163,598        626,136
    Over 90 days...............................................       606,758        643,225
                                                                  -----------    -----------
              Totals...........................................   $10,976,914    $11,928,376
                                                                   ==========     ==========

     At December 31, 1993, $8,065,713 was receivable under these contracts and $2.5 million was receivable under federal government subcontracts. At December 31, 1994, $10.0 million was receivable under contracts with various federal government departments and agencies. Included in current receivables at December 31, 1993 and 1994, is $372,178 and $814,207 of unbilled contract revenue.

3. NOTES RECEIVABLE -- OFFICERS/SHAREHOLDERS

     The Corporations have demand notes receivable due from officers and shareholders for $46,250 and $57,646 at December 31, 1993 and 1994, respectively. Accrued interest receivable on these and previous notes is $32,780 at December 31, 1993 and 1994. The notes currently bear interest at 6.00%.

4. FLOOR PLAN AND ACCOUNTS RECEIVABLE LINES OF CREDIT

     The Corporations have agreements with a financing organization to borrow up to $15.0 million to finance floor plan inventory purchases and accounts receivable. Floor plan borrowings are collateralized by most of the assets of the Corporations and accounts receivable borrowings are collateralized by accounts receivable and inventory not encumbered under the floor plan agreement. The floor plan agreement specifies repayment terms of 60 days after which interest is charged at a rate of 0.25% plus a per annum rate of Chase Manhattan's prime rate plus 2.50%. Interest on accounts receivable borrowing is payable monthly at Chase Manhattan's prime rate plus 1.00% per annum with a minimum of 6.50%. Starting on January 1, 1995, the interest rate charged for financing accounts receivable is Chase Manhattan's prime rate plus 0.50%.

     The agreements, which include restrictive financial covenants, remain in force until one of the parties gives notice that they are terminated. The Corporations have violated certain covenants and the lender has waived compliance.

     The balances under the above agreements are as follows at December 31:

                                                                      1993          1994
                                                                   ----------    -----------
    Trade accounts receivable...................................   $4,100,175    $   597,138
    Floor plan (included in trade accounts payable).............    4,859,021     13,191,022
                                                                   ----------    -----------
                                                                   $8,959,196    $13,788,160
                                                                    =========     ==========

     In May 1994, the Corporations entered into a $5.0 million wholesale inventory financing line of credit agreement with a second organization. Borrowings are collateralized by inventory. The agreement has repayment terms of 45 days after which interest is charged at an annual rate of prime plus 6.50%. The agreement remains in force until one of the parties gives notice that it is terminated. The balance under the agreement which is included in trade accounts payable at December 31, 1994 is $5.4 million.

                      CONCEPT AUTOMATION, INC. OF AMERICA
                        AND ITS WHOLLY-OWNED SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5. INCOME TAXES

     Deferred tax assets included in current assets as of December 31, 1993 and 1994 consist of the following components:

                                                                         1993        1994
                                                                       --------    --------
    Accrued expenses................................................   $102,710    $ 99,800
    263(a) inventory adjustment.....................................      9,290      73,375
         Capital loss...............................................         --      36,000
         Other......................................................         --       4,825
                                                                       --------    --------
    Gross deferred tax asset........................................    112,000     214,000
    Deferred tax assets valuation allowance on capital loss.........         --     (36,000)
                                                                       --------    --------
    Net deferred tax asset..........................................   $112,000    $178,000
                                                                       ========    ========

     The income tax expense differs from the amount of income tax determined by applying the U.S. Federal income tax rate to pretax income for the year ended December 31, due to the following:

                                                                         1993        1994
                                                                       --------    --------
    Federal income tax computed at statutory rate...................   $307,200    $600,700
    State and local income taxes, net of Federal tax benefit........     34,900      97,900
    Nondeductible capital loss......................................         --      36,000
         Other......................................................     17,900      14,400
                                                                       --------    --------
                                                                       $360,000    $749,000
                                                                       ========    ========

6. RETIREMENT PLANS

     For the years ended December 31, 1993 and 1994, the Board of Directors approved a matching contribution of 2.0% of eligible employees' salaries to the profit-sharing plan in addition to the 3.5% required by the plan.

     Contributions to the plan, for the years ended December 31, 1993 and 1994, were $198,240 and $245,000, respectively.

7. OPERATING LEASES

     The Corporation leases its headquarters from a partnership in which one of the shareholders holds a controlling interest, for $24,000 per month. The lease expires on January 1, 2010. Rental expense from this lease for the years ended December 31, 1993 and 1994 is $288,000.

     The Corporation leases office space, warehouse facilities and equipment under operating leases with terms ranging from month-to-month to five years. Certain leases have renewal options. Monthly rental payments are $23,177 and $26,785 in 1994 and 1993, respectively. Rental expense is $276,216 in 1993 and $354,921 in 1994.

     The Corporation leases three to four vehicles at a time with total payments of $3,542 and $2,716 per month in 1993 and 1994, respectively. The terms of the leases are from 24 to 48 months. The leases are classified as operating leases. Annual rental expense is $37,541 in 1993 and $29,950 in 1994.

                      CONCEPT AUTOMATION, INC. OF AMERICA
                        AND ITS WHOLLY-OWNED SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7. OPERATING LEASES (CONTINUED)
     The future minimum lease payments are as follows at December 31:

                      YEAR ENDING DECEMBER 31,                     1993          1994
                     ---------------------------                ----------    ----------
               1994..........................................   $  583,895    $       --
               1995..........................................      518,422       621,484
               1996..........................................      495,966       552,389
               1997..........................................      328,368       360,116
               1998..........................................      288,000       303,051
               1999..........................................      288,000       290,845
               Thereafter....................................    2,880,000     2,880,000
                                                                ----------    ----------
                         Totals..............................   $5,382,651    $5,007,885
                                                                 =========     =========

8. CONTINGENT LIABILITY

     The Corporation is the guarantor on $873,998 and $806,618 of secured notes payable owed by a partnership in which one of the shareholders holds a controlling interest, at December 31, 1993 and 1994, respectively. The indebtedness is secured by 5.2 acres of land and the office building in which the Corporation is headquartered.

                           BTG, INC. AND SUBSIDIARIES

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                             BASIS OF PRESENTATION

     The accompanying unaudited pro forma condensed consolidated financial statements give effect to (i) the acquisition of Concept Automation, Inc. of America ("CAI"), as described in Note 3; (ii) the sale by the Company of 1,670,000 shares of Common Stock offered hereby at an assumed offering price of $16.88 (the "Offering"); and (iii) the elimination of interest expense on Company borrowings to be repaid with the net proceeds of the Offering as if such transactions had occurred at the beginning of the periods presented. CAI's fiscal year end is December 31, while the fiscal year end of BTG, Inc. and Subsidiaries ("BTG") is March 31. BTG and CAI, on a combined basis, are referred to herein as the "Company".

     The unaudited pro forma condensed consolidated balance sheet as of September 30, 1996 and the unaudited pro forma condensed consolidated statement of operations for the six months ended September 30, 1996 only reflect adjustments resulting from the effects of the Offering since the acquisition of CAI is reflected in the historical consolidated financial statements of the Company as of and for the six months ended September 30, 1996. The unaudited pro forma condensed consolidated statement of operations for the fiscal year ended March 31, 1996, has been prepared by combining BTG's consolidated statement of operations for the fiscal year ended March 31, 1996, with CAI's consolidated statement of operations for the period from April 1, 1995 through the date of acquisition, October 20, 1995.

     The unaudited pro forma condensed consolidated financial statements have been prepared by the Company's management and should be read in conjunction with the historical financial statements of BTG and CAI and the related notes thereto. The unaudited pro forma condensed consolidated statements of operations are not necessarily indicative of the results of operations that may have actually occurred had the transactions taken place on April 1, 1995 or 1996, or of the future results of the Company.

                           BTG, INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                               SEPTEMBER 30, 1996
                                 (IN THOUSANDS)

                                                               COMPANY       PRO FORMA
                                                              HISTORICAL    ADJUSTMENTS      PRO FORMA
                                                              ----------    -----------      ---------
                          ASSETS
Current assets:
     Investments, at fair value............................    $     306     $      --       $     306
     Receivables, net .....................................      109,324            --         109,324
     Inventory, net........................................       22,636            --          22,636
     Prepaid expenses and other............................       10,567            --          10,567
                                                              ----------    -----------      ---------
          Total current assets.............................      142,833            --         142,833
Property and equipment, net................................        3,374            --           3,374
Goodwill, net..............................................       16,703            --          16,703
Other intangible assets, net...............................        2,893            --           2,893
Other......................................................        1,832            --           1,832
                                                              ----------    -----------      ---------
                                                               $ 167,635     $      --       $ 167,635
                                                                ========     =========        ========
           LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Current maturities of long-term debt..................    $     220     $      --       $     220
     Accounts payable......................................       58,583            --          58,583
     Accrued expenses......................................        9,739            --           9,739
     Deferred income.......................................        2,055            --           2,055
     Other.................................................          882            --             882
                                                              ----------    -----------      ---------
          Total current liabilities........................       71,479            --          71,479
Line of credit.............................................       50,506       (25,990)(A)      24,516
Other liabilities..........................................       14,811            --          14,811
Shareholders' equity.......................................       30,839        25,990(A)       56,829
                                                              ----------    -----------      ---------
                                                               $ 167,635     $      --       $ 167,635
                                                                ========     =========        ========

 See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial
                                  Statements.

                           BTG, INC. AND SUBSIDIARIES

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      SIX MONTHS ENDED SEPTEMBER 30, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              COMPANY       PRO FORMA
                                                             HISTORICAL    ADJUSTMENTS      PRO FORMA
                                                             ----------    -----------      ---------
Revenue:
     Contract revenue.....................................    $  49,504       $--           $  49,504
     Product sales........................................      141,063       --              141,063
                                                             ----------    -----------      ---------
                                                                190,567       --              190,567
Direct costs:
     Contract costs.......................................       30,073       --               30,073
     Cost of product sales................................      123,332       --              123,332
                                                             ----------    -----------      ---------
                                                                153,405       --              153,405
Indirect, general and administrative expenses.............       29,437       --               29,437
Amortization and other operating costs, net...............          949       --                  949
                                                             ----------    -----------      ---------
                                                                183,791       --              183,791
Operating income..........................................        6,776       --                6,776
Interest expense..........................................       (2,909)        973(B)         (1,936)
Equity in earnings of affiliate...........................        1,060       --                1,060
                                                             ----------    -----------      ---------
Income before income taxes................................        4,927         973             5,900
Provision for income taxes................................        2,176         379(C)          2,555
                                                             ----------    -----------      ---------
Net income................................................    $   2,751       $ 594         $   3,345
                                                               ========    =========         ========
Earnings per common and common equivalent share...........    $    0.43                     $    0.42
                                                               ========                      ========
Weighted average shares of common stock and common stock
  equivalents.............................................        6,371                         8,041

 See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial
                                  Statements.

                           BTG, INC. AND SUBSIDIARIES

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                        FISCAL YEAR ENDED MARCH 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       BTG           CAI         PRO FORMA
                                                    HISTORICAL    HISTORICAL    ADJUSTMENTS      PRO FORMA
                                                    ----------    ----------    -----------      ---------
Revenue:
     Contract revenue............................    $  67,014     $  7,971       $    --        $  74,985
     Product sales...............................      146,544       26,303            --          172,847
                                                    ----------    ----------    -----------      ---------
                                                       213,558       34,274            --          247,832
Direct costs:
     Contract costs..............................       35,577        6,259            --           41,836
     Cost of product sales.......................      128,070       24,397            --          152,467
                                                    ----------    ----------    -----------      ---------
                                                       163,647       30,656            --          194,303
Indirect, general and administrative expenses....       40,827        5,016          (418)(D)       45,425
Amortization and other operating costs, net......        1,595          235           366(E)         2,196
                                                    ----------    ----------    -----------      ---------
                                                       206,069       35,907           (52)         241,924
                                                    ----------    ----------    -----------      ---------
Operating income (loss)..........................        7,489       (1,633)           52            5,908
Interest expense.................................       (3,045)         (45)        1,500(F)        (1,590)
Equity in earnings of affiliate..................          792          321            --            1,113
                                                    ----------    ----------    -----------      ---------
Income (loss) before income taxes................        5,236       (1,357)        1,552            5,431
Provision (benefit) for income taxes.............        2,282         (300)          748(C)         2,730
                                                    ----------    ----------    -----------      ---------
Net income (loss)................................    $   2,954     $ (1,057)      $   804        $   2,701
                                                      ========      =======     =========         ========
Earnings per common and common equivalent
  share..........................................    $    0.47                                   $    0.34
                                                      ========                                    ========
Weighted average shares of common stock and
  common stock equivalents.......................        6,233                                       7,927

 See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial
                                  Statements.

                           BTG, INC. AND SUBSIDIARIES

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

1. COMPANY HISTORICAL

     The historical balances of the Company represent the consolidated financial position and results of operations as of September 30, 1996 and for the six months then ended as reported in the historical consolidated financial statements of BTG, included elsewhere in this Prospectus. The acquisition of CAI, which occurred in October 1995, is fully reflected in such historical balances.

2. BTG HISTORICAL

     The historical balances of BTG represent the results of operations for the fiscal year ended March 31, 1996, as reported in the historical consolidated financial statements of BTG, included elsewhere in this Prospectus. These balances include the results of operations of CAI from October 20, 1995, the date of acquisition, through March 31, 1996.

3. CAI ACQUISITION

     On October 20, 1995, BTG acquired, for $13.0 million in cash, 50,057 shares of BTG common stock valued at approximately $463,000, and $1.25 million due in April 1996, all of the outstanding shares of CAI. The acquisition was accounted for using the purchase method of accounting. The excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired of approximately $11.5 million was recorded as goodwill and is being amortized on a straight-line basis over 20 years. In connection with the closing of the transaction, BTG entered into various employment and non-compete agreements with certain of CAI's officers. In addition, the agreement provides that certain contingent payments are to be made to the former shareholders of CAI in the event that future income is generated under a specific contract for which CAI had a proposal outstanding on the date of acquisition. No amounts relating to these contingent payments have been included in the purchase price. On April 18, 1996, BTG was notified that this contract was awarded to CAI.

     The historical balances of CAI represent the results of operations for the period from April 1, 1995 through October 20, 1995, the date of acquisition. Certain amounts in CAI's historical financial statements have been reclassified to conform to the presentation used in the unaudited pro forma condensed consolidated financial statements.

4. PRO FORMA ADJUSTMENTS

     The following pro forma adjustments are reflected as of September 30, 1996, in the case of the unaudited pro forma condensed consolidated balance sheet; as of April 1, 1996, in the case of the unaudited pro forma condensed consolidated statement of operations for the six months ended September 30, 1996; and as of April 1, 1995, in the case of the unaudited pro forma condensed consolidated statement of operations for the fiscal year ended March 31, 1996:

     (A) Reduction of outstanding borrowings under BTG's Credit Facility and a corresponding increase in shareholders' equity resulting from the assumed application of the net proceeds of the Offering.

     (B) Reduction of interest expense on all borrowings assumed to be repaid with the net proceeds of the Offering (using an effective annual interest rate of 7.49%).

     (C) Additional federal and state income tax expense resulting from the reduction of interest expense in the six months ended September 30, 1996, and from the reduction of both interest expense and general and administrative costs in fiscal 1996.

     (D) Reduction of general and administrative expenses attributable to new employment arrangements with members of CAI senior management.

                           BTG, INC. AND SUBSIDIARIES

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

4. PRO FORMA ADJUSTMENTS (CONTINUED)
     (E) Amortization of identifiable intangible assets on a straight-line basis over two years and goodwill on a straight-line basis over twenty years.

     (F) Interest expense on borrowings needed to fund the cash portion of the CAI purchase price ($592,000 using an effective annual interest rate of 8.40% for the period from April 1, 1995 through October 20, 1995), adjusted for the elimination of interest expense on all borrowings assumed to be repaid with the net proceeds of the Offering ($2.1 million using an effective annual interest rate of 8.05%).

5. PRO FORMA NET INCOME PER SHARE

     Pro forma net income per share is computed by dividing pro forma net income by BTG's historical number of weighted average shares of common stock and common stock equivalents outstanding after giving effect to the 50,057 shares of BTG common stock issued to fund the stock portion of the purchase price and the 1,670,000 shares of BTG common stock issued in connection with the Offering.

------------------------------------------------------------
------------------------------------------------------------

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY UNDERWRITER OR THE SELLING SHAREHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                             PAGE
                                             ----
Prospectus Summary........................     3
Risk Factors..............................     7
Use of Proceeds...........................    12
Price Range of Common Stock...............    13
Dividend Policy...........................    13
Capitalization............................    14
Selected Consolidated Financial Data......    15
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..............................    17
Business..................................    25
Management................................    37
Certain Transactions......................    41
Principal and Selling Shareholders........    42
Description of Capital Stock..............    44
Shares Eligible for Future Sale...........    46
Underwriting..............................    47
Legal Matters.............................    48
Experts...................................    48
Available Information.....................    48
Index to Financial Statements.............   F-1

------------------------------------------------------------
------------------------------------------------------------
------------------------------------------------------------
------------------------------------------------------------

                                1,750,000 Shares
                                   (BTG LOGO)
                                  Common Stock
                            -----------------------
                              P R O S P E C T U S
                            -----------------------
                       PRUDENTIAL SECURITIES INCORPORATED

                          JANNEY MONTGOMERY SCOTT INC.

                              FERRIS, BAKER WATTS
                                  INCORPORATED

                               November   , 1996

------------------------------------------------------------
------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is an estimate of the expenses to be incurred in connection with the issuance and distribution of the securities being registered, other than the underwriting discounts and commissions:

        SEC registration fee..............................................   $ 10,482
        NASD filing fee...................................................      3,959
        Nasdaq National Market fee........................................     17,500
        Printing..........................................................    115,000
        Transfer agent's fees and expenses................................     10,000
        Attorneys' fees and expenses......................................    200,000
        Accountants' fees and expenses....................................    100,000
        Miscellaneous.....................................................     43,059
                                                                             --------
             Total........................................................   $500,000
                                                                             ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article 10 of the Company's Amended Articles provides that the Company will, to the fullest extent permitted by the laws of Virginia, indemnify an individual who is or was a director or officer of the Company and who was, is, or is threatened to be made a named defendant or respondent in any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (collectively, a "proceeding"), against any obligation to pay a judgment, settlement, penalty, fine (including any excise tax assessed with respect to any employee benefit plan) or other liability and reasonable expenses (including counsel fees) incurred with respect to such a proceeding, except such liabilities and expenses as are incurred because of such director's or officer's willful misconduct or knowing violation of the criminal law.

     Article 10 also provides that unless a determination has been made that indemnification is not permissible, the Company will make advances and reimbursements for expenses reasonably incurred by a director or officer in a proceeding as described above upon receipt of an undertaking from such director or officer to repay the same if it is ultimately determined that such director or officer is not entitled to indemnification.

     Article 10 also provides that the determination that indemnification under such Article 10 is permissible, the authorization of such indemnification (if applicable), and the evaluation as to the reasonableness of expenses in a specific case shall be made as provided by law. Special legal counsel selected to make determinations under such Article 10 may be counsel for the Company. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent will not of itself create a presumption that a director or officer acted in such a manner as to make him or her ineligible for indemnification.

     For the purposes of Article 10, every reference to a director or officer includes, without limitation, (i) every individual who is a director or officer of the Company, (ii) an individual who, while a director or officer, is or was serving at the Company's request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, (iii) an individual who formerly was a director or officer of the Company or who, while a director or officer, occupied at the request of the Company any of the other positions referred to in clause (ii) of this sentence, and (iv) the estate, personal representative, heirs, executors and administrators of a director or officer of the Company or other person referred to herein. Service as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise controlled by the Corporation shall be deemed service at the request of the

Company. A director or officer shall be deemed to be serving an employee benefit plan at the Company's request if such person's duties to the Company also impose duties on, or otherwise involve services by, such person to the plan or to participants in or beneficiaries of the plan.

     Section 13.1-704(B) of the Virginia Stock Corporation Act provides that a corporation may provide indemnification and make provision for advances and reimbursement of expenses so long as the party who is seeking indemnification, advances or reimbursement did not commit willful misconduct or a knowing violation of criminal law.

     As provided in Section 8 of the Underwriting Agreement, each Underwriter has agreed, under certain conditions, to indemnify the Company, each of its directors, each of its officers who has signed the Registration Statement and each person who controls the Company within the meaning of the Securities Act of 1933, against certain civil liabilities, including certain civil liabilities under the Act.

     As of the date hereof, the Company had purchased directors and officers liability insurance in the amount of $5.0 million.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Since October 1, 1993 the Company has issued and sold the following unregistered securities:

          1. In connection with options granted prior to January 4, 1989 under the Company's original Incentive Stock Option Plan, since October 1, 1993 options to purchase a total of 68,749 shares have been exercised at prices ranging from $3.90 to $4.40 per share.

          2. Under the FY 1993 Employee Stock Purchase Plan, 57 employees of the Company purchased an aggregate of 20,626 shares of Common Stock in May and June 1993 at a price of $3.25 per share.

          3. Since October 1, 1993, options, previously granted in connection with the acquisition of BDS, Inc., to purchase a total of 22,216 shares of Common Stock at prices ranging from $2.22 to $2.74 per share were exercised. Options to acquire an additional 38,590 shares remain to be exercised.

          4. Under the FY 1994 Employee Stock Purchase Plan, 72 employees of the Company purchased an aggregate of 42,242 shares of Common Stock on March 30, 1994 at a price of $3.45 per share.

          5. Under the FY 1995 Employee Stock Purchase Plan, 131 employees of the Company purchased 46,598 shares of Common Stock at a price of $6.00 per share.

          6. Under the Company's 1990 Incentive Stock Option Plan, between October 1, 1993 and March 1, 1994 incentive stock options ("ISOs") to purchase a total of 116,601 shares of Common Stock, net of forfeitures, were granted to officers and employees of the Company at exercise prices ranging from $3.00 to $3.80 per share, and, during the same period, ISOs to purchase a total of 67,391 shares under such plan were exercised at prices ranging from $3.00 to $3.80 per share.

          7. On October 29, 1993 an officer of the Company exercised an option to purchase a total of 50,000 shares of Common Stock at an exercise price of $3.45 per share.

          8. In connection with the Company's former Annual Leave Stock Plan, between October 1, 1993 and January 1, 1995, the Company issued and sold a total of 9,105 shares of Common Stock to 11 employees at $3.45 per share. Under this plan, the consideration for such shares was accrued vacation time.

          9. On March 31, 1994, four persons purchased 29,000 shares of Common Stock in connection with convertible debentures issued in 1988, at a price of $3.00 per share.

          10. On October 20, 1995, the Company issued 50,057 shares of Common Stock, in a private placement, to a former shareholder of CAI in exchange for such person's shares of CAI common stock. These shares were repurchased by the Company on February 16, 1996.

          11. On February 16, 1996, the Company sold $15.0 million in aggregate principal amount of 12.875% Senior Subordinated Notes due 2001, together with warrants to purchase 317,478 shares of Common Stock, to Nomura Holding America Inc. in a private placement.

     No underwriters were engaged in connection with the foregoing sales and/or issuances of securities. Such sales were made in reliance upon the exemption from the registration provisions of the Securities Act set forth in Rule 701 thereunder permitting unregistered sales to employees and consultants, and/or in
Section 4(2) thereof as transactions not involving a public offering, the respective purchasers thereof having acquired such shares for their respective accounts without a view to the distribution thereof.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits

EXHIBIT
NUMBER                                       DESCRIPTION
------   ------------------------------------------------------------------------------------
 +1.1
         Form of Underwriting Agreement.
  3.1
         Amended and Restated Articles of Incorporation of BTG, Inc. (incorporated by reference to exhibit 3.2 to BTG, Inc.'s registration statement on Form S-1 (File No.
         33-85854)).
  3.2
         Amended and Restated By-laws of BTG, Inc. (incorporated by reference to exhibit 3.4 to BTG, Inc.'s registration statement on Form S-1 (File No. 33-85854)).
  4.1
         Stock certificate representing BTG, Inc. Common Stock (incorporated by reference to exhibit 4.3 to BTG, Inc.'s registration statement on Form S-8 (File No. 33-97302)).
 *5.1
         Opinion of Hogan & Hartson L.L.P. regarding the validity of the Common Stock being registered.
+10.1    Business Loan and Security Agreement, dated as of November 28, 1995, by and among
         BTG, Inc. and its subsidiaries and NationsBank, N.A. (incorporated by reference to
         Exhibit 10.1 to the Company's Form 10-Q for the quarter ended December 31, 1995),
         First and Second Modifications thereto, dated February 16 and March 28, 1996
         (incorporated by reference to Exhibits 10.11 and 10.12 to the Company's Annual
         Report on Form 10-K for the year ended March 31, 1996) and Third Modification thereto dated October 1, 1996.
 10.2
         BTG, Inc. 1995 Employee Stock Option Plan (incorporated by reference to Exhibit 4.4 to the Company's registration statement on Form S-8 (File No. 333-10473)).
 10.3
         BTG, Inc. Employee Stock Purchase Plan (incorporated by reference to Exhibit 4.6 to the Company's registration statement on Form S-8 (File No. 333-10473)).
 10.4
         BTG, Inc. Annual Leave Stock Plan (incorporated by reference to Exhibit 4.6 to the
         Company's registration statement on Form S-8 (File No. 33-97302)).
 10.5
         BTG, Inc. Directors Stock Option Plan (incorporated by reference to Exhibit 10.10 to the Company's Annual Report on Form 10-K for the year ended March 31, 1996).
+10.6
         Non-Employee Director Stock Purchase Plan
 10.7
         Employment Agreement between the Company and Edward H. Bersoff (incorporated by reference to Exhibit 10.4 to the Company's registration statement on Form S-1 (File
         No. 33-85854)).
 10.8
         Stock Repurchase Agreement between the Company and Edward H. Bersoff (incorporated by reference to Exhibit 10.5 to the Company's registration statement on Form S-1
         (File No. 33-85854)).
 10.9
         Stock Purchase Agreement, dated October 20, 1995, among BTG, Inc., Concept
         Automation, Inc. of America and the Shareholders of Concept Automation, Inc. of
         America (incorporated by reference to Exhibit 2 to the Company's Current Report on
         Form 8-K dated October 20, 1995).
+10.11
         Note and Warrant Purchase Agreement dated February 16, 1996, between BTG and Nomura
         Holding America, Inc. (incorporated by reference to Exhibit 10.13 to the Company's
         Annual Report on Form 10-K for the year ended March 31, 1996) and amendment thereto dated October 1, 1996.

EXHIBIT
NUMBER                                       DESCRIPTION
------   ------------------------------------------------------------------------------------
+11.1    Statement regarding computation of net income per share

+21.1    Subsidiaries of the Registrant

*23.1    Consent of Hogan & Hartson L.L.P. (included in exhibit 5.1)

+23.2    Consent of KPMG Peat Marwick LLP

+23.3    Consent of Thompson, Greenspon & Co., P.C.

+24.1    Power of attorney (included on signature page)

---------------
+ Filed herewith
* To be filed by amendment

     (b) Financial Statement Schedules

     The financial statement schedules required to be filed as part of this Registration Statement are listed on the attached Index to Financial Statement Schedules. All other schedules have been omitted because they are inapplicable or the information is provided in the Consolidated Financial Statements including the Notes thereto included in the Prospectus.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant under the provisions referred to in Item 14 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Virginia, on
the        day of October, 1996.

                                         BTG, INC.

                                          By:      /s/ EDWARD H. BERSOFF
                                             -----------------------------------
                                                     EDWARD H. BERSOFF
                                            CHAIRMAN OF THE BOARD, PRESIDENT AND
                                                  CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

     Know all men by these presents, that each individual whose signature appears below constitutes and appoints Edward H. Bersoff, John M. Hughes and Deborah Fox, and each of them, his or her true and lawful attorney-in-fact and agent, with power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign a registration statement (the "Registration Statement") relating to a registration of shares of common stock on Form S-1 and to sign any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with all exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                                                         CAPACITY                       DATE
                                             ---------------------------------    -----------------
         /s/ EDWARD H. BERSOFF
-----------------------------------------
            EDWARD H. BERSOFF                Chairman of the Board, President      October 24, 1996
                                                and Chief Executive Officer
         /s/ JOHN M. HUGHES
-----------------------------------------
             JOHN M. HUGHES                       Senior Vice President,           October 24, 1996
                                                  Chief Financial Officer
         /s/ RUTH M. DAVIS
-----------------------------------------
              RUTH M. DAVIS                              Director                  October 24, 1996

         /s/ JAMES V. KIMSEY
-----------------------------------------
             JAMES V. KIMSEY                             Director                  October 24, 1996

         /s/ ALAN G. MERTEN
-----------------------------------------
             ALAN G. MERTEN                              Director                  October 24, 1996

         /s/ RAYMOND TATE
-----------------------------------------
              RAYMOND TATE                               Director                  October 24, 1996

         /s/ RONALD L. TURNER
-----------------------------------------
            RONALD L. TURNER                             Director                  October 24, 1996

         /s/ DONALD M. WALLACH
-----------------------------------------
            DONALD M. WALLACH                            Director                  October 24, 1996

                     INDEX TO FINANCIAL STATEMENT SCHEDULES

                                                                                      PAGE
                                                                                  -------------
Report of KPMG Peat Marwick LLP................................................   included in
                                                                                  Exhibit 23.2
Schedule VIII -- Valuation and Qualifying Accounts and Reserves................   S-2

                                                                   SCHEDULE VIII

                           BTG, INC. AND SUBSIDIARIES
                       VALUATION AND QUALIFYING ACCOUNTS
                FISCAL YEARS ENDED MARCH 31, 1994, 1995 AND 1996
                                 (IN THOUSANDS)

                                               BALANCE                                    OTHER        BALANCE
                                                 AT                                      CHANGES         AT
                                              BEGINNING    ADDITIONS                    ADDITIONS      END OF
                                               OF YEAR      AT COST     RETIREMENTS    (DEDUCTIONS)     YEAR
                                              ---------    ---------    -----------    ------------    -------
FISCAL 1994
Allowance for doubtful accounts
  receivable...............................     $ 104        $  26            --         $       --    $   130
Allowance for contract losses..............       135          165            --                 --        300
Allowance for inventory obsolescence.......       101           84            --                 --        185
Allowance for income tax valuation.........        --          200            --                 --        200
                                              ---------    ---------    -----------    ------------    -------
                                                $ 340        $ 475         $  --         $       --    $   815
                                              =======      =======      ========         ==========     ======
FISCAL 1995
Allowance for doubtful accounts
  receivable...............................     $ 130        $ 233         $  41         $       --    $   322
Allowance for contract losses..............       300           --           274                 --         26
Allowance for inventory obsolescence.......       185          314           128                 --        371
Allowance for income tax valuation.........       200           --             3                 --        197
                                              ---------    ---------    -----------    ------------    -------
                                                $ 815        $ 547         $ 446                 --    $   916
                                              =======      =======      ========         ==========     ======
FISCAL 1996
Allowance for doubtful accounts
  receivable...............................     $ 322        $ 140         $ 241         $       --    $   221
Allowance for contract losses..............        26           --            26                 --         --
Allowance for inventory obsolescence.......       371          125            59            (A) 488        925
Allowance for income tax valuation.........       197           --            92                 --        105
                                              ---------    ---------    -----------    ------------    -------
                                                $ 916        $ 265         $ 418         $      488    $ 1,251
                                              =======      =======      ========         ==========     ======

---------------
(A) Relates to an estimated accrued expense in fiscal 1995 which was settled in fiscal 1996 at a lesser amount.

                                 EXHIBIT INDEX

EXHIBIT                                                                                  PAGE
NUMBER                                   DESCRIPTION                                    NUMBER
------   ----------------------------------------------------------------------------   -------
 +1.1
         Form of Underwriting Agreement
  3.1
         Amended and Restated Articles of Incorporation of BTG, Inc. (incorporated by reference to exhibit 3.2 to BTG, Inc.'s registration statement on Form S-1
         (File No. 33-85854)).
  3.2
         Amended and Restated By-laws of BTG, Inc. (incorporated by reference to exhibit 3.4 to BTG, Inc.'s registration statement on Form S-1 (File No.
         33-85854)).
  4.1
         Stock certificate representing BTG, Inc. Common Stock (incorporated by reference to exhibit 4.3 to BTG, Inc.'s registration statement on Form S-8
         (File No. 33-97302)).
 *5.1    Opinion of Hogan & Hartson L.L.P. regarding the validity of the Common Stock being registered.
+10.1
         Business Loan and Security Agreement, dated as of November 28, 1995, by and among BTG, Inc. and its subsidiaries and NationsBank, N.A. (incorporated by reference to Exhibit 10.1 to the Company's Form 10-Q for the quarter ended
         December 31, 1995), First and Second Modifications thereto, dated February
         16 and March 28, 1996 (incorporated by reference to Exhibits 10.11 and 10.12 to the Company's Annual Report on Form 10-K for the year ended March 31,
         1996) and Third Modification thereto dated October 1, 1996.
 10.2
         BTG, Inc. 1995 Employee Stock Option Plan (incorporated by reference to
         Exhibit 4.4 to the Company's registration statement on Form S-8 (File No.
         333-10473)).
 10.3
         BTG, Inc. Employee Stock Purchase Plan (incorporated by reference to Exhibit
         4.6 to the Company's registration statement on Form S-8 (File No.
         333-10473)).
 10.4
         BTG, Inc. Annual Leave Stock Plan (incorporated by reference to Exhibit 4.6 to the Company's registration statement on Form S-8 (File No. 33-97302)).
 10.5
         BTG, Inc. Directors Stock Option Plan (incorporated by reference to Exhibit
         10.10 to the Company's Annual Report on Form 10-K for the year ended March
         31, 1996).
+10.6
         Non-Employee Director Stock Purchase Plan
 10.7
         Employment Agreement between the Company and Edward H. Bersoff (incorporated by reference to Exhibit 10.4 to the Company's registration statement on Form
         S-1 (File No. 33-85854)).
 10.8
         Stock Repurchase Agreement between the Company and Edward H. Bersoff
         (incorporated by reference to Exhibit 10.5 to the Company's registration statement on Form S-1 (File No. 33-85854)).
 10.9
         Stock Purchase Agreement, dated October 20, 1995, among BTG, Inc., Concept
         Automation, Inc. of America and the Shareholders of Concept Automation, Inc.
         of America. (incorporated by reference to Exhibit 2 to the Company's Current
         Report on Form 8-K dated October 20, 1995).
+10.11
         Note and Warrant Purchase Agreement dated February 16, 1996, between BTG and
         Nomura Holding America, Inc. (incorporated by reference to Exhibit 10.8 to the Company's Annual Report on Form 10-K for the year ended March 31, 1996)
         and amendment thereto dated October 1, 1996.
+11.1
         Statement regarding computation of net income per share
+21.1
         Subsidiaries of the Registrant
*23.1
         Consent of Hogan & Hartson L.L.P. (included in exhibit 5.1)
+23.2
         Consent of KPMG Peat Marwick LLP
+23.3
         Consent of Thompson, Greenspon & Co., P.C.
+24.1
         Power of attorney (included on signature page)

---------------
+ Filed herewith
* To be filed by amendment